Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275117

PROSPECTUS SUPPLEMENT NO. 6

(to Prospectus dated March 29, 2024)

Scilex Holding Company

Up to 13,474,683 Shares of Common Stock

This prospectus supplement supplements the prospectus dated March 29, 2024 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-275117) for which Post-Effective Amendment No. 1 was filed with the Securities and Exchange Commission on March 27, 2024 and declared effective by the Securities and Exchange Commission on March 29, 2024. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 13, 2024 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time by the selling stockholders named in the Prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 13,474,683 shares (the “Resale Shares”) of our common stock, par value $0.0001 per share (“Common Stock”), consisting of:

(i) up to 474,683 shares of Common Stock (the “HB Shares”), of which 161,392 shares of Common Stock are held by Cove Lane Onshore Fund, LLC (“Cove Lane”) and 313,291 shares of Common Stock are held by HBC Investments LLC (“HBC”), in each case issued on September 25, 2023, pursuant to the Settlement Agreement (as defined and described below); and

(ii) up to 13,000,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock, having an exercise price of $0.01 per share (such shares issuable upon exercise, the “Penny Warrant Shares” and such warrants, the “Penny Warrants”), issued to Oramed Pharmaceuticals Inc. (“Oramed”) pursuant to the Scilex Oramed SPA (as defined and described below).

On September 21, 2023, we entered into, and consummated the transactions contemplated by that certain Securities Purchase Agreement, dated as of such date, between us and Oramed (the “Scilex-Oramed SPA”). Pursuant to the Scilex-Oramed SPA, among other things, on September 21, 2023, we (i) issued to Oramed (A) a senior secured promissory note due 18 months from the date of issuance in the principal amount of $101,875,000 (the “Oramed Note”), (B) a warrant to purchase up to an aggregate of 4,500,000 shares of Common Stock (the “Closing Penny Warrant”), with an exercise price of $0.01 per share and restrictions on exercisability (as more fully described elsewhere in the Prospectus), and (C) warrants to purchase up to an aggregate of 8,500,000 shares of Common Stock (the “Subsequent Penny Warrants” and together with the Closing Penny Warrant, the “Penny Warrants”), each with an exercise price of $0.01 per share and each with restrictions on exercisability (as more fully described elsewhere in the Prospectus), and (ii) caused certain outstanding warrants to purchase up to an aggregate of 4,000,000 shares of Common Stock, with an exercise price of $11.50 per share, that we acquired from Sorrento pursuant to the Sorrento SPA (as defined and described elsewhere in the Prospectus) to be transferred to Oramed (the “Transferred Warrants”). See the section in the Prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Transactions with Oramed Pharmaceuticals Inc. and Sorrento Therapeutics, Inc.” for additional information regarding the Scilex-Oramed SPA and transactions related thereto.

On September 15, 2023, we entered into that certain Settlement Agreement (the “Settlement Agreement”) with Cove Lane, HBC and Hudson Bay Capital Management LP (“Hudson Bay” and collectively with Cove Lane and HBC, the “Hudson Bay Parties” and each a “Hudson Bay Party”) in connection with a previously contemplated financing with the Hudson Bay Parties. The HB Shares were issued to Cove Lane and HBC pursuant to the Settlement Agreement. See the section in the Prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Settlement Agreement” for additional information.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On August 12, 2024, the last reported sales price per share of our Common Stock was $1.32.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 17 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 13, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: June 30, 2024

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number 001-39852

Scilex Holding Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	92-1062542
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
960 San Antonio Road Palo Alto, CA	94303
(Address of Principal Executive Offices)	(Zip Code)

(650) 516-4310

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☒ Yes ☐ No

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). ☒ Yes ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). ☐ Yes ☒ No

As of August 9, 2024, the registrant had 191,790,520 shares of common stock, par value $0.0001, outstanding.

SCILEX HOLDING COMPANY

i

SCILEX HOLDING COMPANY

In this Quarterly Report on Form 10-Q, unless the context requires otherwise, references to the “Company”, “Scilex”, “we”, “us”, “our”, and similar terms refer to Scilex Holding Company, a Delaware corporation formerly known as Vickers Vantage Corp. I (“Vickers”), and its consolidated subsidiaries. References to “Legacy Scilex” refer to the private Delaware corporation that is now our wholly owned subsidiary and named Scilex, Inc. (formerly known as “Scilex Holding Company”).

On November 10, 2022, we consummated the previously announced business combination pursuant to the Agreement and Plan of Merger, dated as of March 17, 2022 (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated September 12, 2022, together, the “Merger Agreement”), by and among Vickers, Vantage Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Vickers, and Legacy Scilex. Pursuant to the terms of the Merger Agreement, the business combination (herein referred to as the “Business Combination” or “reverse recapitalization” for accounting purposes) between Vickers and Legacy Scilex was effected through the merger of Merger Sub with and into Legacy Scilex with Legacy Scilex surviving as Vickers’s wholly owned subsidiary. In connection with the Business Combination, Vickers changed its name from Vickers Vantage Corp. I to Scilex Holding Company.

Unless otherwise noted or the context requires otherwise, references to our “Common Stock” refer to our common stock, par value $0.0001 per share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Quarterly Report on Form 10-Q may constitute “forward-looking statements” for purposes of federal securities laws. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements appear in a number of places in this Quarterly Report on Form 10-Q including, without limitation, in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “contemplate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “will,” “would” and other similar words and expressions (including the negative of any of the foregoing), but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this Quarterly Report on Form 10-Q and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of the Company and our directors, officers and affiliates. There can be no assurance that future developments will be those that have been anticipated. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date.

These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 12, 2024 (the “Annual Report on Form 10-K”), as updated by the risk factors described under the heading “Risk Factors” in Part II - Item 1A of this Quarterly Report on Form 10-Q.

Forward-looking statements in this Quarterly Report on Form 10-Q may include, but are not limited to, statements about:

•
our ability to maintain the listing of our Common Stock on the Nasdaq Capital Market;
•
our public securities’ liquidity and trading;
•
our ability to raise financing in the future;
•
our future use of equity or debt financings to execute our business strategy;
•
our ability to use cash on hand to meet current and future financial obligations, including funding our operations, debt service requirements and capital expenditures;
•
the outcome of any legal proceedings that may be instituted against us;
•
our ability to attract and retain qualified directors, officers, employees and key personnel;
•
our ability to compete effectively in a highly competitive market;
•
the competition from larger biotechnology companies that have greater resources, technology, relationships and/or expertise;
•
the ability to protect and enhance our corporate reputation and brand;
•
the impact from future regulatory, judicial and legislative changes in our industry;

ii

•
our ability to obtain and maintain regulatory approval of any of our product candidates;
•
our ability to research, discover and develop additional product candidates;
•
our ability to grow and manage growth profitably;
•
our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
•
our ability to execute our business plans and strategy;
•
our ability to prevent, respond to, and recover from a cybersecurity incident;
•
the effect of global economic and political developments, including the conflicts in Ukraine and Israel;
•
the impact of COVID-19 and other similar disruptions in the future; and
•
other factors detailed under the section titled “Risk Factors” in the Annual Report on Form 10-K, as updated by the risk factors described in the section of this Quarterly Report on Form 10-Q titled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by COVID-19 (or other similar disruptions), and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

iii

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

SCILEX HOLDING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for par value and share amounts)

(Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$6,888	$3,921
Accounts receivable, net	38,004	34,597
Inventory	3,073	4,214
Prepaid expenses and other	2,453	4,049
Total current assets	50,418	46,781
Property and equipment, net	714	722
Operating lease right-of-use asset	2,578	2,943
Intangibles, net	34,456	36,485
Goodwill	13,481	13,481
Other long-term assets	2,897	897
Total assets	$104,544	$101,309
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$41,787	$40,954
Accrued payroll	4,073	2,681
Accrued rebates and fees	125,063	89,658
Accrued expenses	7,988	7,408
Current portion of deferred consideration	469	491
Debt, current	75,370	108,429
Current portion of operating lease liabilities	701	759
Total current liabilities	255,451	250,380
Long-term portion of deferred consideration	2,667	2,895
Debt, net of issuance costs	29,033	17,038
Derivative liabilities	30,005	1,518
Operating lease liabilities	1,893	2,237
Other long-term liabilities	187	179
Total liabilities	$319,236	$274,247
Commitments and contingencies (See Note 11)
Stockholders’ deficit:
Preferred stock, $0.0001 par value, 45,000,000 shares authorized; 29,057,097 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.0001 par value, 740,000,000 shares authorized; 181,473,622 shares issued and 121,405,037 shares outstanding as of June 30, 2024; 160,084,250 shares issued and 100,015,665 shares outstanding as of December 31, 2023	18	16
Additional paid-in capital	426,165	407,813
Accumulated other comprehensive income	1,851	—
Accumulated deficit	(552,204)	(490,245)
Treasury stock, at cost; 60,068,585 shares as of each of June 30, 2024 and December 31, 2023	(90,522)	(90,522)
Total stockholders’ deficit	(214,692)	(172,938)
Total liabilities and stockholders’ deficit	$104,544	$101,309

See accompanying notes to unaudited condensed consolidated financial statements

SCILEX HOLDING COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except for net loss per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net revenue	$16,370	$12,582	$27,254	$23,164
Operating costs and expenses:
Cost of revenue	4,390	4,177	8,230	7,768
Research and development	2,004	3,204	5,112	5,940
Selling, general and administrative	24,598	26,989	53,876	55,690
Intangible amortization	1,001	1,026	2,028	2,053
Legal settlements	—	—	(6,891)	—
Total operating costs and expenses	31,993	35,396	62,355	71,451
Loss from operations	(15,623)	(22,814)	(35,101)	(48,287)
Other expense:
Loss on derivative liability	15,284	82	15,741	5,335
Change in fair value of debt and liability instruments	6,099	3,748	10,004	3,748
Interest expense, net	571	5	1,102	4
Loss on foreign currency exchange	5	3	11	23
Total other expense	21,959	3,838	26,858	9,110
Loss before income taxes	(37,582)	(26,652)	(61,959)	(57,397)
Income tax expense (benefit)	—	(3)	—	5
Net loss	$(37,582)	$(26,649)	$(61,959)	$(57,402)
Net loss per share attributable to common stockholders — basic and diluted	$(0.31)	$(0.19)	$(0.56)	$(0.40)
Weighted average number of shares during the period — basic and diluted	120,188	142,626	111,449	142,146

Comprehensive loss:
Net loss	(37,582)	(26,649)	(61,959)	(57,402)
Other comprehensive income:
Changes in fair value attributable to instrument-specific credit risk	1,851	—	1,851	—
Total other comprehensive income	1,851	—	1,851	—
Comprehensive loss	$(35,731)	$(26,649)	$(60,108)	$(57,402)

See accompanying notes to unaudited condensed consolidated financial statements

SCILEX HOLDING COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands)

(Unaudited)

	Preferred Stock		Common Stock		Additional	Accumulated Other	Accumulated	Treasury Stock		Stockholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Comprehensive Income	Deficit	Shares	Amount	Deficit
Balance, December 31, 2023	29,057	$—	160,084	$16	$407,813		$(490,245)	60,069	$(90,522)	$(172,938)
Shares issued under Standby Equity Purchase Agreements and under ATM Sales Agreement	—	—	189	—	156	—	—	—	—	156
Shares issued under Bought Deal Offering	—	—	5,882	1	3,768	—	—	—	—	3,769
Stock options exercised	—	—	35	—	46	—	—	—	—	46
Stock-based compensation	—	—	—	—	3,558	—	—	—	—	3,558
Net loss	—	—	—	—	—	—	(24,377)	—	—	(24,377)
Balance, March 31, 2024	29,057	—	166,190	17	415,341	—	(514,622)	60,069	(90,522)	(189,786)
Shares issued under Registered Direct Offering	—	—	15,000	1	5,918	—	—	—	—	5,919
Placement Agent Warrants issued in connection with Registered Direct Offering and Representative Warrants issued in connection with Bought Deal Offering	—	—	—	—	956	—	—	—	—	956
Shares issued under ESPP	—	—	167	—	154	—	—	—	—	154
Stock options exercised	—	—	67	—	99	—	—	—	—	99
Issuance of common stock upon warrants exercise	—	—	50	—	84	—	—	—	—	84
Stock-based compensation	—	—	—	—	3,613	—	—	—	—	3,613
Other comprehensive income	—	—	—	—	—	1,851	—	—	—	1,851
Net loss	—	—	—	—	—	—	(37,582)	—	—	(37,582)
Balance, June 30, 2024	29,057	$—	181,474	$18	$426,165	$1,851	$(552,204)	60,069	$(90,522)	$(214,692)

SCILEX HOLDING COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands)

(Unaudited)

	Preferred Stock		Common Stock		Additional	Accumulated	Treasury Stock		Stockholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Shares	Amount	Deficit
Balance, December 31, 2022	29,057	$3	141,349	$14	$412,136	$(375,914)	—	$—	$36,239
Shares issued under Standby Equity Purchase Agreements	—	—	462	—	1,869	—	—	—	1,869
Retainer shares issued	—	—	4,000	1	—	—	—	—	1
Stock-based compensation	—	—	—	—	3,720	—	—	—	3,720
Net loss	—	—	—	—	—	(30,753)	—	—	(30,753)
Balance, March 31, 2023	29,057	3	145,811	15	417,725	(406,667)	—	—	11,076
Shares issued under Standby Equity Purchase Agreements	—	—	2,084	—	13,925	—	—	—	13,925
Stock options exercised	—	—	128	—	222	—	—	—	222
Conversion of Convertible Debentures into common stock	—	—	632	—	7,735	—	—	—	7,735
Issuance of common stock upon warrants exercise	—	—	45	—	521	—	—	—	521
Stock-based compensation	—	—	—	—	3,587	—	—	—	3,587
Net loss	—	—	—	—	—	(26,649)	—	—	(26,649)
Balance, June 30, 2023	29,057	$3	148,700	$15	$443,715	$(433,316)	—	$—	$10,417

See accompanying notes to unaudited condensed consolidated financial statements

SCILEX HOLDING COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2024	2023
Operating activities
Net loss	$(61,959)	$(57,402)
Adjustments to reconcile net loss to net cash proceeds from (used for) operating activities:
Depreciation and amortization	2,037	2,073
Amortization of debt issuance costs and debt discount	63	1
Non-cash operating lease cost	365	156
Stock-based compensation	7,171	7,307
Loss on derivative liability	15,741	5,335
Allocated expenses for warrant issuance cost	2,526	—
Change in fair value of debt and liability instruments	10,004	3,748
Other	53	(20)
Changes in operating assets and liabilities:
Accounts receivables, net	(3,407)	(6,332)
Inventory	1,138	(1,732)
Prepaid expenses and other	474	(9)
Other long-term assets	(30)	804
Accounts payable	653	4,334
Accrued payroll	1,392	1,398
Accrued expenses	470	1,525
Accrued rebates and fees	35,405	16,886
Other liabilities	(402)	705
Other long-term liabilities	8	6
Net cash proceeds from (used for) operating activities	11,702	(21,217)
Investing activities
Acquisition consideration paid in cash for Romeg intangible asset acquisition	(300)	—
Purchase of property, plant and equipment	—	(8)
Net cash used for investing activities	(300)	(8)
Financing activities
Proceeds from issuance of shares under Standby Equity Purchase Agreements and ATM Sales Agreement	156	16,166
Proceeds from issuance of Convertible Debentures	—	24,000
Proceeds from issuance of Revolving Facility	65,470	17,538
Proceeds from issuance of FSF Deposit	10,000	—
Repayment of Revolving Facility	(65,265)	(1,243)
Repayment of Oramed Note	(35,000)	—
Transaction costs paid related to the Business Combination	—	(1,372)
Repayment of Convertible Debentures	(4,375)	(1,285)
Payments of debt issuance costs	—	(380)
Proceeds from issuance of shares under Bought Deal Offering and Registered Direct Offering	25,000	—
Payments of Bought Deal Offering and Registered Direct Offering issuance costs	(2,834)	—
Proceeds from stock options and warrants exercised	383	743
Net cash (used for) proceeds from financing activities	(6,465)	54,167
Net change in cash, cash equivalents and restricted cash	4,937	32,942
Cash, cash equivalents and restricted cash at beginning of period	4,729	2,184
Cash, cash equivalents and restricted cash at end of period	$9,666	$35,126
Supplemental disclosure:
Non-cash investing and financing activities
Issuance of shares to B. Riley pursuant to B. Riley Purchase Agreement	$—	$1,869
Issuance costs related to Bought Deal Offering and Registered Direct Offering included in accrued expenses and account payables	$1,440	$—
Conversion of Convertible Debentures into common stock	$—	$7,735
Right-of-use assets obtained in exchange for operating lease liabilities with lease modification	$—	$2,523

See accompanying notes to unaudited condensed consolidated financial statements

SCILEX HOLDING COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Nature of Operations and Basis of Presentation

Organization and Principal Activities

Scilex Holding Company (“Scilex” and together with its wholly owned subsidiaries, the “Company”) is an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain. The Company was originally formed in 2019 and currently has five wholly owned subsidiaries: Scilex Inc. (“Legacy Scilex”), Scilex Pharmaceuticals Inc. (“Scilex Pharma”), Semnur Pharmaceuticals, Inc. (“Semnur”), SCLX DRE Holdings LLC and SCLX Stock Acquisition JV LLC. The business combination with Vickers (the “Business Combination”) was closed in November 2022.

The Company launched its first commercial product in October 2018, ZTlido (lidocaine topical system) 1.8% (“ZTlido”), a prescription lidocaine topical system that is designed with novel technology to address the limitations of current prescription lidocaine therapies by providing significantly improved adhesion and continuous pain relief throughout the 12-hour administration period. In June 2022, the Company in-licensed the exclusive right to commercialize GLOPERBA (colchicine USP) oral solution (“GLOPERBA”), a U.S. Food and Drug Administration (“FDA”)-approved prophylactic treatment for painful gout flares in adults, in the United States of America (“U.S.” or the “United States”). In February 2023, the Company acquired the rights related to ELYXYB (celecoxib oral solution) (“ELYXYB”) and the commercialization thereof in the U.S. and Canada. ELYXYB is a first-line treatment and the only FDA-approved, ready-to-use oral solution for the acute treatment of migraine, with or without aura, in adults. The Company launched ELYXYB in the U.S. in April 2023 and commercialized GLOPERBA in the U.S. in June 2024.

The Company is currently developing three product candidates, SP-102 (10 mg, dexamethasone sodium phosphate viscous gel), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica for which the Company has completed a Phase 3 study (“SP-102” or “SEMDEXA”), SP-103 (lidocaine topical system) 5.4% (“SP-103”), a next-generation, triple-strength formulation of ZTlido, for the treatment of chronic neck pain and for which the Company completed a Phase 2 trial in acute low back pain (“LBP”) in the third quarter of 2023, and SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-burst release low dose naltrexone hydrochloride capsules) (“SP-104”), a novel low-dose delayed-release naltrexone hydrochloride being developed for the treatment of fibromyalgia, for which Phase 1 trials were completed in the second quarter of 2022. Since inception, the Company has devoted substantially all of its efforts to the development of SP-102, SP-103 and SP-104, and the commercialization of ZTlido. In 2024, the Company is also devoting its efforts on the commercialization of GLOPERBA and ELYXYB.

Sorrento Chapter 11 Filing

On February 13, 2023, Sorrento Therapeutics, Inc. (“Sorrento”), the Company’s then-controlling stockholder, and Sorrento’s wholly-owned direct subsidiary, Scintilla Pharmaceuticals, Inc. (“Scintilla” and together with Sorrento, the “Debtors”), commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Debtors’ Chapter 11 proceedings are jointly administered under the caption In re Sorrento Therapeutics, Inc., et al., Case Number 23-90085 (DRJ) (the “Chapter 11 Cases”). While the Company was majority-owned by Sorrento, the Company was not a debtor in the Chapter 11 Cases. Pursuant to that certain Stock Purchase Agreement that we entered into with Sorrento on September 21, 2023 (the “Sorrento SPA”), we repurchased shares of our Common Stock and Series A Preferred Stock from Sorrento. As a result, Sorrento no longer holds a majority of the voting power of the Company’s outstanding capital stock entitled to vote. As of June 30, 2024, the Company had a $3.2 million receivable from Sorrento, which was fully reserved. The Company evaluates the collectability of this receivable on a quarterly basis.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and applicable rules and regulations of the

Securities and Exchange Commission (“SEC”) regarding interim financial reporting of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

These unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, include all adjustments of a normal recurring nature necessary to present fairly, in all material respects, the Company’s consolidated financial position, results of operations and cash flows. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the SEC on March 12, 2024 (the “Annual Report on Form 10-K”). The interim results for the six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.

Use of Estimates

The preparation of these unaudited condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Customer Concentration Risk

The Company had four customers during the three and six months ended June 30, 2024, each of which individually generated 10% or more of the Company’s total revenue. These customers accounted for 87% and 86% of the Company’s revenue for the three and six months ended June 30, 2024, respectively and individually ranging from 16% to 27% and 11% to 28%, respectively. As of June 30, 2024, these customers represented 94% of the Company’s outstanding accounts receivable, individually ranging between 17% to 27%. Additionally, during the three and six months ended June 30, 2024 and 2023, the Company purchased ZTlido inventory from its sole supplier, Itochu Chemical Frontier Corporation (“Itochu”). In November 2023 and February 2024, respectively, the Company started purchasing ELYXYB and GLOPERBA inventories from its sole suppliers, Contract Pharmaceuticals Ltd Canada (CPL) and Ferndale Laboratories, Inc., respectively. This exposes the Company to concentration of customer and supplier risk. The Company monitors the financial condition of its customers, limits its credit exposure by setting credit limits, and has not experienced any credit losses during the six months ended June 30, 2024 and 2023.

Significant Accounting Policies

There have been no significant changes to the accounting policies during the three and six months ended June 30, 2024, as compared to the significant accounting policies described in Note 1 of the Notes to Consolidated Financial Statements in the Company’s audited consolidated financial statements included in the Annual Report on Form 10-K.

Fair Value Measurements

Financial assets and liabilities are recorded at fair value on a recurring basis in the condensed consolidated balance sheets. The carrying values of the Company’s financial assets and liabilities, including cash and cash equivalents, restricted cash, prepaid and other current assets, accounts payable and accrued expenses approximate to their fair value due to the short-term nature of these instruments. The valuation of the derivative warrant liability for Private Warrants, Firm Warrants and RDO Common Warrants (each as defined below) is outlined in Note 4, utilizing the Black-Scholes option pricing model. The Company has chosen the fair value option for the Convertible Debentures, Oramed Note and FSF Deposit (each as defined below), with the valuation methodologies detailed in Note 7. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. Assets and liabilities recorded at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity with the inputs to the valuation of these assets or liabilities as follows:

Level 1 - Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 - Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable inputs for similar assets or liabilities. These include quoted prices for identical or similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments that are readily convertible into cash without penalty and with original maturities of three months or less at the date of purchase to be cash equivalents. The carrying amounts reported in the unaudited condensed consolidated balance sheets for cash and cash equivalents are valued at cost, which approximate their fair value.

Restricted cash for the periods presented consist of deposits placed in a segregated bank account as required under the terms of the Credit and Security Agreement, dated as of June 27, 2023, between Scilex Pharma and eCapital Healthcare Corp., which is discussed further in Note 7. Restricted cash is recorded as other long-term assets within the Company’s unaudited condensed consolidated balance sheet.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets that together reflect the same amounts shown in the unaudited condensed consolidated statements of cash flows (in thousands):

	As of June 30, 2024	As of December 31, 2023
Cash and cash equivalents	$6,888	$3,921
Restricted cash	2,778	808
Total cash, cash equivalents, and restricted cash	$9,666	$4,729

Convertible Debentures, the Oramed Note and FSF Deposit

The Company has elected the fair value option to account for the Convertible Debentures (as defined in Note 2 “Liquidity and Going Concern” below) that were issued in March and April 2023, as discussed further in Note 7. The Company has also elected the fair value option to account for the Oramed Note (as defined in Note 4 “Fair Value Measurements” below) and for the FSF Deposit (as defined in Note 2 “Liquidity and Going Concern” below) that was issued in June 2024, as discussed further in Note 7. The Company recorded the Convertible Debentures, the Oramed Note and FSF Deposit at fair value upon issuance with changes in fair value recorded as change in fair value of debt and liability instruments in the unaudited condensed consolidated statements of operations, with the exception of changes in fair value due to instrument-specific credit risk, if any, which are recorded as a component of other comprehensive income. Interest expense related to these financial instruments is included in the changes in fair value. As a result of applying the fair value option, direct costs and fees related to the Convertible Debentures, the Oramed Note and FSF Deposit were expensed as incurred. As of June 30, 2024 and December 31, 2023, the weighted-average interest rates for the short-term loans, including the Convertible Debentures, the Oramed Note and FSF Deposit were 13.56% and 13.55%, respectively.

Treasury Stock

The Company uses the cost method to account for repurchases of its stock. In the computation of net (loss) income per share, treasury shares are not included as part of the outstanding shares.

2. Liquidity and Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Management has assessed the Company’s ability to continue as a going concern for at least one year after the issuance date of the accompanying unaudited condensed consolidated financial statements.

On November 17, 2022, the Company entered into a standby equity purchase agreement (the “Original Purchase Agreement”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”). On February 8, 2023, the Company entered into an amended and restated standby equity purchase agreement with Yorkville (the “A&R Yorkville Purchase Agreement”), amending, restating and superseding the Original Purchase Agreement. On, and effective as of, March 25, 2024, the Company and Yorkville mutually agreed to terminate the Amended and Restated Standby Equity Purchase Agreement.

On January 8, 2023, the Company entered into a standby equity purchase agreement (the “B. Riley Purchase Agreement” and together with A&R Yorkville Purchase Agreement, the “Standby Equity Purchase Agreements”) with B. Riley Principal Capital II, LLC (“B. Riley”). Pursuant to each of the Standby Equity Purchase Agreements, the Company had the right, but not the obligation, to sell to each of Yorkville and B. Riley up to $500.0 million of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at its request any time during the 36 months following the date on which the registration statement related to each such purchase agreement was initially declared effective by the SEC, subject to certain conditions, which are discussed further in Note 9. As consideration for Yorkville’s and B. Riley’s respective commitment to purchase shares of Common Stock at the Company’s direction, the Company issued 250,000 commitment shares to each of Yorkville (the “Yorkville Commitment Shares”) and B. Riley (the “B. Riley Commitment Shares”). On, and effective as of, February 16, 2024, the Company and B. Riley mutually agreed to terminate the B. Riley Purchase Agreement.

On March 21, 2023, the Company entered into a securities purchase agreement with Yorkville (the “Yorkville SPA”), pursuant to which the Company would issue and sell to Yorkville convertible debentures in an aggregate principal amount of up to $25.0 million (the “Convertible Debentures”). Convertible Debentures in the principal amount of $25.0 million (for net cash proceeds of $24.0 million) were issued and sold pursuant to the Yorkville SPA, which is discussed further in Note 7. The Company fully repaid the Convertible Debentures in March 2024.

On June 27, 2023, Scilex Pharma entered into a Credit and Security Agreement (the “eCapital Credit Agreement”) with eCapital Healthcare Corp. (the “Lender”), pursuant to which the Lender shall make available loans (the “Revolving Facility”) in an aggregate principal amount of up to $30.0 million (the “Facility Cap”). The proceeds of the Revolving Facility will be used for (i) transaction fees incurred in connection with the eCapital Credit Agreement, (ii) working capital needs of Scilex Pharma and (iii) other uses not prohibited under the eCapital Credit Agreement. As of June 30, 2024, the Company has an outstanding balance of $17.3 million under the Revolving Facility. See Note 7 for additional discussion of the terms of the eCapital Credit Agreement.

On December 22, 2023, the Company entered into a Sales Agreement (the “ATM Sales Agreement”) with B. Riley Securities, Inc., Cantor Fitzgerald & Co. and H.C. Wainwright & Co., LLC (the “Sales Agents”). Pursuant to the ATM Sales Agreement, the Company may offer and sell (the “Offering”) shares of Common Stock up to $170.0 million (the “ATM Shares”), through or to the Sales Agents as part of the Offering. The Company has no obligation to sell any shares of Common Stock under the ATM Sales Agreement and may suspend offers thereunder at any time. The Offering will terminate upon (i) the election of the Sales Agents upon the occurrence of certain adverse events, (ii) three business days’ advance notice from the Company to the Sales Agents or a Sales Agent to the Company, or (iii) the sale of all $170.0 million of shares of Common Stock thereunder. As of June 30, 2024, the Company sold 92,295 shares of Common Stock pursuant to the ATM Sales Agreement for net proceeds of approximately $0.1 million.

On June 11, 2024, the Company entered into that certain Commitment Side Letter (the “Commitment Letter”) with FSF 33433 LLC (“FSF Lender”), pursuant to which FSF Lender committed to provide the Company a loan (the “FSF Loan”) in the aggregate amount of $100.0 million (the “Commitment Amount”). The Commitment Amount shall be payable as follows: (i) $85.0 million no later than the date that is 70 days following the date on which the Company receives the Deposit (as defined below) (the “Outside Date” and the funding of the initial $85.0 million, the “Initial Closing”) and (ii) the remaining $15.0 million within 60 days following the Initial Closing (the funding of the second $15.0 million, the “Second Closing”). Pursuant to the Commitment Letter, FSF Lender is required to provide the Company a non-refundable deposit in immediately available funds in the aggregate principal amount of $10.0 million

(the “FSF Deposit” and the date on which such funds are fully received, the “Deposit Date”), which amount will be creditable towards the $85.0 million required to be funded by FSF Lender at the Initial Closing. The Company received the FSF Deposit on June 18, 2024 and issued to FSF Lender a warrant to purchase up to an aggregate of 3,250,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (subject to adjustment for any stock dividend, stock split, reverse stock split or similar transaction) (the “Deposit Warrant”), with an exercise price of $1.20 per share. The Deposit Warrant is immediately exercisable and will expire five years from the date of issuance.

As of June 30, 2024, the Company’s negative working capital was $205.0 million, including cash and cash equivalents of approximately $6.9 million. During the six months ended June 30, 2024, the Company had operating losses of $35.1 million and cash flows received from operations of $11.7 million. The Company had an accumulated deficit of $552.2 million as of June 30, 2024.

The Company has plans to obtain additional resources to fund its currently planned operations and expenditures and to service its debt obligations (whether under the Oramed Note, the FSF Loan or otherwise) for at least twelve months from the issuance of these unaudited condensed consolidated financial statements through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. The Company’s plans are also dependent upon the success of future sales of ZTlido, ELYXYB and GLOPERBA, which is still in the early stages of commercialization.

Although the Company believes such plans, if executed, should provide the Company with financing to meet its needs, successful completion of such plans is dependent on factors outside the Company’s control. As a result, management has concluded that the aforementioned conditions, among other things, raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the unaudited condensed consolidated financial statements are issued.

3. Acquisitions

SP-104 Acquisition

In May 2022, the Company acquired the Delayed Burst Release Low Dose Naltrexone asset and intellectual property rights for the treatment of chronic pain, fibromyalgia and chronic post-COVID syndrome (collectively, the “SP-104 Assets”). Pursuant to the acquisition provisions, the Company is obligated to pay Aardvark Therapeutics, Inc. (“Aardvark”) (i) $3.0 million upon initial approval by the FDA of a new drug application for the SP-104 Assets (which amount may be paid in shares of Common Stock or cash, in the Company’s sole discretion) (the “Development Milestone Payment”) and (ii) $20.0 million in cash, upon achievement of certain net sales by the Company of a commercial product that uses the SP-104 Assets (the “Sales Milestone Payment”). The Company will also pay Aardvark certain royalties in the single digits based on percentages of annual net sales by the Company of a commercial product that uses the SP-104 Assets.

The Sales Milestone Payment and sale volume-based future royalties were determined to meet a scope exception for derivative accounting and will not be recognized until the contingencies are realized. The Development Milestone Payment represents a liability, which will be measured at fair value for each reporting period. As of June 30, 2024 and December 31, 2023, the contingent consideration associated with Development Milestone Payment was $0.2 million, recorded in the other long-term liabilities.

GLOPERBA License Agreement

In June 2022, the Company entered into a license agreement (the “Romeg License Agreement”) with RxOmeg Therapeutics, LLC (a/k/a Romeg Therapeutics, Inc.) (“Romeg”). Pursuant to the Romeg License Agreement, among other things, Romeg granted the Company (a) a transferable license, with the right to sublicense, to (i) commercialize the pharmaceutical product comprising liquid formulations of colchicine for the prophylactic treatment of gout in adult humans (the “Initial Licensed Product” or “GLOPERBA”) in the United States (including its territories) (the “GLOPERBA Territory”), (ii) develop other products comprising the Initial Licensed Product as an active pharmaceutical ingredient (the “Licensed Products”) and commercialize any such products and (iii) manufacture Licensed Products anywhere in the world, solely for commercialization in the GLOPERBA Territory; and (b) an exclusive, transferable license, with a right to sublicense, to use the trademark GLOPERBA and logos, designs, translations, and modifications thereof in connection with the commercialization of the Initial Licensed Product solely in the GLOPERBA Territory. The Initial Licensed Product, GLOPERBA, was approved and made available in the United States in 2020.

As consideration for the license under the Romeg License Agreement, the Company paid Romeg an up-front license fee of $2.0 million, and has agreed to pay Romeg (a) upon the Company’s achievement of certain net sales milestones, certain milestone payments in the aggregate amount of up to $13.0 million, (b) certain royalties in the mid-single digit to low-double digit percentages based on annual net sales of the Licensed Products by the Company during the applicable royalty term under the Romeg License Agreement, and (c) minimum quarterly royalty payments totaling $7.1 million commencing on the first year anniversary of the effective date of the Romeg License Agreement and ending on the later of (i) the expiration of the last-to-expire of the licensed patents covering the Licensed Products in the GLOPERBA Territory or (ii) the tenth anniversary of the effective date of the Romeg License Agreement.

In connection with the Romeg License Agreement, the Company recorded an intangible asset for acquired licenses of $5.7 million, which is comprised of the upfront license fee of $2.0 million and deferred consideration of $3.7 million that is the present value of the future minimum royalty payments and immaterial transaction costs. No contingent consideration was recognized as a liability or included in the fair value of the assets as of June 30, 2024 or December 31, 2023.

ELYXYB Acquisition

On February 12, 2023, the Company entered into an asset purchase agreement (the “ELYXYB APA”) with BioDelivery Sciences International, Inc. (“BDSI”) and Collegium Pharmaceutical, Inc. (“Collegium”, and together with BDSI, the “Sellers”) to acquire the rights to certain patents, trademarks, regulatory approvals, data, contracts, and other rights related to ELYXYB and its commercialization in the United States and Canada (the “ELYXYB Territory”).

As consideration for the acquisition, the Company assumed various rights and obligations under the asset purchase agreement between BDSI and Dr. Reddy’s Laboratories Limited, a company incorporated under the laws of India (“DRL”), dated August 3, 2021 (the “DRL APA”), including an irrevocable, royalty-free, exclusive license to know-how and patents of DRL related to ELYXYB that is necessary or used to exploit ELYXYB in the ELYXYB Territory. No cash consideration was or will be payable to the Sellers for such acquisition; however, the obligations under the DRL APA that were assumed by the Company include contingent sales and regulatory milestone payments and sales royalties. The Company is also obligated to make quarterly royalty payments to DRL on net sales of ELYXYB in the ELYXYB Territory. In April 2023, the Company launched ELYXYB in the U.S. As of June 30, 2024 and December 31, 2023, the Company had ending balances of accrued royalty payables of $0.1 million and $5.0 thousand, respectively. As of June 30, 2024, no sales or regulatory milestone payments had been accrued as there were no potential milestones yet considered probable of achievement.

4. Fair Value Measurements

The following table presents the Company’s financial assets and liabilities that are measured at fair value on a recurring basis and the level of inputs used in such measurements (in thousands):

	June 30, 2024
	Balance	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Oramed Note	$75,370	$—	$—	$75,370
FSF Deposit	11,727	—	—	11,727
Derivative liabilities	30,005	—	—	30,005
Other long-term liabilities	187	—	—	187
Total liabilities measured at fair value	$117,289	$—	$—	$117,289

	December 31, 2023
	Balance	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Oramed Note	$104,089	$—	$—	$104,089
Convertible Debentures	4,340	—	—	4,340
Derivative liabilities	1,518	—	—	1,518
Other long-term liabilities	179	—	—	179
Total liabilities measured at fair value	$110,126	$—	$—	$110,126

The Oramed Note

In September 2023, the Company issued a senior secured promissory note to Oramed Pharmaceuticals Inc. (“Oramed”) in the principal amount of $101.9 million (the “Oramed Note”) (see Note 7). The Company elected the fair value option to account for the Oramed Note with any changes in the fair value of the note recorded in the unaudited condensed consolidated statements of operations, with the exception of changes in fair value due to instrument-specific credit risk, if any, which are recorded as a component of other comprehensive income. The Company uses a discounted cash flow model to determine the fair value of the Oramed Note based on Level 3 inputs. This methodology discounts the interest and principal payments using a risk-adjusted discount rate. The fair value as of June 30, 2024 was determined to be $75.4 million by applying a discount rate of 30.27%. For the three and six months ended June 30, 2024, the Company recorded $4.3 million and $8.1 million in change in fair value of the Oramed Note in the unaudited condensed consolidated statements of operations, respectively. The change in fair value due to instrument-specific credit risk recorded as a component of other comprehensive income was $1.9 million during the three and six months ended June 30, 2024.

FSF Deposit

In June 2024, the Company received the FSF Deposit in the aggregate principal amount of $10.0 million from FSF Lender (see Note 2 and Note 7). The Company elected the fair value option to account for the FSF Deposit with any changes in the fair value of the deposit recorded in the unaudited condensed consolidated statements of operations. The Company uses a probability weighted expected return model coupled with a Monte Carlo simulation and a discounted cash flow analysis to determine the fair value of the FSF Deposit based on Level 3 inputs. The fair value as of June 30, 2024 was determined to be $11.7 million by applying a discount rate of 35.66%. For each of the three and six months ended June 30, 2024, the Company recorded $1.7 million in change in fair value of the FSF Deposit.

Convertible Debentures

In March and April 2023, the Company issued the Convertible Debentures in the principal amount of $25.0 million (see Note 7). The Convertible Debentures were measured at fair value on a recurring basis using Level 3 inputs. The Company used the Binomial Lattice Model valuation technique to measure the fair value of the Convertible Debentures with any changes in the fair value of the Convertible Debentures recorded in the unaudited condensed consolidated statements of operations. Interest expense related to the Convertible Debentures is included in the changes in fair value. The Company fully repaid the Convertible Debentures in March 2024.

Derivative Liabilities

The Company recorded a loss of $15.3 million and $15.7 million for the three and six months ended June 30, 2024, respectively, attributed to warrant liabilities consisting of the Private Warrants, the Firm Warrants and the RDO Common Warrants (each as defined below). The Company recorded a loss of $0.1 million and $5.3 million for the three and six months ended June 30, 2023, respectively, attributed to warrant liability consisting of the Private Warrants. The Company assumed the private placement warrants from Vickers in November 2022 in connection with the Business Combination (“Private Warrants”). The Company issued the Firm Warrants in March 2024 as part of the Bought Deal Offering (as defined below) and RDO Common Warrants in April 2024 as part of the Registered Direct Offering (as defined below).

As of June 30, 2024, the following warrants to purchase Common Stock were outstanding: 3,613,383 Private Warrants, 5,832,653 Firm Warrants and 15,000,000 RDO Common Warrants. The fair value of derivative warrant liabilities related to these warrants was $30.0 million.

The following table includes a summary of the derivative liabilities measured at fair value during the six months ended June 30, 2024 (in thousands):

Fair Value
Ending Balance as of December 31, 2023	$1,518
Change in fair value measurement	15,741
Issuance of Firm Warrants as part of the Bought Deal Offering and RDO Common Warrants as part of the Registered Direct Offering	12,746
Ending Balance as of June 30, 2024	$30,005

Warrant Liability Measurement

The derivative warrant liability was valued using the Black-Scholes option pricing model, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the warrant is the expected volatility of the Common Stock. The expected volatility assumption is based on historical volatilities of comparable companies whose share prices are publicly available as well as the implied volatility of the Public Warrants (as defined below), described in Note 9 of the Notes to consolidated financial statements in the Annual Report on Form 10-K. A summary of the inputs used in valuing the derivative warrant liabilities is as follows:

	Private Warrants	Firm Warrants	RDO Common Warrants
	June 30,	June 30,	June 30,
	2024	2024	2024
Equity value	$1.93	$1.93	$1.93
Exercise price	$11.50	$1.70	$1.10
Term, in years	3.36	4.68	4.82
Volatility	99.0%	66.0%	73.0%
Risk-free rate	4.44%	4.31%	4.30%
Dividend yield	0.0%	0.0%	0.0%
Call option value	$0.62	$1.16	$1.40

Private Warrants
December 31,
2023
Equity value	$1.59
Exercise price	$11.50
Term, in years	3.61
Volatility	90.0%
Risk-free rate	4.30%
Dividend yield	0.0%
Call option value	$0.39

Contingent Consideration Related to SP-104 Acquisition

The Development Milestone Payment related to the SP-104 Assets represents an obligation to potentially settle a fixed value in a variable number of shares of Common Stock and requires remeasurement at fair value through settlement.

Upon the achievement of FDA approval for a new drug application for SP-104, the Company will transfer $3.0 million in cash or shares of Common Stock, at the discretion of the Company. The fair value of the contingent consideration liability associated with the Development Milestone Payment was estimated using a probability-weighted discounted cash flow method. Significant unobservable inputs assumptions included the likelihood of receiving FDA approval for SP-104, expected timing for receipt of FDA approval for SP-104, and a discount rate of 10.8%. As of June 30, 2024 and December 31, 2023, the fair value of contingent consideration related to the Development Milestone Payment was $0.2 million.

5. Balance Sheet Components

Property and equipment, net

Property and equipment, net consists of the following (in thousands):

	June 30,	December 31,
	2024	2023
Construction in progress	$689	$689
Furniture	5	5
Computers and equipment	9	36
Leasehold improvements	50	50
Property and equipment, gross	753	780
Less: Accumulated depreciation	(39)	(58)
Property and equipment, net	$714	$722

The Company recognized depreciation expense of $4.0 thousand and $10.0 thousand for the three months ended June 30, 2024 and 2023, respectively, and $8.0 thousand and $20.0 thousand for the six months ended June 30, 2024 and 2023, respectively.

Accrued Expenses

Accrued expenses consists of the following (in thousands):

	June 30,	December 31,
	2024	2023
Accrued professional service fees	$4,379	$2,029
Accrued sales and marketing costs	1,473	1,601
Accrued tax payable	1,471	1,452
Accrued research and development costs	362	1,546
Accrued litigation expenses	-	500
Accrued others	303	280
Accrued expenses	$7,988	$7,408

6. Goodwill and Intangible Assets

As of June 30, 2024 and December 31, 2023, the Company had recorded goodwill of $13.5 million. No goodwill impairment was recognized for the six months ended June 30, 2024 and 2023.

Amortization of the intangible assets that have finite useful lives is generally recorded on a straight-line basis over their useful lives. A summary of the Company’s identifiable intangible assets as of June 30, 2024 and December 31, 2023 is as follows (in thousands):

	June 30, 2024
	Gross Carrying Amount	Accumulated Amortization	Intangibles, net
Patent rights	$32,630	$16,681	$15,949
Acquired technology	21,940	8,411	13,529
Acquired licenses	5,711	733	4,978
Assembled workforce	500	500	—
Total intangible assets	$60,781	$26,325	$34,456

	December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Intangibles, net
Patent rights	$32,630	$15,591	$17,039
Acquired technology	21,940	7,679	14,261
Acquired licenses	5,711	551	5,160
Assembled workforce	500	475	25
Total intangible assets	$60,781	$24,296	$36,485

As of June 30, 2024, the weighted average remaining life for identifiable intangible assets was 9.0 years. Aggregate amortization expense was $1.0 million and $2.0 million for the three and six months ended June 30, 2024. Aggregate amortization expense was $1.0 million and $2.1 million for the three and six months ended June 30, 2023, respectively.

Estimated future amortization expense related to intangible assets as of June 30, 2024 is as follows (in thousands):

Amount
2024 (remainder of 2024)	$2,002
2025	4,006
2026	4,006
2027	4,006
2028	4,006
Thereafter	16,430
Total	$34,456

7. Debt

Convertible Debentures

On March 21, 2023, the Company entered into the Yorkville SPA pursuant to which the Company would issue and sell to Yorkville Convertible Debentures in an aggregate principal amount of up to $25.0 million. The Yorkville SPA provided that the Convertible Debentures would be issued and sold at a purchase price equal to 96% of the applicable principal amount in three tranches as follows: (i) $10.0 million upon the signing of the Yorkville SPA, which was funded on March 21, 2023, (ii) $7.5 million upon the filing of a registration statement on Form S-1 with the SEC to register the resale by Yorkville of any shares of Common Stock issuable upon conversion of the Convertible Debentures under the Securities Act of 1933, as amended (the “Securities Act”), which was funded on April 11, 2023 and (iii) $7.5 million at the time such registration statement is declared effective by the SEC, which was funded on April 20, 2023.

The Convertible Debentures bore interest at an annual rate of 7.00% and was initially set to mature on December 21, 2023. On October 11, 2023, the Company and Yorkville amended the Convertible Debentures. The Default Conversion Price (as defined therein) was originally set not to fall below $2.00 per share and such floor price has been amended to mean a price per share of Common Stock equal to 95% of the lowest daily VWAP (as defined therein) during the five consecutive trading days immediately preceding the conversion date, but not lower than $0.50 per share. The maturity date of the Convertible Debentures was also extended from December 21, 2023 to March 15, 2024. The outstanding principal amount was to be repaid in equal installments that are due every 30 days beginning on May 20, 2023, which is 60 days after the date on which the first Convertible Debenture was issued to Yorkville. The Convertible Debentures provided a conversion right, in which any portion of the outstanding and unpaid principal and any accrued but unpaid interest, may be converted into shares of Common Stock, at a conversion price of $8.00 per share at the option of the holder of the Convertible Debentures.

The Company had the option to repay either (i) in cash, with premium equal to 5% in respect of the principal amount of such payment, or (ii) by submitting a notice for an advance under the A&R Yorkville Purchase Agreement, or a series of advances thereunder, or any combination of (i) or (ii) as determined by the Company. In the case of (ii), the proceeds from the shares sold to Yorkville are applied against the outstanding amounts.

The Company had the right, but not the obligation, in its sole discretion, to redeem, upon five business days’ prior written notice to Yorkville (the “Redemption Notice”), all or any portion of the amounts outstanding under the Convertible Debentures; provided that the trading price of the Common Stock is less than the Conversion Price at the time of the Redemption Notice. The redemption amount shall be equal to the outstanding principal balance being redeemed by the Company, plus the redemption premium of 10% of the principal amount being redeemed, plus all accrued and unpaid interest in respect of such redeemed principal amount.

The Company elected the fair value option for the Convertible Debentures and recorded the changes in fair value within the consolidated statements of operations at the end of each reporting period. Pursuant to the Yorkville SPA, the Company issued additional Convertible Debentures in an aggregate principal amount of $15.0 million in April 2023 for $14.4 million in net cash proceeds. In April 2023, Yorkville elected to convert $5.0 million of the outstanding principal and accrued interest of the first Convertible Debentures issued to Yorkville, resulting in the issuance of 632,431 shares of Common Stock at a conversion price of $8.00 per share and reducing the outstanding Convertible Debentures balance by $7.7 million. The Company repaid the remaining $4.4 million of Convertible Debentures during the first quarter of 2024. Interest expense related to the Convertible Debentures and included in the changes in fair value was nil and $35 thousand for the three and six months ended June 30, 2024, respectively. Interest expense related to the Convertible Debentures and included in the changes in fair value was $288 thousand for the three and six months ended June 30, 2023.

The following table provides a summary of the changes in the balance and the estimated fair value of the Convertible Debentures (in thousands):

June 30,
2024
Beginning Balance as of January 1, 2024	$4,340
Repayment of Convertible Debentures	(4,375)
Change in fair value of Convertible Debentures	35
Ending Balance as of June 30, 2024	$—

Revolving Facility

On June 27, 2023, Scilex Pharma entered into the eCapital Credit Agreement pursuant to which the Lender shall make available loans (the “Revolving Facility”) in an aggregate principal amount of up to $30.0 million. The Facility Cap may, at the request of Scilex Pharma and with the consent of the Lender, be increased in increments of $250,000 at such time as the outstanding principal balance under the eCapital Credit Agreement equals or exceeds 95% of the then-existing Facility Cap. The amount available to Scilex Pharma under the Revolving Facility at any one time is the lesser of the Facility Cap and 85% of the “Net Collectible Value” of “Eligible Receivables” (each as defined therein) minus the amount of any reserves or adjustments against receivables required by the Lender, in its discretion.

Under the terms of the eCapital Credit Agreement, interest will accrue daily on the principal amount outstanding at a rate per annum equal to the Wall Street Journal Prime Rate plus 1.5%, based on a year consisting of 360 days, and which shall be payable by Scilex Pharma monthly in arrears, commencing July 1, 2023. The eCapital Credit Agreement provides for an early termination fee of 0.5% of the Facility Cap if Scilex Pharma voluntarily prepays and terminates in full the Revolving Facility prior to the first anniversary of the closing of the Revolving Facility.

In connection with the eCapital Credit Agreement, Scilex Pharma and the Lender entered into blocked account control agreements with respect to Scilex Pharma’s collections and eCapital Credit Agreement funding accounts, which permit the Lender to sweep all funds in the collections account to an account of the Lender for application to the outstanding amounts under the Revolving Facility, and to exercise customary secured party remedies with respect to the eCapital Credit Agreement funding account. All indebtedness incurred and outstanding under the eCapital Credit Agreement will be due and payable in full on July 1, 2026, unless the eCapital Credit Agreement is earlier terminated.

The eCapital Credit Agreement contains a financial covenant requiring Scilex Pharma to maintain cash on hand of at least $1.0 million at all times. Scilex Pharma’s obligations under the eCapital Credit Agreement are secured by a continuing security interest in Scilex Pharma’s accounts receivable, arising from customers in the ordinary course of business. The eCapital Credit Agreement contains customary events of default and also provides that an event of default includes a change of control of Scilex Pharma and the failure by the Company to issue at least $75.0 million of debt or equity by September 30, 2023, which condition was satisfied by the issuance of the Oramed Note. As of June 30, 2024, Scilex Pharma has an outstanding balance of $17.3 million under the Revolving Facility, which is classified as a long-term liability in the unaudited condensed consolidated balance sheet.

On September 21, 2023, Scilex Pharma signed a subordination agreement (the “Subordination Agreement”) with the Lender and Acquiom Agency Services LLC (the “Agent”). Pursuant to the Subordination Agreement, the rights and interests of the Lender under the eCapital Credit Agreement would be secured by first priority liens on the ABL Priority Collateral (as defined therein). The ABL Priority Collateral consists of all of the Company’s properties identified in the description of collateral in the UCC-1 Financing Statement filed with the Delaware Secretary of State on June 27, 2023. The Agent’s rights and interests under the Subsidiary Guarantee, dated as of September 21, 2023, entered into by the Company and each of its subsidiaries with Oramed and the Agent (the “Subsidiary Guarantee”), would be secured by first priority liens on certain other collateral and second priority liens on the ABL Priority Collateral. The Subordination Agreement also includes other standard interlender terms and requires that the Facility Cap (as defined therein) shall not exceed $30.0 million.

The Oramed Note

On September 21, 2023, the Company entered into a securities purchase agreement with Oramed (the “Scilex-Oramed SPA”), pursuant to which the Company issued the Oramed Note. The Oramed Note, which has a principal amount of $101.9 million, matures on March 21, 2025. It is payable in six principal installments, with the first installment of $5.0 million payable on December 21, 2023, the second installment in the principal amount of $15.0 million payable on March 21, 2024, the next three installments each in the principal amount of $20.0 million payable on each of June 21, 2024, September 21, 2024 and December 21, 2024 and the last installment in the entire remaining principal balance of the Oramed Note payable on March 21, 2025. Interest under the Oramed Note accrues at a fluctuating per annum interest rate equal to the sum of (1) the greater of (x) 4% and (y) Term SOFR (as defined in the Oramed Note) and (2) 8.5%, payable in-kind on a monthly basis. Pursuant to the Oramed Note, since the outstanding principal of the Oramed Note was not repaid in full on or prior to March 21, 2024, an exit fee of approximately $3.1 million has been earned with respect to the Oramed Note, which shall be due and payable on the date on which the outstanding principal amount of the Oramed Note is paid in full. Upon the occurrence and during the continuance of an event of default under the Oramed Note, holders of more than 50% of the aggregate unpaid principal amount of the Oramed Notes may elect to accrue interest at a default rate equal to the lesser of (i) Term SOFR plus 15% or (ii) the maximum rate permitted under applicable law. Voluntary prepayments made before the one-year anniversary of the closing date of the Scilex-Oramed SPA must include a make-whole amount equal to 50% of the additional interest that would accrue on the principal amount so prepaid from the date of such prepayment through and including the maturity date. If the Oramed Note is accelerated upon an event of default, repayment is required at a mandatory default rate of 125% of the principal amount (together with 100% of accrued and unpaid interest thereon and all other amounts due in respect of the Oramed Note). The Oramed Note contains mandatory prepayment provisions requiring use of 70% of net cash proceeds from any Cash Sweep Financing (as defined in the Oramed Note) or advances under the ELOCs (as defined in the Oramed Note) to prepay the outstanding principal after the earlier of April 1, 2024 or full repayment of Acceptable Indebtedness (as defined in the Oramed Note). Following each of the Registered Direct Offering (as defined below and as described under Note 9) and the receipt of the FSF Deposit (as described below), the Company made a mandatory prepayment of $9,578,835 and $7,000,000, respectively, to Oramed, which equals 70% of the net cash proceeds the Company received from the Registered Direct Offering and the FSF Deposit. Given such payment was not a voluntary prepayment, such prepayment did not trigger the make-whole amount under the Oramed Note.

The Oramed Note contains affirmative and negative covenants binding on the Company and its subsidiaries, which restrict, among other things, the Company and its subsidiaries from incurring indebtedness or liens, amending charter and organizational documents, repaying or repurchasing stock, repaying, repurchasing, or acquiring indebtedness, paying or declaring cash dividends, assigning, selling, transferring or otherwise disposing of assets, making or holding investments, entering into transactions with affiliates, and entering into settlement agreements, in each case as more fully set forth in, and subject to certain qualifications and exceptions set forth in the Oramed Note. The Company was in compliance with all of the covenants as of June 30, 2024.

In connection with the Oramed Note, the Company and each of its subsidiaries (collectively, the “Guarantors”) entered into a security agreement (the “Security Agreement”) with Oramed (together with its successors and permitted assigns, the “Holder”) and the Agent, which acts as the collateral agent for the holders of the Oramed Note. Under this agreement, the Company and the Guarantors granted to the Agent (on behalf of and for the benefit of the holders of the Oramed Note and any Additional Notes as defined thereunder) a security interest in all or substantially all of the properties of the Company and each of the Guarantors. This was done to ensure the timely payment, performance, and full discharge of all obligations under the Oramed Note. The Security Agreement contains certain customary representations, warranties and covenants regarding the collateral thereunder, all of which are detailed in the Security Agreement.

At issuance, the Company concluded that certain features of the Oramed Note would be considered derivatives that would require bifurcation. In lieu of bifurcating such features, the Company has elected the fair value option for this financial instrument and records the changes in the fair value within the consolidated statements of operations at the end of each reporting period. As of June 30, 2024, the fair value of the Oramed Note was $75.4 million, which is classified as a current liability in the unaudited condensed consolidated balance sheet.

The following table provides a summary of the changes in the balance and the estimated fair value of the Oramed Note (in thousands):

June 30,
2024
Beginning Balance as of January 1, 2024	$104,089
Change in fair value of Oramed Note – recorded in the unaudited condensed consolidated statements of operations	8,132
Change in fair value of Oramed Note – due to instrument-specific credit risk recorded as a component of other comprehensive income	(1,851)
Repayment of Oramed Note	(35,000)
Ending Balance as of June 30, 2024	$75,370

Commitment Letter

On June 11, 2024, the Company entered into the Commitment Letter with FSF Lender, pursuant to which FSF Lender committed to provide the Company the FSF Loan in the aggregate amount of $100.0 million. The Commitment Amount shall be payable as follows: (i) $85.0 million no later than the Outside Date, which is 70 days following the date on which the Company receives the FSF Deposit and (ii) the remaining $15.0 million within 60 days following the Initial Closing.

Pursuant to the Commitment Letter, FSF Lender provided the Company a non-refundable FSF Deposit in immediately available funds in the aggregate principal amount of $10.0 million on the Deposit Date, which amount will be creditable towards the $85.0 million required to be funded by Lender at the Initial Closing. The Company received the FSF Deposit on June 18, 2024 and issued to FSF Lender the Deposit Warrant to purchase up to an aggregate of 3,250,000 shares of Common Stock (subject to adjustment for any stock dividend, stock split, reverse stock split or similar transaction), with an exercise price of $1.20 per share. The Deposit Warrant is immediately exercisable and will expire five years from the date of issuance. If the Initial Closing does not occur on or prior to the Outside Date, the Deposit shall automatically convert into an unsecured loan on the first day after the Outside Date. Within five days after such automatic conversion occurs, the Company shall issue a promissory note (the “Unsecured Promissory Note”) to FSF Lender to evidence such unsecured loan, which note shall be unsecured, have a maturity date of five years after the date of the Unsecured Promissory Note and be prepayable without premium or penalty. The Unsecured Promissory Note shall bear interest, payable quarterly in arrears, in an amount equal to the Unsecured Applicable Interest Amount (as defined in the Commitment Letter) for such period based on the actual number of days elapsed while principal is outstanding.

It is contemplated by the Commitment Letter that the Company and FSF Lender will enter into definitive documents with respect to the FSF Loan on terms to be mutually agreed in good faith. If such definitive documents are entered into on or before the Outside Date, the Company agreed to issue to FSF Lender (i) at the Initial Closing, a warrant to purchase up to an aggregate of 24,375,000 shares (subject to adjustment for any stock dividend, stock split, reverse stock split or similar transaction) of Common Stock (the “Initial Closing Warrant”), and (ii) at the Second Closing, a warrant to purchase up to an aggregate of 4,875,000 shares (subject to adjustment for any stock dividend, stock split, reverse stock split or similar transaction) of Common Stock (the “Second Closing Warrant”), each to have an exercise price of $1.20 per share. The Initial Closing Warrant and the Second Closing Warrant will expire five years from the date of issuance. To evidence the FSF Loan, the Company agreed to issue to FSF Lender a Senior Secured Promissory Note (the “Secured Promissory Note”), which shall have a maturity date of five years after the date of issuance. The Secured Promissory Note shall bear interest, payable quarterly in arrears, in an amount equal to the Secured Applicable Interest Amount (as defined in the Commitment Letter) for such period, based on the actual number of days elapsed, while principal is outstanding, subject to certain conditions.

At issuance, the Company concluded that certain features of the FSF Deposit would be considered derivatives that would require bifurcation. In lieu of bifurcating such features, the Company has elected the fair value option for this financial instrument and records the changes in the fair value within the consolidated statements of operations at the end of each reporting period. The Company also concluded that the Deposit Warrant is not a freestanding instrument under ASC 480 and is embedded in the FSF Deposit and as such is part of the fair value measurement of the FSF Deposit. As of June 30, 2024, the fair value of the FSF Deposit was $11.7 million, which is classified as a non-current liability in the unaudited condensed consolidated balance sheet. Interest expense related to the FSF Deposit and included in the changes in fair value was $0.1 million for the three and six months ended June 30, 2024.

The following table provides a summary of the changes in the balance and the estimated fair value of the FSF Deposit (in thousands):

June 30,
2024
Beginning Balance as of June 11, 2024	$10,000
Change in fair value of FSF Deposit	1,727
Ending Balance as of June 30, 2024	$11,727

8. Junior DIP Facility and Sorrento Stock Purchase Agreement

Junior DIP Facility

In July 2023, the Company entered into an agreement to provide Sorrento with a non-amortizing super-priority junior secured term loan facility (“Junior DIP Facility”) in an aggregate principal amount of $20.0 million (the “Junior DIP Loan Agreement”), which was funded in the same month. The Junior DIP Facility bears interest at a per annum rate of 12.00% payable in kind on the first day of each month in arrears and on the DIP Termination Date (as defined in the Junior DIP Loan Agreement). Upon repayment or satisfaction of the DIP Loans (as defined in the Junior DIP Loan Agreement) in whole or in part, Sorrento is required to pay to the Company in cash an exit fee equal to 2.00% of the aggregate principal amount of the Junior DIP Facility. The Junior DIP Facility was to mature on the earliest of: (i) September 30, 2023; (ii) the effective date of any Chapter 11 plan of reorganization with respect to Sorrento; (iii) the consummation of any sale or other disposition of all or substantially all of the assets of Sorrento; (iv) the date of the acceleration of the DIP Loans and the termination of the DIP Commitments (as defined in the Junior DIP Loan Agreement) in accordance with the DIP Documents (as defined in the Junior DIP Loan Agreement); and (v) dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases into cases under Chapter 7 of the Bankruptcy Code.

On September 21, 2023, Sorrento’s obligations under the Junior DIP Facility were waived and deemed to be fully settled in conjunction with the Sorrento SPA. Consequently, the transfer of funds associated with the Junior DIP Facility was deemed and accounted for as a capital distribution to Sorrento.

Sorrento Stock Purchase Agreement

On September 21, 2023, the Company entered into the Sorrento SPA pursuant to which the Company purchased from Sorrento (i) 60,068,585 shares of Common Stock, (ii) 29,057,097 shares of Series A Preferred Stock, par value $0.0001 per share, of the Company (the “Preferred Stock”) and (iii) 1,386,617 Public Warrants (as defined below) and 3,104,000 Private Warrants (collectively, the “Purchased Securities”). On the same day, the Company and Oramed entered into the Scilex-Oramed SPA. The Company concluded that the Sorrento SPA and the Scilex-Oramed SPA were entered in contemplation of each other and the issuance of the Oramed Note was accounted as part of the consideration payable for the Purchased Securities acquired from Sorrento.

Pursuant to the terms of the Scilex-Oramed SPA, the Company issued the Oramed Note (see Note 7), which replaced Sorrento’s outstanding obligations to Oramed, warrants to purchase up to an aggregate of 4,500,000 shares of Common Stock (the “Closing Penny Warrant”) with an exercise price of $0.01 per share and restrictions on exercisability, and warrants to purchase up to an aggregate of 8,500,000 shares of Common Stock (the “Subsequent Penny Warrants” and together with the Closing Penny Warrant, the “Penny Warrants”), each with an exercise price of $0.01 per share and each with restrictions on exercisability. Additionally, the Company agreed to transfer to Oramed 4,000,000 SPAC Warrants (as defined below), which were acquired by the Company under the Sorrento SPA. There was no change in the terms for the warrants transferred to Oramed as a result of the transactions described above. The remaining consideration for the Purchased Securities was comprised of a credit bid for all amounts of principal and accrued but unpaid interest outstanding under the Junior DIP Facility, a $10.0 million cash payment, and the assumption and assignment of certain obligations of Sorrento for legal fees and expenses amounting to approximately $12.3 million.

The Company allocated the total consideration between the repurchased instruments by allocating to the repurchased Private Warrants their full value, with the remaining consideration allocated to the Common Stock, Preferred Stock, and Public Warrants (as defined below) based on their relative fair values as of September 21, 2023.

Before the closing of the Sorrento SPA transactions and in connection with the transactions contemplated by the Sorrento SPA, the Company formed two entities: (a) Scilex DRE Holdings LLC (“Holdco”), a single purpose entity that is the Company’s direct wholly owned subsidiary and (b) Scilex Stock Acquisition Joint Venture LLC, a single purpose bankruptcy-remote entity that is the Company’s indirect wholly owned subsidiary (“SCLX JV”), which was formed to hold the Purchased Securities. Holdco was formed to hold all of the equity interests in SCLX JV. Holdco and SCLX JV are parties to the Security Agreement and Subsidiary Guarantee (see Note 7).

Preferred Stock

Pursuant to the terms of the Sorrento SPA, the Company repurchased all of the outstanding Preferred Stock. The Preferred Stock is classified in equity and does not have any bifurcated features. Therefore, the repurchase of the Preferred Stock by the Company is treated as a redemption of shares and viewed as a deemed dividend. The fair value of Preferred Stock as of the repurchase date of September 21, 2023 was $52.6 million. The Company derecognized the carrying value of the Preferred Stock, with any excess amount allocated as the reduction in additional paid-in capital. The Preferred Stock is currently held as collateral for the Oramed Note.

Treasury Stock

The Common Stock that has been repurchased by the Company under the Sorrento SPA is not intended for constructive retirement, and is being held as collateral for the Oramed Note. In accordance with treasury stock accounting guidance, the consideration allocated to Common Stock is presented under a separate caption of Treasury Stock as a reduction of equity.

Penny Warrants

The Closing Penny Warrant will be exercisable upon the earliest of (i) March 14, 2025, (ii) the date on which the Oramed Note has been repaid in full and (iii) the Management Sale Trigger Date (as defined therein), if any, and will expire on the date that is the fifth anniversary of the issuance date.

The Company issued four Subsequent Penny Warrants, each for 2,125,000 shares of Common Stock, one of which shall vest and become exercisable on the date that is the later of (i) each of March 19, 2024, June 17, 2024, September 15, 2024 or December 14, 2024 (the “Subsequent Penny Warrant Vesting Date”) and (ii) the earliest of (A) March 14, 2025, (B) the date on which the Oramed Note has been repaid in full and (C) the Management Sale Trigger Date (as defined therein), if any. Each Subsequent Penny Warrant will expire on the date that is the fifth anniversary of the issuance date; provided that, if the Oramed Note is repaid in full prior to the Subsequent Penny Warrant Vesting Date applicable to such Subsequent Penny Warrant, such Subsequent Penny Warrant will expire on the date the Oramed Note is repaid in full.

The exercise price of the Penny Warrants is $0.01 per share, subject to adjustments provided therein. The exercise price and number of shares of Common Stock issuable upon the exercise of the Penny Warrants will be subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or similar transaction, as described in the Penny Warrants; provided that there shall not be any adjustment to the exercise price of the Penny Warrants in the event the Company combines (by combination, reverse stock split or otherwise) its Common Stock into a smaller number of shares. Oramed may exercise the Penny Warrants by means of a “cashless exercise.” The Closing Penny Warrant and the Subsequent Penny Warrants utilize the same form of warrant.

The Penny Warrants may not be exercised if Oramed, together with its affiliates, would beneficially own in excess of 9.9% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Oramed Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, Oramed may increase or decrease the Oramed Beneficial Ownership Limitation.

The Company accounted for the Penny Warrants as an equity classified instrument as they are indexed to the Company’s own stock and meet the conditions to be classified in equity under FASB ASC 815, Derivatives and Hedging, including sufficient available shares of Common Stock for the Company to settle the exercise of the warrants in shares of Common Stock. The Penny Warrants are recognized in additional paid-in capital in the Company’s consolidated balance sheets. The fair value of Penny Warrants as of September 21, 2023, the date of issuance, was $10.4 million.

Excise Tax

In December 2022, the Department of the Treasury and the Internal Revenue Service (the “IRS”) issued guidelines on the implementation of the new code section added by the Inflation Reduction Act of 2022, which imposes a 1% excise tax on the total fair market value of stock repurchases during the tax year, subject to adjustments. Pursuant to the terms of the Sorrento SPA, the Company repurchased the Purchased Securities from Sorrento. The total fair market value of the Purchased Securities was offset by the fair market value of the shares issued during the year ended December 31, 2023. The Company has accrued $1.3 million of the excise tax liability, which is recorded as accrued expenses under current liabilities on the unaudited condensed consolidated balance sheets. The excise tax will be adjusted based on any new guidance that the IRS may release.

9. Stockholders’ Equity

SPAC Warrants

Upon the completion of the Business Combination, the Company assumed the Private Warrants and the public warrants to purchase Common Stock, each with an exercise price of $11.50 per share (the “Public Warrants”, and together with the Private Warrants, the “SPAC Warrants”).

Holders of the SPAC Warrants are entitled to acquire shares of Common Stock. The SPAC Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

If the reported last sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders, the Company may redeem all the Public Warrants at a price of $0.01 per warrant upon not less than 30 days’ prior written notice.

If the Company calls the Public Warrants for redemption, the Company will have the option to require all holders that wish to exercise the Public Warrants to do so on a cashless basis. The Company will not be required to net cash settle the SPAC Warrants.

The Public Warrants are equity-classified warrants and recognized in additional paid-in capital in the accompanying consolidated balance sheets. The Private Warrants are liability-classified warrants and are recognized as liabilities (refer to Notes 1 and 4).

During the year ended December 31, 2023, the SPAC Warrants held by Sorrento were repurchased, and certain of such warrants transferred to Oramed, as a result of the Sorrento SPA (refer to Note 8).

As of June 30, 2024 and December 31, 2023, there were 6,854,309 Public Warrants outstanding.

As of June 30, 2024 and December 31, 2023, there were 3,613,383 Private Warrants outstanding.

Preferred Stock

As of June 30, 2024 and December 31, 2023, there were 29,057,097 shares of Preferred Stock outstanding. On September 21, 2023, the Preferred Stock was repurchased and derecognized for accounting purposes. The Preferred Stock is currently held as collateral for the Oramed Note.

Treasury Stock

As of June 30, 2024 and December 31, 2023, there were 60,068,585 shares of Treasury Stock.

A&R Yorkville Purchase Agreement

Pursuant to the A&R Yorkville Purchase Agreement, the Company had the right, but not the obligation, in its sole and absolute discretion, to sell to Yorkville up to $500.0 million of shares of Common Stock at its request and subject to certain conditions by delivering written notice to Yorkville at any time until the first day of the month following the 36-month anniversary of the date on which the Company’s registration statement on Form S-1 registering such shares was declared effective by the SEC. Pursuant to the A&R Yorkville Purchase Agreement, the shares of Common Stock, if any, that the Company elected to sell to Yorkville pursuant to a sale of Common Stock will be purchased at a price equal to 98% of the VWAP (as defined below) during the applicable pricing period for such advance, which shall be the period commencing upon receipt by Yorkville of an advance notice from the Company (or the open of regular trading hours, if later) and ending on 4:00 p.m. on the same day. For purposes of the A&R Yorkville Purchase Agreement, “VWAP” means, for a specified period, the volume weighted average price of the Common Stock on the Nasdaq Capital Market for such period as reported by Bloomberg L.P. through its “AQR” function. Pursuant to the terms of the Original Purchase Agreement, the Company filed a registration statement on Form S-1 (File No. 333-268607) (as it may be amended or supplemented from time to time, the “Yorkville Registration Statement”) related to the Original Purchase Agreement with the SEC on November 30, 2022 (following the execution of the Original Purchase Agreement). The Yorkville Registration Statement was initially declared effective by the SEC on December 9, 2022.

In connection with the execution of the Original Purchase Agreement, the Company issued to Yorkville 250,000 shares of Common Stock. During the six months ended June 30, 2024, the Company sold 96,982 shares of Common Stock pursuant to the A&R Yorkville Purchase Agreement for aggregate net proceeds of $0.2 million. On, and effective as of, March 25, 2024, the Company and Yorkville mutually agreed to terminate the A&R Yorkville Purchase Agreement.

B. Riley Purchase Agreement

Pursuant to the B. Riley Purchase Agreement, the Company had the right, but not the obligation, to sell to B. Riley up to $500.0 million of shares of Common Stock, subject to certain limitations and conditions set forth therein, from time to time at the Company’s sole and absolute discretion, during the term of the B. Riley Purchase Agreement.

The Company’s right to sell shares of Common Stock pursuant to the B. Riley Purchase Agreement shall end on the first day of the month following the 36-month anniversary of the date on which the B. Riley Registration Statement (as defined below) was initially declared effective by the SEC. Pursuant to the terms of the B. Riley Purchase Agreement, the Company filed a registration statement on Form S-1 (File No. 333-269205) (as it may be amended or supplemented from time to time, the “B. Riley Registration Statement”) related to the B. Riley Purchase Agreement with the SEC on January 12, 2023 (following the execution of the B. Riley Purchase Agreement). The B. Riley Registration Statement was initially declared effective by the SEC on January 20, 2023.

The shares of Common Stock, if any, that the Company elects to sell to B. Riley pursuant to an advance under the B. Riley Purchase Agreement will be purchased at a price equal to 98% of the VWAP (as defined in such agreement) during the pricing period prescribed therein.

In connection with the execution of the B. Riley Purchase Agreement, the Company issued to B. Riley 250,000 shares of Common Stock. During the six months ended June 30, 2024, the Company did not sell any shares of Common Stock pursuant to the B. Riley Purchase Agreement. On, and effective as of, February 16, 2024, the Company and B. Riley mutually agreed to terminate the B. Riley Purchase Agreement.

At-the-Market Sales Agreement

On December 22, 2023, the Company entered into a Sales Agreement (the “ATM Sales Agreement”) with B. Riley Securities, Inc., Cantor Fitzgerald & Co. and H.C. Wainwright & Co., LLC (the “Sales Agents”). Pursuant to the ATM Sales Agreement, the Company may offer and sell (the “Offering”) shares of Common Stock up to $170,000,000 (the “ATM Shares”), through or to the Sales Agents. The Company has no obligation to sell any shares of Common Stock under the ATM Sales Agreement and may suspend offers at any time. The Offering will terminate upon (i) the election of the Sales Agents upon the occurrence of certain adverse events, (ii) three business days’ advance notice from the Company to the Sales Agents or a Sales Agent to the Company, or (iii) the sale of all $170,000,000 of shares of Common Stock thereunder.

The ATM Shares offered and sold in the Offering will be issued pursuant to an effective shelf registration statement on Form S-3 (which was initially filed with the SEC on December 22, 2023, as amended, and declared effective on January 11, 2024 (File No. 333-276245)) (the “Shelf S-3 Registration Statement”). The ATM Shares may be offered only by means of a prospectus forming a part of the Shelf S-3 Registration Statement.

The Sales Agents are entitled to a commission equal to 3.0% of the gross proceeds from each sale of shares of Common Stock. The Company will also reimburse the Sales Agents for certain expenses and has agreed to provide indemnification and contribution to the Sales Agents against certain civil liabilities, including liabilities under the Securities Act.

As of June 30, 2024, the Company sold 92,295 shares of Common Stock pursuant to the ATM Sales Agreement for net proceeds of approximately $0.1 million.

Underwriting Agreement

On February 29, 2024, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Rodman & Renshaw LLC and StockBlock Securities LLC, acting as representatives of the underwriters, to sell, in an underwritten offering (the “Bought Deal Offering”), 5,882,353 shares of Common Stock (the “Firm Shares”) and accompanying common warrants to purchase up to an aggregate of 5,882,353 shares of Common Stock (the “Firm Warrants”). The securities in the Bought Deal Offering were offered and sold by us pursuant to the Shelf S-3 Registration Statement, a base prospectus dated January 11, 2024, and a final prospectus supplement dated February 29, 2024.

The Bought Deal Offering closed on March 5, 2024, and the combined price per Firm Share and accompanying Firm Warrant paid by the underwriters was $1.564, which amount reflects the combined public offering price of $1.70, less underwriting discounts and commissions. Pursuant to the Underwriting Agreement, the Company also granted the underwriters a 30-day option to purchase up to 882,352 additional shares of Common Stock and/or common warrants to purchase up to 882,352 shares of Common Stock (the “Optional Warrants”, and together with the Firm Warrants, the “Common Warrants”). The underwriters did not exercise this option and it expired on March 30, 2024. Subject to certain ownership limitations, the Common Warrants are immediately exercisable, set to expire five years later, with an exercise price of $1.70 per share, subject to adjustments. Additionally, the Company issued the representative warrants (the “Representative Warrants”) to the underwriters, allowing them to purchase up to 470,588 shares of Common Stock, with these warrants being immediately exercisable at $2.125 per share, representing 125% of the combined public offering price per Firm Share and accompanying Firm Warrant.

The Company accounted for the Firm Warrants as a liability classified instrument (see Note 7) and the Representative Warrants as an equity classified instrument. The Representative Warrants are recognized in additional paid-in capital in the Company’s consolidated balance sheets. The issuance costs allocated to the equity component are recorded as the reduction of the offering proceeds and the amounts allocated to the liability component are expensed as incurred within the selling, general and administrative expenses in the Company's consolidated statement of operations. The fair value of Representative Warrants as of the date of issuance was $0.3 million.

As of June 30, 2024, there were 5,832,653 Firm Warrants and 470,588 Representative Warrants outstanding.

Registered Direct Offering

On April 23, 2024, the Company entered into a securities purchase agreement (the “RDO Purchase Agreement”) with the investor named therein, pursuant to which the Company agreed to sell and issue, in a registered direct offering (the “Registered Direct Offering”): (i) an aggregate of 15,000,000 shares of Common Stock (the “RDO Shares”), and (ii) common warrants to purchase up to 15,000,000 shares of Common Stock (the “RDO Common Warrants”). The offering price per RDO Share and accompanying RDO Common Warrant to purchase one share of Common Stock was $1.00, for aggregate gross proceeds to the Company of $15,000,000, before deducting the placement agent fees and other offering expenses. Subject to certain ownership limitations, the RDO Common Warrants are exercisable on the six-month anniversary from the date of issuance, will expire on the five-year anniversary of the date of issuance and have an exercise price of $1.10 per share. The exercise price of the RDO Common Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Common Stock.

StockBlock Securities LLC and its affiliate, Rodman & Renshaw LLC, acted as exclusive placement agents (the “Placement Agents”) in connection with the Registered Direct Offering. As compensation for such placement agent services, the Company paid the Placement Agents an aggregate cash fee equal to 8.0% of the gross proceeds actually received by the Company from the Registered Direct Offering. The Company also reimbursed the Placement Agents $100,000 for actual, reasonable and documented fees and expenses, inclusive of fees and expenses of legal counsel and out-of-pocket expenses and $15,950 for clearing expenses. The Company has also agreed to issue to the Placement Agents or their respective designees common warrants, substantially in the form of the RDO Common Warrants, to purchase up to 1,200,000 shares of Common Stock (the “Placement Agent Warrants”), representing up to 8.0% of the total number of the RDO Shares issued in the Registered Direct Offering. The Placement Agent Warrants have an exercise price of $1.25 per share (which represents 125% of the combined offering price per share of Common Stock and the RDO Common Warrant sold in the Registered Direct Offering), will become exercisable on the six-month anniversary of the date of issuance and expire five years from the commencement of sales in the Registered Direct Offering.

The Company accounted for the RDO Common Warrants as a liability classified instrument (see Note 7) and the Placement Agent Warrants as an equity classified instrument. The Placement Agent Warrants are recognized in additional paid-in capital in the Company’s consolidated balance sheets. The issuance costs allocated to the equity component are recorded as the reduction of the offering proceeds and the amounts allocated to the liability component are expensed as incurred within the selling, general and administrative expenses in the Company's consolidated statement of operations. The fair value of Placement Agent Warrants as the date of issuance was $0.6 million.

As of June 30, 2024, there were 15,000,000 RDO Common Warrants and 1,200,000 Placement Agent Warrants outstanding.

10. Stock Incentive and Employee Benefit Plan

2017 Scilex Pharmaceuticals Inc. Equity Incentive Plan

In June 2017, the Board of Directors of the Company (the “Board”) adopted the Scilex Pharmaceuticals Inc. Equity Incentive Plan (the “Scilex Pharma 2017 Plan”). In connection with the corporate reorganization in March 2019, the Scilex Pharma 2017 Plan was terminated. Accordingly, after such time, no additional awards were granted under the Scilex Pharma 2017 Plan.

Scilex Holding Company 2019 Stock Option Plan

In May 2019, the Board adopted the Scilex Holding Company 2019 Stock Option Plan (the “2019 Stock Option Plan”), which subsequently was amended in December 2020. The 2019 Stock Option Plan was terminated at the closing of the Business Combination, and no further awards have been granted under the 2019 Stock Option Plan thereafter. However, the 2019 Stock Option Plan will continue to govern outstanding awards granted thereunder.

Scilex Holding Company 2022 Equity Incentive Plan

In October 2022, the Board adopted the Scilex Holding Company 2022 Equity Incentive Plan (the “Equity Incentive Plan”). As of June 30, 2024, a total of 20,129,644 shares of Common Stock were available and have been reserved for future issuance under the Equity Incentive Plan, which number of shares accounts for the automatic annual increase on January 1, 2024 pursuant to the Equity Incentive Plan.

As of June 30, 2024, options to purchase 34,373,767 shares of Common Stock were outstanding under all equity incentive plans.

Scilex Holding Company 2023 Inducement Plan

On January 17, 2023, the compensation committee of the Board adopted the Scilex Holding Company 2023 Inducement Plan (the “Inducement Plan”). The Inducement Plan provides for the grant of equity-based awards in the form of non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, and other awards solely to prospective employees of the Company or an affiliate of the Company provided that certain criteria are met. The initial maximum number of shares available for grant under the Inducement Plan is 1,400,000 shares of Common Stock (subject to adjustment for recapitalizations, stock splits, reorganizations and similar transactions). No awards were granted under the Inducement Plan during the six months ended June 30, 2024.

The following table summarizes stock option activity during the six months ended June 30, 2024 (shares in thousands):

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life, in years	Aggregate Intrinsic Value
Outstanding as of December 31, 2023	33,124	$4.38	7.5	$7,459
Granted	1,472	$0.99
Exercised	(101)	$1.43
Forfeited/Cancelled	(121)	$4.97
Outstanding as of June 30, 2024	34,374	$4.24	7.1	$6,662
Exercisable as of June 30, 2024	21,380	$3.17	6.1	$4,102

Intrinsic value is calculated as the difference between the exercise price of the underlying options and the fair value of the Common Stock for the options that had exercise prices that were lower than the per share fair value of the Common Stock as of the measurement date of the intrinsic value. The weighted-average grant date fair value per share of stock options granted during the six months ended June 30, 2024 was $0.77 per share. The total intrinsic value of options exercised during the six months ended June 30, 2024 was $19.2 thousand.

Total stock-based compensation recorded within operating expenses was $3.6 million for each of the three months ended June 30, 2024 and 2023, and $7.2 million and $7.3 million for the six months ended June 30, 2024 and 2023, respectively.

The total unrecognized compensation costs related to unvested employee and non-employee stock option grants as of June 30, 2024 were $35.2 million, which the Company expects to recognize over a weighted-average period of approximately 2.7 years.

Scilex Holding Company 2022 Employee Stock Purchase Plan

On October 17, 2022, the Board adopted the Scilex Holding Company 2022 Employee Stock Purchase Plan (the “ESPP”). The purchase price of the Common Stock is equal to 85% of the lesser of the market value of such shares at the beginning of an offering period or the date of purchase. As of June 30, 2024, the total number of shares of Common

Stock that may be issued under the ESPP shall not exceed 4,476,601, which was increased from 2,875,759 shares as a result of automatic annual increase on January 1, 2024.

Total stock-based compensation recorded as operating expense for the ESPP was $63.7 thousand and $0.1 million for the three and six months ended June 30, 2024, respectively and nil for the three and six months ended June 30, 2023, respectively.

As of June 30, 2024, there were 167,369 shares of Common Stock issued under the ESPP.

Valuation Assumptions

The Company calculates the fair value of stock options and ESPP awards granted to employees and nonemployees using the Black-Scholes option pricing method. The Black-Scholes option pricing method requires the use of subjective assumptions.

The following assumptions were used in the Black-Scholes option pricing model to estimate stock-based compensation on the date of grant for stock options:

Six Months Ended June 30, 2024
Stock options:
Expected dividend yield	0.00%
Expected volatility	72% - 97%
Risk-free interest rate	4.33% - 4.44%
Term of options (in years)	5.5 - 6.3
Employee stock purchase plan:
Expected dividend yield	0.00%
Expected volatility	129.30%
Risk-free interest rate	5.39%
Expected life (in years)	0.50

Employee Benefit Plan

The Company maintains a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company made matching contributions to the 401(k) plan totaling $0.5 million and $0.2 million for the six months ended June 30, 2024 and 2023, respectively.

Retainer Shares

On February 13, 2023, the Company entered into a Stock Issuance Agreement (the “2023 SIA”) with a law firm for the provision of legal services to the Company. Under the 2023 SIA, the Company issued 4,000,000 shares of Common Stock to the law firm. On July 1, 2024, the Company entered into another Stock Issuance Agreement (the “2024 SIA”) with the same law firm for the provision of legal services to the Company. Under the 2024 SIA, the Company issued 10,000,000 shares of Common Stock to the same law firm. All such shares are held by the law firm as collateral for current and future outstanding legal fees due from the Company (the “Retainer Shares”). At the option of the law firm, the Retainer Shares may be sold and the net proceeds may be applied against the outstanding legal fees. The Retainer Shares not applied against the outstanding legal fees due will be returned to the Company. As of June 30, 2024, it was not probable that any of the Retainer Shares would be applied against any outstanding legal fees.

11. Commitments and Contingencies

Product Development Agreement

In February 2013, Scilex Pharma became a party to a product development agreement (as amended, the “Product Development Agreement”) with Itochu and Oishi Koseido Co., Ltd. (“Oishi,” and together with Itochu, the “Developers”), pursuant to which the Developers will manufacture and supply lidocaine tape products, including ZTlido and SP-103 (the “Products”), for Scilex Pharma. The Developers initially developed and have intellectual property rights relating to the Products. Pursuant to the Product Development Agreement, Scilex Pharma acquired an exclusive right to develop and commercialize the Products worldwide except for Japan. The Developers are responsible for sourcing and supplying lidocaine for development and commercialization purposes.

Pursuant to the Product Development Agreement, Scilex Pharma is required to make aggregate royalty payments between 25% and 35% to the Developers based on net profits. For the six months ended June 30, 2024 and 2023, Scilex Pharma made royalty payments in the amount of $4.4 million and $4.3 million, respectively. As of June 30, 2024 and December 31, 2023, Scilex Pharma had ending balances of accrued royalty payables of $4.7 million and $2.4 million, respectively. Total royalty expense recorded within cost of revenue was $2.4 million and $2.3 million for the three months ended June 30, 2024 and 2023, respectively, and $4.7 million and $4.3 million for the six months ended June 30, 2024 and 2023, respectively. Net profits are defined as net sales, less cost of goods and marketing expenses. Net sales are defined as total gross sales of any Product, less all applicable deductions, to the extent accrued, paid or allowed in the ordinary course of business with respect to the sale of such Product, and to the extent that they are in accordance with GAAP. If Scilex Pharma were to sublicense the licensed technologies, the Developers will receive the same proportion of any sublicensing fees received therefrom. The Product Development Agreement will continue in full force and effect until October 2, 2028, the date that is ten years from the date of the first commercial sale of ZTlido. The Product Development Agreement will renew automatically for subsequent successive one-year renewal periods unless Scilex Pharma or the Developers terminate it upon 6-month written notice.

On February 16, 2017, Scilex Pharma entered into a Commercial Supply Agreement (as amended, the “Supply Agreement”) with the two Developers to provide commercial supply of ZTlido and SP-103 to Scilex Pharma. The Supply Agreement contains standard terms regarding term, termination, payment, product quality and supply. In addition, the agreement provides additional terms regarding the calculation and amount of marketing expenses that may be deducted from net sales for purposes of determining the amount of net profit under the Product Development Agreement.

Litigation

In the normal course of business, the Company may be named as a defendant in one or more lawsuits. Other than the following four lawsuits, the Company is not a party to any outstanding material litigation and management is not aware of any legal proceedings that, individually or in the aggregate, are deemed to be material to the Company’s financial condition or results of operations.

From time to time the Company may become involved in various legal proceedings, including those that may arise in the ordinary course of business.

Sanofi-Aventis U.S. LLC and Hisamitsu America, Inc. Litigation

On February 23, 2021, the Company filed an action (the “Action”) in the U.S. District Court for the Northern District of California against Sanofi-Aventis U.S. LLC and Hisamitsu America, Inc., two manufacturers of over-the-counter (“OTC”) lidocaine patch products, alleging, among other things, false and deceptive advertising and unfair competition under the Lanham Act and California state laws by those companies regarding their respective OTC patch products (the “Sanofi-Aventis & Hisamitsu Litigation”). This lawsuit sought, among other relief, damages and an injunction enjoining the defendants from continuing to make false or misleading statements of fact about their respective OTC lidocaine patch products. The defendants filed motions to dismiss, which narrowed slightly the Company’s claims, but which motions the court largely rejected. Discovery proceeded. On January 26 and February 2, 2024, Scilex Pharma entered into two separate settlement agreements and mutual releases with the two manufacturers that resolved the Action. The terms of those agreements are confidential.

Former Employee Action

On March 12, 2021, Scilex Pharma and Sorrento (the “Plaintiffs”) filed an action (the “Former Employee Action”) in the Delaware Court of Chancery against the former President of Scilex Pharma, Anthony Mack, and Virpax Pharmaceuticals, Inc. (“Virpax”, and together with Mr. Mack, the “Defendants”), a company founded and then headed by Mr. Mack, alleging, among other things, breach by Mr. Mack of a restrictive covenant agreement with Sorrento related to his sale of his Scilex Pharma stock to Sorrento, tortious interference with that agreement by Virpax, breach of Mr. Mack’s fiduciary duties to Scilex Pharma, aiding and abetting of that breach by Virpax, and misappropriation of Scilex Pharma’s trade secrets by Mr. Mack and Virpax. Such lawsuit sought, among other relief, damages and various forms of injunctive relief. The case was tried from September 12, 2022 to September 14, 2022. On September 1, 2023, the court found in favor of the Plaintiffs on all but three counts deemed to have been waived. In its 95-page opinion, the court instructed the parties to submit supplemental briefing on the appropriate remedy to implement its rulings. On October 18, 2023, the Plaintiffs submitted a supplemental brief on remedies. On November 29, 2023, Defendants submitted a supplemental brief on remedies. On December 21, 2023, the Plaintiffs submitted a supplemental reply brief on remedies. On February 26, 2024, the Company and Virpax entered into a term sheet regarding a mutual release and settlement agreement, pursuant to which the parties have agreed to resolve the ongoing disputes. On February 29, 2024, the Company and Virpax entered into a definitive settlement agreement, which provides for, among other things, that Virpax would be obligated to make the following payments to the Company to settle the Former Employee Action: (i) $3.5 million (the “Initial Payment”) by two business days after the Effective Date (as defined therein), which payment has been made; (ii) $2.5 million by July 1, 2024 which payment has been made on July 8, 2024; and (iii) to the extent any of the following drug candidates are ever sold, royalty payments of (a) 6% of annual Net Sales (as defined therein) of Epoladerm, (b) 6% of annual Net Sales of Probudur and (c) 6% of annual Net Sales of Envelta during the Royalty Term (as defined therein). The Company and Virpax provided mutual releases of all claims that existed as of the Effective Date, whether known or unknown, arising from any allegations set forth in the Former Employee Action. Plaintiffs’ release relates to claims against Virpax only, which does not affect its claims against Mr. Mack. Plaintiffs have not released Mr. Mack, and litigation against him remains ongoing.

As of June 30, 2024, the Company fully reserved the $2.5 million receivable to be paid by Virpax by July 1, 2024, as the collectability of this receivable was deemed uncertain. The Company received the full payment of $2.5 million on July 8, 2024.

ZTlido Patent Litigation

On June 22, 2022, the Company filed a complaint against Aveva Drug Delivery Systems, Inc. (“Aveva”), Apotex Corp., and Apotex, Inc. (together, “Apotex”) in the U.S. District Court for the Southern District of Florida (the “ZTlido Patent Litigation”) alleging infringement of certain Orange Book listed patents covering ZTlido (the “ZTlido Patents”). The ZTlido Patent Litigation was initiated following the submission by Apotex, in accordance with the procedures set out in the Hatch-Waxman Act, of an abbreviated new drug application (“ANDA”). Apotex’s ANDA seeks approval to market a generic version of ZTlido prior to the expiration of the ZTlido Patents and alleges that the ZTlido Patents are invalid, unenforceable, and/or not infringed. The Company is seeking, among other relief, an order that the effective date of any FDA approval of Apotex’s ANDA be no earlier than the expiration of the asserted patents listed in the Orange Book, the latest of which expires on May 10, 2031, and such further and other relief as the court may deem appropriate. Apotex is subject to a 30-month stay preventing it from selling a generic version of ZTlido during that time. The stay should expire no earlier than November 11, 2024. The two Apotex entities were recently dismissed from the litigation without prejudice, as they no longer have an interest in the generic product that Aveva seeks to market. Trial in the ZTlido Patent Litigation was held from July 8, 2024 to July 11, 2024. Final post-trial briefing was submitted by the parties on July 25, 2024, and the case has been submitted to the U.S. District Court for the Southern District of Florida. The Company cannot make any predictions about the final outcome of this matter or the timing thereof.

GLOPERBA Patent Litigation

On November 6, 2023, Takeda Pharmaceuticals U.S.A., Inc. (“Takeda”) filed a complaint against the Company in the U.S. District Court for the District of Delaware (the “GLOPERBA Patent Litigation”) alleging that the Company’s filing with the FDA of an application for approval of a proposed revision to the product label for its GLOPERBA product infringed certain Orange Book listed patents covering Takeda’s colchicine product, Colcrys® (the “Colcrys Patents”). Takeda sought an order that the effective date of any FDA approval of the Company’s labeling revision be no earlier than the expiration date of the asserted patents listed in the Orange Book, and such further and other relief as the court may deem appropriate. The Company had previously accrued $0.5 million with respect to the GLOPERBA Patent Litigation. On March 7, 2024, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with Takeda to resolve the Action and entered into a license agreement with Takeda pursuant to which Takeda granted a non-exclusive license to the Company and its affiliates of certain patents owned by Takeda. The terms of those agreements are confidential. The Settlement Agreement was subject to review by the Federal Trade Commission and the U.S. Department of Justice, neither of which objected during the review period. After the expiration of the review period, the U.S. District Court for the District of Delaware entered a final consent judgment on May 3, 2024.

Operating Leases

The Company leases administrative and research and development facilities under various non-cancelable lease agreements. Facility leases generally provide for periodic rent increases and may include options to extend. As of June 30, 2024, the Company’s leases have remaining lease terms of approximately 0.2 to 3.3 years. The terms of the Company’s leases, ranging from 3 to 5 years, include extension options that are not reasonably certain to be exercised. Many of the Company’s leases are subject to variable lease payments. Variable lease payments are recognized in the period in which the obligations for those payments are incurred, are not included in the measurement of the right-of-use (“ROU”) assets or lease liabilities, and are immaterial. Additionally, the Company subleases certain properties to third parties. Sublease income is recognized on a straight-line basis and is immaterial.

As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company calculates the associated lease liability and corresponding ROU asset upon lease commencement using a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. As of June 30, 2024, the Company has no finance leases.

In April 2023, the Company modified the lease term for its principal executive offices located in Palo Alto, California. The modification extended the lease term for an additional three years, with the lease term expiring in September 2027. As a result of the modification, the Company recognized additional ROU assets and corresponding lease liabilities of $2.5 million.

Lease expense was $0.3 million for each of the three months ended June 30, 2024 and 2023, and $0.5 million for each of the six months ended June 30, 2024 and 2023. The lease expense included variable lease costs, sublease income and impairment, which were immaterial for the periods presented.

Supplemental quantitative information related to leases includes the following:

	Six Months Ended June 30,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases (in thousands)	$(278)	$(474)
Weighted average remaining lease term in years — operating leases	3.2	4.0
Weighted average discount rate — operating leases	11.0%	11.1%

Approximate future minimum lease payments under operating leases were as follows (in thousands):

Amount
2024 (Remainder of 2024)	$425
2025	916
2026	944
2027	724
Total lease payments	3,009
Less imputed interest	(415)
Total lease liabilities	2,594
Less current portion of lease liability	701
Lease liability, net of current portion	$1,893

12. Net Loss Per Share

The following table sets forth the reconciliation of basic and diluted loss per share for the three and six months ended June 30, 2024 and 2023 (in thousands except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss for basic and diluted loss per share available to common stockholders	$(37,582)	$(26,649)	$(61,959)	$(57,402)
Weighted average number of shares outstanding	113,236	142,626	105,571	142,146
Weighted average common stock warrants exercisable for nominal consideration	6,952	—	5,878	—
Weighted average number of shares, basic and diluted	120,188	142,626	111,449	142,146
Loss per share
Basic and Diluted	$(0.31)	$(0.19)	$(0.56)	$(0.40)

Basic net income (loss) per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. Diluted earnings per share is computed using the weighted average number of Common Stock and, if dilutive, potential Common Stock outstanding during the period. Potential Common Stock consists of the incremental Common Stock issuable upon the exercise of stock options and warrants (using the treasury stock method or the reverse treasury stock method, as applicable).

In the computation of net (loss) income per share, treasury shares are not included as part of the outstanding shares.

In accordance with FASB ASC 260, Earnings Per Share, Penny Warrants are warrants that would be exercised for no or little consideration and therefore should be included in the calculation of weighted average shares outstanding for purposes of calculating basic and diluted net income (loss) per share. The Closing Penny Warrants become exercisable upon the passage of time and are included in basic and diluted net income (loss) per share from the closing date of September 21, 2023. The Subsequent Penny Warrants to purchase up to an aggregate of 8,500,000 shares of Common Stock are not vested as of the closing date of September 21, 2023 and the vesting is based on the passage of time, the Company’s repayment of the Oramed Note or the occurrence of the Management Sale Trigger Date (as defined therein). Therefore, these Subsequent Penny Warrants are included in the computation for diluted net income per share once all other exercise contingencies are removed except for the passage of time.

The following potentially dilutive outstanding securities were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	June 30,	December 31,
	2024	2023
Stock options	34,373,767	33,123,798
Public Warrants	6,854,309	6,854,309
Firm Warrants	5,832,653	—
RDO Common Warrants	15,000,000	—
Placement Agent Warrants	1,200,000	—
Deposit Warrant	3,250,000	—
Retainer Shares	4,000,000	4,000,000
Private Warrants	3,613,383	3,613,383
Representative Warrants	470,588	—
Shares Issuable pursuant to ESPP	116,723	29,806
Convertible Debentures	—	546,921
Total	74,711,423	48,168,217

13. Subsequent Events

On July 2, 2024, the Company signed a letter of intent for a potential business combination of Semnur with Denali Capital Acquisition Corp. ("Denali"), a Cayman Islands corporation (Nasdaq: DECA).

In connection with the transactions contemplated by the Commitment Letter, the Company also entered into a Letter Agreement (the “Letter Agreement”) with the FSF Lender and the FSF Lender’s strategic consultant, IVI 66766 LLC (“IVI”), dated July 16, 2024, pursuant to which the Company agreed to reimburse the actual, reasonable and documented consulting fees incurred by the FSF Lender in connection with the preparation, negotiation and execution of the Commitment Letter and the definitive documents with respect to the transactions contemplated thereby, which fees were satisfied in full by the Company issuing to IVI a warrant to purchase up to an aggregate of 250,000 shares of Common Stock (the “Fee Warrant”) on July 16, 2024, with an exercise price of $1.20 per share. Subject to certain ownership limitations, the Fee Warrant is immediately exercisable and will expire five years from the date of issuance.

On August 9, 2024, Denali issued a convertible promissory note (the “Convertible Promissory Note”) in the total principal amount of up to $180,000 to the Company. The Convertible Promissory Note was issued with an initial principal balance of $15,036.74, with the remaining $164,963.26 drawable at the Denali’s request and upon the consent of the Company prior to the maturity of the Convertible Promissory Note. The Convertible Promissory Note matures upon the earlier of (i) the effective date of the consummation of Denali’s initial business combination or (ii) the date of the liquidation of Denali. Any future drawdowns of the remaining $164,963.26 principal amount available under the convertible promissory note are expected to fund future one-month extensions as necessary to provide additional time for Denali to complete a business combination. At the option of the Company, upon consummation of an initial business combination, the Convertible Promissory Note may be converted in whole or in part into additional Class A ordinary shares of Denali, at a conversion price of $10.00 per ordinary share (the “Conversion Shares”). The terms of the Conversion Shares will be identical to those of the private placement shares that were issued to the Denali Capital Global Investments, LLC in connection with Denali’s initial public offering (the “IPO”). In the event that Denali does not consummate an initial business combination, the Convertible Promissory Note will be repaid only from funds held outside of the trust account established in connection with the IPO or will be forfeited, eliminated or otherwise forgiven. No interest shall accrue on the unpaid principal balance of the Convertible Promissory Note.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read together with the unaudited condensed consolidated financial statements and related notes thereto included elsewhere in this Quarterly Report on 10-Q (this “Quarterly Report on Form 10-Q”) and our consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2024 (the “Annual Report on Form 10-K”). In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this Quarterly Report on Form 10-Q, including those set forth in the sections of this Quarterly Report on Form 10-Q titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”. As a result of these risks, you should not replace undue reliance on these forward-looking statements. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law.

Overview

We are an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid management products for the treatment of acute and chronic pain. We believe that our innovative non-opioid product portfolio has the potential to provide effective pain management therapies that can have a transformative impact on patients’ lives. We target indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and are dedicated to advancing and improving patient outcomes. We launched our first commercial product in October 2018, in-licensed two commercial products in 2022 and 2023, and are developing our late-stage pipeline. Our commercial product, ZTlido, is a prescription lidocaine topical product approved by the U.S. Food and Drug Administration (“FDA”) for the relief of neuropathic pain associated with post-herpetic neuralgia (“PHN”), which is a form of post-shingles nerve pain. ZTlido possesses novel delivery and adhesion technology designed to address many of the limitations of current prescription lidocaine patches by providing significantly improved adhesion and continuous pain relief throughout the 12-hour administration period. We market ZTlido through a dedicated sales force of approximately 65 people, targeting 10,000 primary care physicians, pain specialists, neurologists and palliative care physicians who we believe treat the majority of PHN patients. We in-licensed the exclusive right to commercialize GLOPERBA (colchicine USP) oral solution, an FDA-approved prophylactic treatment for painful gout flares in adults, in the United States of America (“U.S.” or the “United States”). We launched GLOPERBA in June 2024 and believe we are well-positioned to market and distribute the product. In February 2023, we acquired the rights to patents, trademarks, regulatory approvals and other rights related to ELYXYB (celecoxib oral solution) and its commercialization in the U.S. and Canada. In April 2023, we launched ELYXYB in the U.S. for the treatment of acute migraine, with or without aura, in adults. We filed a New Drug Submission (“NDS”) to Health Canada’s Pharmaceutical Drugs Directorate, Bureau of Cardiology, Allergy and Neurological Sciences for the approval of ELYXYB for acute treatment of migraine with or without aura in Canada.

Our development pipeline consists of three product candidates, (i) SP-102 (“SEMDEXA”) (10 mg, dexamethasone sodium phosphate viscous gel), novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain or sciatica with completed Phase 3 study, (ii) SP-103 (lidocaine topical system) 5.4%, a Phase 2, next-generation, triple-strength formulation of ZTlido, for the treatment of chronic neck pain and for which we have completed a Phase 2 trial in acute low back pain (“LBP”) in the third quarter of 2023, and (iii) SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules), a novel low-dose delayed-release naltrexone hydrochloride formulation for treatment of fibromyalgia, for which Phase 1 trials were completed in the second quarter of 2022.

SEMDEXA has been granted fast track designation by the FDA and, if approved, could become the first FDA-approved alternative to off-label epidural steroid injections, which are administered over 12 million times annually in the United States. We have completed a pivotal Phase 3 study with final results received in March 2022, which results reflected achievement of primary and secondary endpoints. SP-103 has also been granted fast track designation by the FDA for LBP. We received our SP-103 Phase 2 top-line results in August 2023 and the trial achieved its objectives characterizing safety, tolerability and preliminary efficacy of SP-103 in acute LBP associated with muscle spasms. SP-103 was safe and well tolerated. Increase of lidocaine load in topical system by three times, compared with approved ZTlido, 5.4% vs. 1.8%, did not result in signs of systemic toxicity or increased application site reactions with daily applications over one month treatment. We will continue to analyze the SP-103 Phase 2 trial data along with an investigator study of ZTlido in patients with neck pain completed in the second half of 2023, which also has shown promising top-line efficacy and safety results. SP-103, if approved, could become the first FDA-approved lidocaine topical product for the treatment of chronic neck pain. SP-103 is a triple-strength lidocaine topical system designed to deliver a dose of lidocaine three times higher than any lidocaine topical product that we are aware of, either approved or in development. We are examining SP-103 as a treatment for chronic neck pain, a condition with high unmet need which we expect could affect over 20 million patients in the United States as of 2023. Once the data analysis has been completed from both studies, we will request end of Phase 2 meeting with the FDA to discuss next steps to Phase 3.

We currently contract with third parties for the manufacture, assembly, testing, packaging, storage and distribution of our products. We obtain our commercial supply of certain of our products, the clinical supply of our product candidates and certain of the raw materials used in our product candidates from sole or single source suppliers and manufacturers. Prior to April 2022, we relied on a single third-party logistics distribution provider, Cardinal Health 105, for ZTlido distribution in the United States. Cardinal Health 105 purchased and shipped ZTlido to customer wholesale distribution centers. Cardinal Health 105 also performed order management services on our behalf. On April 2, 2022, we announced the expansion of our direct distribution network to national and regional wholesalers and pharmacies. Cardinal Health 105 will continue to provide traditional third-party logistics functions for us.

Since our inception, we have invested substantial efforts and financial resources on acquiring product and technology rights while building our intellectual property portfolio and infrastructure. In June 2022, we in-licensed the exclusive right to commercialize GLOPERBA oral solution, an FDA-approved prophylactic treatment for painful gout flares in adults, in the U.S. In February 2023, we acquired rights to FDA-approved ELYXYB in the U.S. and Canada for the acute treatment of migraine. We intend to continue to explore and evaluate additional opportunities such as these to grow our business. We have incurred significant operating losses as a result of such investment efforts, including the development of SEMDEXA, conducting of Phase 3 trials for SEMDEXA, and the development of SP-103 and SP-104. Our ability to generate revenue sufficient to achieve profitability will depend on the successful commercialization of our products, ZTlido, GLOPERBA and ELYXYB, and the development of our product candidates. We had a net loss of $37.6 million and $26.6 million for the three months ended June 30, 2024 and 2023, and a net loss of $62.0 million and $57.4 million for the six months ended June 30, 2024 and 2023, respectively. As of June 30, 2024, we had an accumulated deficit of approximately $552.2 million. As of June 30, 2024, we had cash and cash equivalents of approximately $6.9 million. Our management has concluded that there is substantial doubt about our ability to continue as a going concern for one year after the date that the unaudited condensed consolidated financial statements are issued. See Note 2 titled “Liquidity and Going Concern” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information.

We expect to continue to make investments in our sales and marketing organization and expand digital marketing efforts to broaden awareness of ZTlido, GLOPERBA and ELYXYB and in research and development, clinical trials and regulatory affairs to develop our product candidates, SEMDEXA, SP-103 and SP-104. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. We may be unable to raise additional funds or enter into such agreements or arrangements when needed on favorable terms, or at all. If adequate funds on acceptable terms are not available when needed, we may be required to reduce the scope of the commercialization of ZTlido, GLOPERBA and ELYXYB or delay, scale back or discontinue the development of one or more of our product candidates.

Sorrento Chapter 11 Filing

On February 13, 2023, Sorrento Therapeutics, Inc. (“Sorrento”), together with its wholly-owned direct subsidiary, Scintilla Pharmaceuticals, Inc., commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Chapter 11 proceedings are jointly administered under the caption In re Sorrento Therapeutics, Inc., et al. While we were majority-owned by Sorrento, we were not a debtor in Sorrento’s voluntary Chapter 11 filing. Pursuant to that certain Stock Purchase Agreement that we entered into with Sorrento on September 21, 2023 (the “Sorrento SPA”), we repurchased shares of our Common Stock and Series A Preferred Stock from Sorrento. As a result, Sorrento no longer holds a majority of the voting power of our outstanding capital stock entitled to vote. As of June 30, 2024, we had a $3.2 million receivable from Sorrento, which was fully reserved. We evaluate the collectability of this receivable on a quarterly basis.

Potential Semnur Merger

On July 2, 2024, our wholly owned subsidiary, Semnur Pharmaceuticals, Inc. entered into a letter of intent for a potential business combination with Denali Capital Acquisition Corp., a Cayman Islands corporation (Nasdaq: DECA).

Components of Our Results of Operations

Net Revenue

Net revenue consists of product sales of ZTlido, ELYXYB and GLOPERBA in the United States. For product sales of ZTlido, ELYXYB and GLOPERBA, we record gross-to-net sales adjustments for government and commercial rebates, chargebacks, wholesaler and distributor fees, sales returns, special marketing programs, and prompt payment discounts. We expect that any net revenue we generate will fluctuate from year to year as a result of the unpredictability of the demand for our product.

Operating Costs and Expenses

Cost of Revenue

Cost of revenue consists of the cost of purchasing ZTlido, ELYXYB and GLOPERBA from our manufacturing partners, inventory write-downs related to expiration dates for on-hand inventory, cost of shipments, and royalty payments to our manufacturers. We expect the cost of revenue to fluctuate with related sales revenue.

Research and Development

Research and development expenses are expensed when incurred and consist primarily of costs incurred for our research activities, including the development of our product candidates, and include:

•
costs related to clinical trials;
•
salaries, benefits and other related costs, including stock-based compensation expense for personnel engaged in research and development functions; and
•
costs related to outside consultants.

We expect our research and development expenses to increase, as we will incur incremental expenses associated with our product candidates that are currently under development and in clinical trials. Product candidates in later stages of clinical development generally have higher development costs, primarily due to the increased size and duration of later-stage clinical trials. Accordingly, we expect to incur significant research and development expenses in connection with our clinical trials for SEMDEXA, SP-103 and SP-104.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of costs related to our contract sales force, salaries and other related costs, including stock-based compensation, for personnel in our executive, marketing, finance, corporate and business development and administrative functions. Selling, general and administrative expenses also include professional fees for legal, patent, accounting, auditing, tax and consulting services, travel expenses and facility-related expenses, which include direct depreciation costs, and allocated expenses from Sorrento for director and officer insurance as well as employee health benefits through the consummation of the transactions pursuant to the Sorrento SPA.

We expect that our selling, general and administrative expenses will vary year over year in the future as we adapt our commercial strategies to changes in the business environment. We also expect to incur increased expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC, listing standards applicable to companies listed on a national securities exchange, additional insurance expenses, investor relations activities and other administrative and professional services. We also expect to adjust the size of our administrative, finance and legal functions to adapt to the changes above and the anticipated growth of our business.

Intangible Amortization

Intangible amortization expense consists of the amortization expense of intangible assets recognized on a straight-line basis over the estimated useful lives of the assets. Our intangible assets, excluding goodwill, are composed of patent rights, acquired technology, acquired licenses and assembled workforce.

Legal Settlements

Legal settlements for the six months ended June 30, 2024 consist of gains on litigation settlements that were entered into during the first quarter of 2024. See Note 11 titled “Commitments and Contingencies” to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q.

Other (Income) Expense

Loss (Gain) on Derivative Liability

Loss (Gain) on derivative liability includes the remeasurement of the warrant derivative liability. See Note 4 titled “Fair Value Measurements” to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q.

Change in Fair Value of Debt and Liability Instruments

Change in fair value of debt and liability instruments includes the remeasurement of the convertible debentures (the “Convertible Debentures”) issued to YA II, Ltd. (“Yorkville”) pursuant to that certain securities purchase agreement dated as of March 21, 2023 and amended on October 11, 2023, between Yorkville and us (the “Yorkville SPA”) and a senior secured promissory note to Oramed Pharmaceuticals Inc. (“Oramed”) issued in September 2023 in the principal amount of $101.9 million (the “Oramed Note”). See Note 4 titled “Fair Value Measurements” to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q.

Interest Expense

Interest expense consists of interest related to the loans in an aggregate principal amount of up to $30.0 million (the “Revolving Facility”) made available by eCapital Healthcare Corp. pursuant to a Credit and Security Agreement (the “eCapital Credit Agreement”) that Scilex Pharmaceuticals Inc. (“Scilex Pharma”) entered into on June 27, 2023.

Loss (Gain) on Foreign Currency Exchange

Loss (gain) on foreign currency exchange relates to foreign exchange losses on payments made to our foreign supplier, Itochu Chemical Frontier Corporation (“Itochu”), a manufacturer and supplier of lidocaine tape products, including ZTlido and SP-103.

Results of Operations For the Three Months Ended June 30, 2024 and 2023

The following tables summarize our results of operations for the three months ended June 30, 2024 and 2023 (in thousands):

	Three Months Ended June 30,
	2024	2023	Changes
Statements of Operations Data:
Net revenue	$16,370	$12,582	$3,788
Operating costs and expenses:
Cost of revenue	4,390	4,177	213
Research and development	2,004	3,204	(1,200)
Selling, general and administrative	24,598	26,989	(2,391)
Intangible amortization	1,001	1,026	(25)
Total operating costs and expenses	31,993	35,396	(3,403)
Loss from operations	(15,623)	(22,814)	7,191
Other expense:
Loss on derivative liability	15,284	82	15,202
Change in fair value of debt and liability instruments	6,099	3,748	2,351
Interest expense, net	571	5	566
Loss on foreign currency exchange	5	3	2
Total other expense	21,959	3,838	18,121
Loss before income taxes	(37,582)	(26,652)	(10,930)
Income tax benefit	—	(3)	3
Net loss	$(37,582)	$(26,649)	$(10,933)

Comparison of the Three Months Ended June 30, 2024 and 2023

Net Revenue

Net revenue for the three months ended June 30, 2024 and 2023 was $16.4 million and $12.6 million, respectively. The increase of $3.8 million was driven by the increase in gross product sales of ZTlido and ELYXYB by approximately 16% and 49%, respectively, and sales of GLOPERBA commencing in June 2024, offset by an increase in rebates.

Cost of Revenue

Cost of revenue for the three months ended June 30, 2024 and 2023 was $4.4 million and $4.2 million, respectively. The increase of $0.2 million was primarily due to an increase in gross revenue of approximately 19% for the three months ended June 30, 2024 compared to the three months ended June 30, 2023.

Research and Development Expenses

The following table summarizes research and development expenses by project for the three months ended June 30, 2024 and 2023 (in thousands):

	Three Months Ended June 30,
	2024	2023	Increase (Decrease)
SP-102
Contracted R&D	$135	$76	$59
Personnel	182	64	118
Other	22	20	2
Total SP-102	339	160	179
SP-103
Contracted R&D	263	1,459	(1,196)
Personnel	388	277	111
Other	48	32	16
Total SP-103	699	1,768	(1,069)
SP-104
Contracted R&D	2	285	(283)
Personnel	53	155	(102)
Other	8	43	(35)
Total SP-104	63	483	(420)
GLOPERBA
Contracted R&D	81	79	2
Personnel	277	185	92
Other	32	30	2
Total GLOPERBA	389	294	95
ELYXYB
Contracted R&D	243	197	46
Personnel	221	255	(34)
Other	50	47	3
Total ELYXYB	514	499	15
Total Research and Development Expenses	$2,004	$3,204	$(1,200)

Research and development expenses for the three months ended June 30, 2024 and 2023 were $2.0 million and $3.2 million, respectively. The $1.2 million decrease was primarily attributed to reduced costs of the SP-103 due to the completion of the Phase 2 clinical study and reduced chemistry, manufacturing and controls (“CMC”) costs of SP-104.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended June 30, 2024 and 2023 were $24.6 million and $27.0 million, respectively. The decrease of approximately $2.4 million was primarily due to a $2.0 million decrease in advisory and financing expenses, a $2.2 million decrease in legal fees, a $0.5 million decrease in insurance costs and a $0.4 million decrease in travel expenses in the three months ended June 30, 2024, offset by a $1.4 million increase in personnel expense due to an increase in headcount and a merit increase starting January 2024, a $0.9 million increase in marketing, a $0.3 million increase in contracted services, and a $0.1 million increase in other expenses.

Intangible Amortization Expense

Intangible amortization expense for each of the three months ended June 30, 2024 and 2023 was $1.0 million. No changes were observed between the comparable periods.

Loss on Derivative Liability

Loss on derivative liability for the three months ended June 30, 2024 and 2023 was $15.3 million and $0.1 million, respectively. The loss recognized during the three months ended June 30, 2024 was attributed to the change in the fair value of the derivative warrant liability associated with the private placement warrants that we assumed from Vickers in November 2022 in connection with the Business Combination (the “Private Warrants”), the Firm Warrants and the RDO Common Warrants (each as defined below) that were issued as part of the Bought Deal Offering and the Registered Direct Offering (each as defined below), respectively. The loss recognized during the three months ended June 30, 2023 was attributed to the change in the fair value of the derivative warrant liability associated with the Private Warrants.

Change in Fair Value of Debt and Liability Instruments

Change in fair value of debt and liability instruments for the three months ended June 30, 2024 and 2023 was $6.1 million and $3.7 million, respectively. The loss recognized during the three months ended June 30, 2024 was attributed to the Oramed Note and the FSF Deposit. The Oramed Note was issued in September 2023 in the principal amount of $101.9 million, of which the principal amount of $61.9 million remained outstanding as of June 30, 2024. The FSF Deposit was received in June 2024 in the principal amount of $10.0 million, which remained outstanding as of June 30, 2024. The loss recognized during the three months ended June 30, 2023 was attributed to the Convertible Debentures issued in March and April 2023 in an aggregate principal amount of $25.0 million which were fully repaid during the first quarter of 2024.

Interest Expense, Net

Interest expense for the three months ended June 30, 2024 and 2023 was $0.6 million and $5.0 thousand, respectively. The increase was attributed to $0.6 million of interest related to the Revolving Facility.

Results of Operations For the Six Months Ended June 30, 2024 and 2023

	Six Months Ended June 30,
	2024	2023	Changes
Statements of Operations Data:
Net revenue	$27,254	$23,164	$4,090
Operating costs and expenses:
Cost of revenue	8,230	7,768	462
Research and development	5,112	5,940	(828)
Selling, general and administrative	53,876	55,690	(1,814)
Intangible amortization	2,028	2,053	(25)
Legal settlements	(6,891)	—	(6,891)
Total operating costs and expenses	62,355	71,451	(9,096)
Loss from operations	(35,101)	(48,287)	13,186
Other expense:
Loss on derivative liability	15,741	5,335	10,406
Change in fair value of debt and liability instruments	10,004	3,748	6,256
Interest expense, net	1,102	4	1,098
Loss on foreign currency exchange	11	23	(12)
Total other expense	26,858	9,110	17,748
Loss before income taxes	(61,959)	(57,397)	(4,562)
Income tax expense	—	5	(5)
Net loss	$(61,959)	$(57,402)	$(4,557)

Comparison of the Six Months Ended June 30, 2024 and 2023

Net Revenue

Net revenue for the six months ended June 30, 2024 and 2023 was $27.3 million and $23.2 million, respectively. The increase of $4.1 million was driven by the increase in gross product sales of ZTlido and ELYXYB by approximately 21% and 165%, respectively, and sales of GLOPERBA commencing in June 2024, offset by an increase in rebates.

Cost of Revenue

Cost of revenue for the six months ended June 30, 2024 and 2023 was $8.2 million and $7.8 million, respectively. The increase of $0.4 million was primarily due to an increase in gross revenue of approximately 25% for the six months ended June 30, 2024 compared to the six months ended June 30, 2023.

Research and Development Expenses

The following table summarizes research and development expenses by project for the six months ended June 30, 2024 and 2023 (in thousands):

	Six Months Ended June 30,
	2024	2023	Increase (Decrease)
SP-102
Contracted R&D	$949	$265	$684
Personnel	262	149	113
Other	29	29	0
Total SP-102	1,240	443	797
SP-103
Contracted R&D	669	2,771	(2,102)
Personnel	728	597	131
Other	98	256	(158)
Total SP-103	1,496	3,624	(2,128)
SP-104
Contracted R&D	23	271	(248)
Personnel	219	289	(70)
Other	26	68	(42)
Total SP-104	268	628	(360)
GLOPERBA
Contracted R&D	291	146	145
Personnel	471	364	107
Other	53	52	1
Total GLOPERBA	815	562	253
ELYXYB
Contracted R&D	476	212	264
Personnel	502	406	96
Other	316	65	251
Total ELYXYB	1,293	683	610
Total Research and Development Expenses	$5,112	$5,940	$(828)

Research and development expenses for the six months ended June 30, 2024 and 2023 were $5.1 million and $5.9 million, respectively. The $0.8 million decrease was primarily attributed to reduced costs of SP-103 due to the completion of the Phase 2 clinical study offset by increased CMC costs of SP-102 and ELYXYB regulatory costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the six months ended June 30, 2024 and 2023 were $53.9 million and $55.7 million, respectively. The decrease of approximately $1.8 million was primarily due to a $4.8 million decrease in legal fees, a $1.4 million decrease related to bad debt reserve that was made in March 2023 for the receivable from Sorrento, a $1.0 million decrease in insurance costs, a $0.4 million decrease in contracted services and a $0.1 million decrease in travel expenses in the six months ended June 30, 2024, offset by a $3.1 million increase in personnel expense due to an increase in headcount and a merit increase starting January 2024, a $1.0 million increase in marketing expenses, a $0.6 million increase in advisory and financing expenses, and a $1.2 million increase in other expenses.

Intangible Amortization Expense

Intangible amortization expense for the six months ended June 30, 2024 and 2023 was $2.0 million and $2.1 million, respectively. The decrease of $0.1 million is related to the full amortization of the assembled workforce intangible asset (see Note 6 titled “Goodwill and Intangible Assets” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information).

Legal Settlements

Legal settlements for the six months ended June 30, 2024 and 2023 were $6.9 million and nil, respectively. The increase was attributed to litigation settlements that were entered into during the first quarter of 2024. See Note 11 titled “Commitments and Contingencies” to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q.

Loss on Derivative Liability

Loss on derivative liability for the six months ended June 30, 2024 and 2023 was $15.7 million and $5.3 million, respectively. The loss recognized during the six months ended June 30, 2024 was attributed to the change in the fair value of the derivative warrant liability associated with the Private Warrants, the Firm Warrants and the RDO Common Warrants (each as defined below) that were issued as part of the Bought Deal Offering and the Registered Direct Offering (each as defined below), respectively. The loss recognized during the six months ended June 30, 2023 was attributed to the change in the fair value of the derivative warrant liability associated with the Private Warrants.

Change in Fair Value of Debt and Liability Instruments

Change in fair value of debt and liability instruments for the six months ended June 30, 2024 and 2023 was $10.0 million and $3.7 million, respectively. The loss recognized during the six months ended June 30, 2024 was attributed to the Convertible Debentures, Oramed Note and the FSF Deposit. The Convertible Debentures were issued in March and April 2023 in an aggregate principal amount of $25.0 million which were fully repaid during the first quarter of 2024. The Oramed Note was issued in September 2023 in the principal amount of $101.9 million, of which the principal amount of $61.9 million remained outstanding as of June 30, 2024. The FSF Deposit was received in June 2024 in the principal amount of $10.0 million, which remained outstanding as of June 30, 2024. During the six months ended June 30, 2023, the change in fair value was attributed to the Convertible Debentures.

Interest Expense, Net

Interest expense for the six months ended June 30, 2024 and 2023 was $1.1 million and $4.0 thousand, respectively. The increase was attributed to $1.1 million of interest related to the Revolving Facility.

Liquidity and Capital Resources

As of June 30, 2024, we had cash and cash equivalents of approximately $6.9 million.

We have funded our operations primarily through the Yorkville financing pursuant to the A&R Yorkville Purchase Agreement (as defined below), the B. Riley financing pursuant to the B. Riley Purchase Agreement (as defined below), the Revolving Facility and the issuance of the Convertible Debentures and financing pursuant to the ATM Sales Agreement (as defined below). We also have indebtedness pursuant to the Oramed Note, the FSF Deposit (as defined below), the Revolving Facility as well as deferred consideration related to the GLOPERBA license acquired from Romeg in 2022. The following table summarizes the aggregate indebtedness of these issuances as of June 30, 2024 and December 31, 2023 (in thousands):

	June 30, 2024	December 31, 2023
Oramed Note (Outstanding Principal Balance: $61.9 million and $96.9 million as of June 30, 2024 and December 31, 2023, respectively)	$75,370	$104,089
Convertible Debentures (Outstanding Principal Balance: nil and $4.4 million as of June 30, 2024 and December 31, 2023, respectively)	—	4,340
FSF Deposit (Outstanding Principal Balance : $10.0 million and nil as of June 30, 2024 and December 31, 2023, respectively)	11,727	—
Revolving Facility	17,306	17,038
Deferred Consideration with Romeg	3,136	3,386
Total indebtedness	$107,539	$128,853

The Oramed Note

As of June 30, 2024, we have $75.4 million outstanding under the Oramed Note pursuant to the Scilex-Oramed SPA (see Note 7 titled “Debt” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information).

Convertible Debentures

The Company fully repaid the Convertible Debentures in March 2024 (see Note 7 titled “Debt” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information).

FSF Deposit

As of June 30, 2024, we have $10.0 million outstanding under the FSF Deposit (see Note 7 titled “Debt” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information).

Revolving Facility

As of June 30, 2024, we have $17.3 million outstanding under the Revolving Facility (see Note 7 titled “Debt” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information).

Deferred Consideration

As of June 30, 2024, we have $3.1 million of deferred consideration related to minimum royalty payments that were included in the initial measurement of consideration transferred for the GLOPERBA license. Deferred consideration minimum royalty payments began in July 2023.

ZTlido and ELYXYB Royalties

In February 2013, Scilex Pharma became a party to a product development agreement (as amended, the “Product Development Agreement”) with Itochu and Oishi Koseido Co., Ltd. (“Oishi” and together with Itochu, the “Developers”), pursuant to which the Developers will manufacture and supply lidocaine tape products, including ZTlido and SP-103, for Scilex Pharma. Pursuant to the Product Development Agreement, Scilex Pharma is required to make aggregate royalty payments between 25% and 35% to the Developers based on net profits. During the six months ended June 30, 2024 and 2023, Scilex Pharma made royalty payments in the amount of $2.4 million and $4.3 million, respectively. As of June 30, 2024 and December 31, 2023, Scilex Pharma had ending balances of accrued royalty payables of $2.3 million and $2.4 million, respectively.

In February 2023, we entered into an asset purchase agreement to acquire the rights to certain patents, trademarks, regulatory approvals, data, contracts, and other rights related to ELYXYB and its commercialization in the United States and Canada (the “ELYXYB Territory”). We are obligated to make quarterly royalty payments on net sales of ELYXYB in the ELYXYB Territory that range from high single digits to the low double digits on net sales based on the volume of sales. In April 2023, we launched ELYXYB in the U.S. During the six months ended June 30, 2024, we made royalty payments in the amount of $4.3 thousand. As of June 30, 2024 and December 31, 2023, we had ending balances of accrued royalty payables of $0.1 million and $5.0 thousand, respectively.

Contingent Consideration

We have $280.0 million, $13.0 million and $23.0 million in aggregate contingent consideration obligations in connection with the SEMDEXA, GLOPERBA and SP-104 acquisitions (see Note 3 titled “Acquisitions” to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q for additional information), respectively, that are contingent upon achieving certain specified milestones or the occurrence of certain events. Contingent consideration obligations are comprised of regulatory milestones and additional payments that will be due upon the achievement of certain amounts of net sales (see Note 3 titled “Acquisitions” to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q for additional information).

Standby Equity Purchase Agreements

On November 17, 2022, we entered into a standby equity purchase agreement (the “Original Purchase Agreement”) with Yorkville. On February 8, 2023, we entered into an amended and restated standby equity purchase agreement with Yorkville (the “A&R Yorkville Purchase Agreement”), amending, restating and superseding the Original Purchase Agreement. Pursuant to the A&R Yorkville Purchase Agreement, we had the right, but not the obligation, to sell to Yorkville up to $500.0 million of shares of Common Stock at our request during the 36 months following the date on which the initial registration statement was filed with respect to the shares of Common Stock issuable pursuant thereto was declared effective by the SEC, subject to the terms therein. The registration statement filed with the SEC in connection with the Original Purchase Agreement was initially declared effective by the SEC on December 9, 2022 and we were able to offer and sell shares of our Common Stock under that agreement, subject to the limitations set forth therein. During the six months ended June 30, 2024, we sold 96,982 shares of Common Stock under the A&R Yorkville Purchase Agreement for aggregate net proceeds of approximately $0.2 million. On, and effective as of, March 25, 2024, we and Yorkville mutually agreed to terminate the A&R Yorkville Purchase Agreement.

On January 8, 2023, we entered into a standby equity purchase agreement (the “B. Riley Purchase Agreement”, together with the A&R Yorkville Purchase Agreement, the “Standby Equity Purchase Agreements”) with B. Riley principal Capital II, LLC (“B. Riley”), pursuant to which we had the right, but not the obligation, to sell to B. Riley up to $500.0 million of shares of Common Stock at our request during the 36 months following the date on which the initial registration statement was filed with respect to the shares of Common Stock issuable pursuant thereto was declared effective by the SEC, subject to the terms therein. The registration statement filed with the SEC in connection with the B. Riley Purchase Agreement was initially declared effective by the SEC on January 20, 2023 and we were able to offer and sell shares of our Common Stock under that agreement, subject to the limitations set forth therein and the limitations set forth in the Convertible Debentures. During the six months ended June 30, 2024, we did not sell any shares of Common Stock under the B. Riley Purchase Agreement. On, and effective as of, February 16, 2024, we and B. Riley mutually agreed to terminate the B. Riley Purchase Agreement.

At-the-Market Sales Agreement

On December 22, 2023, we entered into a Sales Agreement (the “ATM Sales Agreement”) with B. Riley Securities, Inc., Cantor Fitzgerald & Co. and H.C. Wainwright & Co., LLC (the “Sales Agents”). Pursuant to the ATM Sales Agreement, we may offer and sell (the “Offering”) shares of Common Stock up to $170,000,000 (the “ATM Shares”), through or to the Sales Agents as part of the Offering. We have no obligation to sell any shares of Common Stock under the ATM Sales Agreement and may suspend offers at any time. The Offering will be terminated upon (i) the election of the Sales Agents upon the occurrence of certain adverse events, (ii) three business days’ advance notice from us to the Sales Agents or a Sales Agent to us, or (iii) the sale of all $170,000,000 of shares of Common Stock thereunder. The ATM Shares offered and sold in the Offering will be issued pursuant to our Shelf S-3 Registration Statement. The ATM Shares may be offered only by means of a prospectus forming a part of the Shelf S-3 Registration Statement. The Sales Agents are entitled to a commission equal to 3.0% of the gross proceeds from each sale of shares of Common Stock. We will also reimburse the Sales Agents for certain expenses and have agreed to provide indemnification and contribution to the Sales Agents against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. As of June 30, 2024, we sold 92,295 shares of Common Stock pursuant to the ATM Sales Agreement for net proceeds of approximately $0.1 million.

Bought Deal Offering

On February 29, 2024, we entered into an underwriting agreement (the “Underwriting Agreement”) with Rodman & Renshaw LLC and StockBlock Securities LLC, as the representatives (the “Representatives”) of the underwriters named in Schedule A (the “Underwriters”). Pursuant to the Underwriting Agreement, we agreed to sell, in an underwritten offering (the “Bought Deal Offering”), 5,882,353 shares (the “Firm Shares”) of the Common Stock, and accompanying common warrants to purchase up to an aggregate of 5,882,353 shares of Common Stock (the “Firm Warrants”). Pursuant to the Underwriting Agreement, we also granted the Underwriters an option for a period of 30 days from the date of the Underwriting Agreement to purchase up to 882,352 additional shares of Common Stock (the “Optional Shares”, and together with the Firm Shares, the “Bought Deal Shares”) and/or common warrants to purchase up to 882,352 shares of Common Stock (the “Optional Warrants”, and together with the Firm Warrants, the “Bought Deal Common Warrants”) that may be purchased by the Underwriters, at a price per Optional Share of $1.5548 and a price per Optional Warrant of $0.0092, which amounts reflect the public offering price of $1.69 per Optional Share and $0.01 per Optional Warrant, less underwriting discounts and commissions, as applicable (the “Underwriters’ Option”). Each Firm Share was sold together with a Firm Warrant at a combined public offering price of $1.70. The combined price per Firm Share and accompanying Firm Warrant paid by the Underwriters was $1.564, which amount reflects the combined public offering price of $1.70, less underwriting discounts and commissions.

Subject to certain ownership limitations, the Bought Deal Common Warrants are exercisable immediately, will expire on the five-year anniversary of the date of issuance and have an exercise price of $1.70 per share. The exercise price of the Bought Deal Common Warrants is subject to certain adjustments, including (but not limited to) for stock dividends, stock splits, combinations and reclassifications of the Common Stock.

In connection with the Bought Deal Offering, we agreed, pursuant to the Underwriting Agreement, to issue the Representatives warrants (the “Representative Warrants”, and together with the Bought Deal Common Warrants, the “Bought Deal Warrants”) to purchase up to an aggregate of 470,588 shares of Common Stock (which represents 8.0% of the aggregate number of Firm Shares sold in the Bought Deal Offering), or up to an aggregate of 541,176 shares of Common Stock if the Underwriters exercise the Underwriters’ Option in full. The Representative Warrants are immediately exercisable and have the same terms as the Bought Deal Common Warrants described above, except that the exercise price of the Representative Warrants is $2.125 per share, which represents 125% of the combined public offering price per Firm Share and accompanying Firm Warrant. We also agreed to pay certain expenses of the Representatives in connection with the Bought Deal Offering, including their legal fees and out-of-pocket expenses up to $200,000 and up to $15,950 for clearing expenses.

The Bought Deal Shares, the Bought Deal Warrants and the shares of Common Stock issuable upon exercise of the Bought Deal Warrants were offered and sold by us pursuant to the Shelf S-3 Registration Statement, a base prospectus dated January 11, 2024, and a final prospectus supplement dated February 29, 2024.

Registered Direct Offering

On April 23, 2024, we entered into a securities purchase agreement (the “RDO Purchase Agreement”) with the investor named therein, pursuant to which we agreed to sell and issue, in a registered direct offering (the “Registered Direct Offering”): (i) an aggregate of 15,000,000 shares (the “RDO Shares”) of Common Stock, and (ii) common warrants to purchase up to 15,000,000 shares of Common Stock (the “RDO Common Warrants”). The offering price per Share and accompanying RDO Common Warrant to purchase one share of Common Stock was $1.00, for aggregate gross proceeds to us of $15,000,000, before deducting the placement agent fees and other offering expenses.

Subject to certain ownership limitations, the RDO Common Warrants are exercisable on the six-month anniversary from the date of issuance, will expire on the five-year anniversary of the date of issuance and have an exercise price of $1.10 per share. The exercise price of the RDO Common Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Common Stock.

StockBlock Securities LLC and its affiliate, Rodman & Renshaw LLC acted as exclusive placement agents (the “Placement Agents”) in connection with the Registered Direct Offering. As compensation for such placement agent services, we paid the Placement Agents an aggregate cash fee equal to 8.0% of the gross proceeds actually received by us from the Registered Direct Offering. We also reimbursed the Placement Agents $100,000 for actual, reasonable and documented fees and expenses, inclusive of fees and expenses of legal counsel and out-of-pocket expenses and $15,950 for clearing expenses. We have also agreed to issue to the Placement Agents or their respective designees common warrants, substantially in the form of the RDO Common Warrants, to purchase up to 1,200,000 shares of

Common Stock (the “Placement Agent Warrants”), representing up to 8.0% of the total number of the RDO Shares issued in the Registered Direct Offering. The Placement Agent Warrants have an exercise price of $1.25 per share (which represents 125% of the combined offering price per share of Common Stock and the RDO Common Warrant sold in the Registered Direct Offering), will become exercisable on the six-month anniversary of the date of issuance and expire five years from the commencement of sales in the Registered Direct Offering.

The RDO Shares, the RDO Common Warrants, the Placement Agent Warrants and the shares of Common Stock issuable upon exercise of such warrants were offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3 (the “Shelf S-3 Registration Statement”) (which was initially filed with the SEC on December 22, 2023, as amended, and was declared effective on January 11, 2024 (File No. 333-276245)), a base prospectus dated January 11, 2024 and a prospectus supplement dated April 23, 2024. The Registered Direct Offering closed on April 25, 2024.

Commitment Letter

On June 11, 2024, we entered into that certain Commitment Letter with the FSF Lender, pursuant to which the FSF Lender committed to provide us a loan (the “FSF Loan”) in the aggregate amount of $100 million (the “Commitment Amount”).The Commitment Amount shall be payable as follows: (i) $85 million no later than the date that is 70 days following the date on which we receive the Deposit (as defined below) (the “Outside Date” and the funding of the initial $85 million, the “Initial Closing”) and (ii) the remaining $15 million within 60 days following the Initial Closing (the funding of the second $15 million, the “Second Closing”). Pursuant to the Commitment Letter, the FSF Lender provided us the non-refundable FSF Deposit in immediately available funds in the aggregate principal amount of $10 million on June 18, 2024 (the “Deposit Date”), which amount will be creditable towards the $85 million required to be funded by FSF Lender at the Initial Closing. On the Deposit Date, we issued to FSF Lender a warrant to purchase up to an aggregate of 3,250,000 shares of Common Stock (subject to adjustment for any stock dividend, stock split, reverse stock split or similar transaction) (the “Deposit Warrant”), with an exercise price of $1.20 per share. Subject to certain ownership limitations, the Deposit Warrant is immediately exercisable and will expire five years from the date of issuance.

In connection with the transactions contemplated by the Commitment Letter, we also entered into a Letter Agreement (the “Letter Agreement”) with the FSF Lender and the FSF Lender’s strategic consultant, IVI 66766 LLC (“IVI”), dated July 16, 2024, pursuant to which we agreed to reimburse the actual, reasonable and documented consulting fees incurred by the FSF Lender in connection with the preparation, negotiation and execution of the Commitment Letter and the definitive documents with respect to the transactions contemplated thereby, which fees were satisfied in full by us issuing to IVI a warrant to purchase up to an aggregate of 250,000 shares of Common Stock (the “Fee Warrant”) on July 16, 2024, with an exercise price of $1.20 per share. Subject to certain ownership limitations, the Fee Warrant is immediately exercisable and will expire five years from the date of issuance.

The shares of Common Stock issuable upon exercise of the Deposit Warrant and the Fee Warrant were offered and sold by the Company pursuant to an effective registration statement on Form S-3 (the “Perigrove Form S-3 Registration Statement”) (which was initially filed with the SEC on July 18, 2024, and was declared effective on July 25, 2024 (File No. 333-280882)).

Future Liquidity Needs

We have based our anticipated operating capital requirements on assumptions that may prove to be incorrect and we may use all our available capital resources sooner than we expect. The amount and timing of our future funding requirements will depend on many factors, some of which are outside of our control, including but not limited to:

•
the costs and expenses associated with our ongoing commercialization efforts for ZTlido, GLOPERBA and ELYXYB;
•
the degree of success we experience in commercializing ZTlido, GLOPERBA and ELYXYB;
•
the revenue generated by sales of ZTlido, GLOPERBA, ELYXYB and other products that may be approved, if any;
•
the scope, progress, results and costs of conducting studies and clinical trials for our product candidates, SEMDEXA, SP-103 and SP-104;
•
the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates;

•
the costs of manufacturing ZTlido, GLOPERBA, ELYXYB and our product candidates;
•
the timing and amount of any milestone, royalty or other payments we are required to make pursuant to any current or future collaboration or license agreements;
•
our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;
•
the extent to which ZTlido, GLOPERBA, ELYXYB or any of our product candidates, if approved for commercialization, is adopted by the physician community;
•
our need to expand our research and development activities;
•
the costs of acquiring, licensing or investing in businesses, product candidates and technologies;
•
the effect of competing products and product candidates and other market developments;
•
the number and types of future products we develop and commercialize;
•
any product liability or other lawsuits related to our products;
•
the expenses needed to attract, hire and retain skilled personnel;
•
the costs associated with being a public company;
•
our need to implement additional internal systems and infrastructure, including financial and reporting systems;
•
the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims;
•
the costs related to servicing of our debt; and
•
the extent and scope of our general and administrative expenses.

Should our sales of ZTlido, GLOPERBA, ELYXYB and other product candidates not materialize at the anticipated rate contemplated in our business plan, we will need to raise additional capital in order to continue to fund our research and development, including our plans for clinical and preclinical trials and new product development, as well as to fund operations generally. We will seek to raise additional funds through various potential sources, such as equity and debt financings and license agreements. As discussed above, we entered into the eCapital Credit Agreement, the ATM Sales Agreement, the Underwriting Agreement, the RDO Purchase Agreement and the Commitment Letter. The Shelf S-3 Registration Statement was initially declared effective by the SEC on January 11, 2024, and we are now able to offer and sell shares of our Common Stock under the ATM Sales Agreement, subject to any limitations set forth therein, and may conduct additional offerings in the future similar to those conducted pursuant to the Underwriting Agreement and the RDO Purchase Agreement, in each case, which will provide us with an additional source of liquidity.

In addition to the liquidity provided by revenue generating products and the issuance of the Common Stock under the ATM Sales Agreement, the Underwriting Agreement and the RDO Purchase Agreement, as of June 30, 2024 we will receive up to an aggregate of approximately $120.4 million from the exercise of the Private Warrants and public warrants to purchase Common Stock (the “Public Warrants”, and together with the Private Warrants, the “SPAC Warrants”) (at an exercise price of $11.50 per share of Common Stock), assuming the exercise in full of all of the SPAC Warrants for cash, but will not receive any proceeds from the sale of the shares of our Common Stock issuable upon such exercise. However, our ability to generate proceeds will depend on the market price of our Common Stock. If the price of our Common Stock remains below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their SPAC Warrants, resulting in little or no cash proceeds to us.

We can give no assurances that we will be able to secure additional sources of funds to support our operations on acceptable terms, or at all, or, if such funds are available to us, that such additional financing will be sufficient to meet our needs. These conditions, among others, raise substantial doubt about our ability to continue as a going concern. If we raise additional funds by issuing equity or convertible debt securities, including pursuant to the ATM Sales Agreement, or as we have done pursuant to the Oramed Note, it could result in dilution to our existing stockholders or increased fixed payment obligations. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. If we incur additional indebtedness, we could become subject to covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Additionally, any future collaborations we enter into with third parties may provide capital in the near term but we may have to relinquish valuable rights to ZTlido, GLOPERBA, ELYXYB, or our product candidates or grant licenses on terms that are not favorable to us. Any of the foregoing could significantly harm our business, financial condition and results of operations. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be required to reduce the scope of the commercialization of ZTlido, GLOPERBA or ELYXYB or delay, scale back or discontinue the development of one or more of our product candidates.

We may also need to take certain other actions to allow us to maintain our projected cash and projected financial position including but not limited to, additional reductions in general and administrative costs, sales and marketing costs, suspension or winding down of clinical development programs for SP-102, SP-103 and SP-104 and other discretionary costs. Although we believe such plans, if executed and coupled with the above described sources of liquidity, should provide us with financing to meet our needs, successful completion of such plans is dependent on factors outside of our control.

We anticipate that we will continue to incur net losses into the foreseeable future as we support our clinical development to expand approved indications, continue our development of, and seek regulatory approvals for, our product candidates, and expand our corporate infrastructure. As a result, we have concluded that there is substantial doubt about our ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. See Note 2 titled “Liquidity and Going Concern” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information. Our existing cash and cash equivalents, proceeds from the Revolving Facility and the FSF Deposit, proceeds from the issuance of the Oramed Note, the issuance of the Common Stock pursuant to the ATM Sales Agreement, and proceeds from the Bought Deal Offering and the Registered Direct Offering may be insufficient to enable us to fund our operating expenses, capital expenditure requirements, and to service our debt obligations (whether under the Oramed Note, the FSF Deposit or otherwise) for at least the next 12 months. If these sources are insufficient to satisfy our liquidity requirements, we may seek to raise additional funds through equity offerings, debt financings, collaborations, government contracts or other strategic transactions.

Cash Flows

The following table summarizes our cash flows for each of the periods presented (in thousands):

	Six Months Ended June 30,
	2024	2023
Cash Flow Data:
Net cash proceeds from (used for) operating activities	$11,702	$(21,217)
Net cash used for investing activities	(300)	(8)
Net cash (used for) proceeds from financing activities	(6,465)	54,167
Net change in cash, cash equivalents and restricted cash	$4,937	$32,942

Cash Flows from Operating Activities

For the six months ended June 30, 2024, net cash proceeds from operating activities were approximately $11.7 million, attributable to our net loss of $62.0 million, offset by other non-cash reconciling items of $38.0 million related to loss on derivative liabilities, stock-based compensation, change in fair value of debt and liability instruments, allocated expense for warrant issuance cost, depreciation and amortization and non-cash operating lease cost, and changes in operating assets and liabilities that provided $35.7 million of cash.

For the six months ended June 30, 2023, net cash used for operating activities was approximately $21.2 million, attributable to our net loss of $57.4 million, partially offset by other non-cash reconciling items of $18.6 million related to loss on derivative liabilities, stock-based compensation, change in fair value of convertible debentures, depreciation and amortization and non-cash operating lease cost, and changes in operating assets and liabilities that provided $17.6 million of cash.

Cash Flows from Investing Activities

For the six months ended June 30, 2024, net cash used for investing activities was approximately $0.3 million,

related to payments of deferred consideration for Romeg intangible asset acquisition.

For the six months ended June 30, 2023, net cash used for investing activities was approximately $8.0 thousand.

Cash Flows from Financing Activities

For the six months ended June 30, 2024, net cash used for financing activities was approximately $6.5 million and was primarily related to $65.5 million in gross proceeds from the Revolving Facility, $25.0 million in gross proceeds from issuance of shares under the Bought Deal Offering and Registered Direct Offering, $10.0 million in proceeds from receiving the FSF Deposit, $0.2 million in proceeds from the Standby Equity Purchase Agreements, $0.3 million in proceeds from the exercise of stock options and warrants and ESPP, offset by the $104.7 million repayment of borrowings under the Revolving Facility, Oramed Note, and Convertible Debentures, and the $2.8 million payment of transaction costs related to the Bought Deal Offering and Registered Direct Offering.

For the six months ended June 30, 2023, net cash provided by financing activities was approximately $54.2 million and is primarily related to $24.0 million in proceeds from the Convertible Debentures, $17.5 million in gross proceeds from the Revolving Facility between Scilex Pharma and eCapital Healthcare Corp., $16.1 million in proceeds from the Standby Equity Purchase Agreements, $0.7 million in proceeds from the exercise of stock options and warrants, partially offset by $1.6 million payment of the transaction costs related to the Business Combination and debt issuance costs, and $2.5 million repayment of the Revolving Facility and Convertible Debentures.

Critical Accounting Estimates

This management’s discussion and analysis of our financial condition and results of operations is based upon our unaudited condensed consolidated financial statements which are prepared in accordance with the accounting principles generally accepted in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the reporting period. We continually evaluate our estimates and judgments and base them on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known.

There have been no material changes in our critical accounting estimates as compared to the critical accounting estimates disclosed in the section titled “Management’s Discussion and Analysis of Financial Condition and Operations” included in the Annual Report on Form 10-K.

Recent Accounting Pronouncements

See Note 1 titled “Nature of Operations and Basis of Presentation” of the notes to our audited consolidated financial statements included in the Annual Report on Form 10-K for a discussion of recent accounting pronouncements.

Emerging Growth Company

An “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in GAAP or their interpretation, the adoption of new guidance or the application of existing guidance to changes in Scilex’s business could significantly affect our business, financial condition and results of operations.

In addition, we are in the process of evaluating the benefits of relying on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an emerging growth company we may take advantage of certain exemptions from various reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

•
an exemption from compliance with the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);
•
an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;
•
reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and
•
exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

Scilex qualifies and will remain as an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the initial public offering, (b) in which Scilex has a total annual gross revenue of at least $1.235 billion, or (c) in which Scilex is deemed to be a large accelerated filer, which means the market value of the common equity of Scilex that is held by non-affiliates equals or exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Scilex has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

There have been no material changes in our market risk during the six months ended June 30, 2024 compared to the disclosures in Part II, Item 7A of the Annual Report on Form 10-K.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s regulations, rules and forms and that such information is accumulated and communicated to our management, including our principal officers, as appropriate, to allow for timely decisions regarding required disclosure.

In designing and evaluating our disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. As required by Rule 13a-15(b) promulgated by the SEC under the Exchange Act, we carried out an evaluation, under the supervision and with the participation of our management, including our Principal Executive Officer and Principal Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on the foregoing, our Principal Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by this Quarterly Report on Form 10-Q.

Inherent Limitations on Effectiveness of Controls

Because of its inherent limitations, internal controls over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Accordingly, our controls and procedures are designed to provide reasonable, not absolute, assurance that the objectives of our control system are met. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter ended June 30, 2024, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

The information set forth under the caption “Litigation” in Note 11 “Commitments and Contingencies” of the Notes accompanying the Unaudited Condensed Consolidated Financial Statements included in Item 1 of this Quarterly Report on Form 10-Q is incorporated herein by reference.

Item 1A. Risk Factors.

Investing in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described herein, as well as the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements”, before deciding whether to invest in our common stock. Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 12, 2024, in Part I–Item 1A, Risk Factors, describes important risk factors that could cause our business, financial condition, liquidity, results of operations and growth prospects to differ materially from those indicated or suggested by forward-looking statements made in this Quarterly Report on Form 10-Q or presented elsewhere by management from time to time. Except as set forth below, there have been no material changes in the risk factors that appear in Part I–Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 12, 2024 (the “Annual Report on Form 10-K”). Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to our Limited Operating History, Financial Condition and Capital Requirements

We currently have three commercial products, ZTlido, ELYXYB and GLOPERBA; but we are currently heavily dependent on the commercial success of ZTlido, as ELYXYB and GLOPERBA are in the initial stages of commercialization, and we may be unable to generate sufficient revenue to support our operations.

We currently have three commercial products, ZTlido, ELYXYB and GLOPERBA; but we are currently heavily dependent upon ZTlido sales to generate revenue, as ELYXYB and GLOPERBA are in the initial stages of commercialization. In February 2018, we obtained FDA regulatory approval for ZTlido for the relief of neuropathic pain associated with post-herpetic neuralgia (“PHN”) in adults, which is a form of post-shingles nerve pain, and we began commercializing ZTlido in the United States in October 2018. In late February 2023, we acquired ELYXYB, a potential first-line treatment and the only FDA-approved, ready-to-use oral solution for the acute treatment of migraine, with or without aura, in adults, in the U.S. We launched ELYXYB in April of 2023. In June 2022, we acquired certain rights to GLOPERBA, the first and only liquid oral version of the anti-gout medicine colchicine indicated for the prophylaxis of painful gout flares in adults. We launched GLOPERBA in June 2024. As a result, it is difficult to evaluate our current business and predict our future prospects. We cannot assure that ZTlido, ELYXYB or GLOPERBA will gain market acceptance among physicians, health care payors, patients and the medical community, which is critical to our commercial success. We have limited experience engaging in commercial activities and limited relationships with physicians, hospitals and payors. Market acceptance of ZTlido, ELYXYB and GLOPERBA depends on a number of factors, including:

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acceptance by physicians, major operators of clinics and patients of ZTlido, ELYXYB and GLOPERBA as a safe and effective treatment for the relief of neuropathic pain associated with PHN (ZTlido), acute migraine pain (ELYXYB), and prevention of gout flares (GLOPERBA);
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the availability, cost and potential advantages of alternative treatments, including less expensive generic products;
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the effectiveness of our sales and marketing efforts;
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the availability of coverage, adequacy of reimbursement and favorability of pricing policies by third-party payors and government authorities;
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the timing of market introduction of other competitive products;
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the product labeling or any product inserts required by the FDA; and
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the prevalence and severity of adverse side effects.

To successfully commercialize ZTlido, ELYXYB and GLOPERBA, we will need to expand our marketing efforts to develop new relationships and expand existing relationships. Physicians may decide not to prescribe ZTlido, ELYXYB or GLOPERBA for a variety of reasons, including changes in available offerings, adverse publicity, perceived safety issues, inadequate coverage or reimbursement for ZTlido, ELYXYB or GLOPERBA or the utilization of products developed by other parties, all of which are circumstances outside of our control. Demand for ZTlido may not increase, or may not develop for ELYXYB or GLOPERBA, as quickly as we predict, and we may be unable to increase our revenue to the level that we currently expect. Even if we succeed in increasing market acceptance of ZTlido or developing market acceptance of ELYXYB and GLOPERBA, and maintaining and creating relationships with physicians, we may be unable to reach or sustain a level of profitability.

Our ability to effectively promote ZTlido, ELYXYB and GLOPERBA will also depend on pricing and cost-effectiveness, including our ability to produce and market our products at a competitive price. In addition, our efforts to educate the medical community and third-party payors on the benefits of ZTlido, ELYXYB and GLOPERBA may require significant resources, may be constrained by FDA rules and policies on product promotion and may never be successful.

We have a limited operating history and have incurred significant losses since our inception. We anticipate that we will incur continued losses for the foreseeable future.

We have a limited operating history. Prior to March 2019, our operations were conducted through Scilex Pharmaceuticals Inc. (“Scilex Pharma”), which was formed in September 2012 and is now our wholly owned subsidiary. In March 2019, we effected a corporate reorganization and acquired Semnur, which was formed in June 2013. Since our inception, we have focused on organizing and staffing our company, business planning, raising capital, identifying potential non-opioid pain therapy candidates, undertaking preclinical studies and clinical trials of our product candidates and establishing research and development and manufacturing collaborations. Most of our revenue to date is attributable to sales of ZTlido, and we expect that sales of ZTlido will account for most of our revenue for at least the near term. Our relatively short operating history as a company makes any assessment of our future success and viability subject to significant uncertainty.

Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We will encounter risks and difficulties frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields, and we have not yet demonstrated an ability to overcome such risks and difficulties successfully. Our ability to execute on our business model and generate revenues depends on a number of factors including our ability to:

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successfully complete ongoing clinical trials and obtain regulatory approvals for our current and future product candidates;
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identify new acquisition or in-licensing opportunities;
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successfully identify new product candidates and advance those product candidates into pre-clinical studies and clinical trials;
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raise additional funds when needed and on terms acceptable to us;
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attract and retain experienced management and advisory teams;
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add operational, financial and management information systems and personnel, including personnel to support clinical, manufacturing and planned future commercialization efforts and operations;
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launch commercial sales of our product candidates, whether alone or in collaboration with others;
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initiate and continue relationships with third-party suppliers and manufacturers and have commercial quantities of product candidates manufactured at acceptable cost and quality levels and in compliance with the FDA and other regulatory requirements;
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set acceptable prices for product candidates and obtain coverage and adequate reimbursement from third-party payors;
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achieve market acceptance of product candidates in the medical community and with third-party payors and consumers; and
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maintain, expand and protect our intellectual property portfolio.

If we cannot successfully execute any one of the foregoing, our business may not succeed or become profitable.

Since our inception, we have incurred significant net losses, with net losses of $114.3 million, $23.4 million and $88.4 million for the years ended December 31, 2023, 2022 and 2021, respectively. For the six months ended June 30, 2024 and 2023, we had net losses of $62.0 million and $57.4 million, respectively. As of June 30, 2024 and December 31, 2023, we had an accumulated deficit of approximately $552.2 million and $490.2 million, respectively. For the foreseeable future, we expect to continue to incur significant expenses related to the commercialization of ZTlido, GLOPERBA and ELYXYB and the research and development of our product candidates, SP-102 (10 mg dexamethasone sodium phosphate viscous gel) (“SEMDEXA”), SP-103 (lidocaine topical system) 5.4% (“SP-103”), and SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules) (“SP-104”). We anticipate that our expenses will increase substantially due to any future trials related to SEMDEXA and SP-103 and initiation of the

Phase 2 clinical trial for SP-104. Consequently, we expect to incur substantial losses for the foreseeable future and may never become profitable.

We are subject to risks incidental to the development of new biopharmaceutical products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations.

If we are unable to raise capital through a registered offering, we would be required to conduct our equity financing transactions on a private placement basis, which may be subject to pricing, size and other limitations imposed under the Nasdaq Listing Rules, or seek other sources of capital.

The terms of the Oramed Note place restrictions on our operating and financial flexibility.

On September 21, 2023 (the “Oramed Closing Date”), we issued and sold to Oramed a senior secured promissory note due 18 months from the date of issuance, in the principal amount of $101,875,000 (the “Oramed Note”) pursuant to that certain securities purchase agreement we entered into with Oramed, dated as of September 21, 2023 (the “Scilex-Oramed SPA”). The Oramed Note matures on March 21, 2025 and is payable in six principal installments, with the first installment in the principal amount of $5,000,000 paid on December 21, 2023, the second installment in the principal amount of $15,000,000 voluntarily paid early on March 14 and March 18, 2024, the third installment in the principal amount of $20,000,000 satisfied in full on June 21, 2024 and the next two installments each in the principal amount of $20,000,000 payable on each of September 21, 2024 and December 21, 2024 and the last installment in the entire remaining principal balance of the Oramed Note payable on March 21, 2025. Interest under the Oramed Note accrues at a fluctuating per annum interest rate equal to the sum of (1) greater of (x) four percent (4%) and (y) Term SOFR (as defined in the Oramed Note) and (2) eight and one-half percent (8.5%), payable in-kind on a monthly basis.

Pursuant to the Oramed Note, since the outstanding principal of the Oramed Note was not repaid in full on or prior to March 21, 2024, an exit fee of $3,056,250 has been earned with respect to the Oramed Note, which shall be due and payable on the date on which the outstanding principal amount of the Oramed Note is paid in full. Upon the occurrence and during the continuance of an event of default under the Oramed Note, holders of more than 50% of the aggregate unpaid principal amount of the Oramed Notes may elect to cause all outstanding amounts under the Oramed Note to accrue interest at a default rate equal to the lesser of (i) Term SOFR plus fifteen percent (15%) or (ii) the maximum rate permitted under applicable law.

Any voluntary prepayments of the Oramed Note occurring prior to the one-year anniversary of the Oramed Closing Date are required to be paid together with a make-whole amount equal to 50% of the amount of additional interest that would accrue on the principal amount so prepaid under the Oramed Note from the date of such prepayment through and including the maturity date. The make-whole amount was waived by Oramed for our voluntary prepayments in March 2024. If the Oramed Note is accelerated upon an event of default, we are required to repay the principal amount of the Oramed Note at a mandatory default rate of 125% of such principal amount (together with 100% of accrued and unpaid interest thereon and all other amounts due in respect of the Oramed Note). The Oramed Note contains mandatory prepayment provisions requiring us and our subsidiaries to, following the earlier of (x) April 1, 2024, and (y) the date on which the Acceptable Indebtedness (as defined in the Oramed Note) is repaid in full, use 70% of the net cash proceeds of any Cash Sweep Financing (as defined in the Oramed Note) or advance under the ELOCs (as defined in the Oramed Note) to prepay the outstanding principal amount of the Oramed Note (the “Mandatory Prepayment Sweep”). Following each of the Registered Direct Offering and the receipt of the FSF Deposit, we made a mandatory prepayment of $9,578,835 and $7,000,000, respectively, to Oramed, which equals 70% of the net cash proceeds we received from the Registered Direct Offering and the FSF Deposit. Given such payment was not a voluntary prepayment, such prepayment did not trigger the make-whole amount under the Oramed Note.

The Oramed Note contains affirmative and negative covenants binding on us and our subsidiaries which restrict, among other things, us and our subsidiaries from incurring indebtedness or liens, amending charter and organizational documents, repaying or repurchasing stock, repaying, repurchasing, or acquiring indebtedness, paying or declaring cash dividends, assigning, selling, transferring or otherwise disposing of assets, making or holding investments, entering into transactions with affiliates, and entering into settlement agreements, in each case as more fully set forth in, and subject to certain qualifications, exceptions, and “baskets” set forth in the Oramed Note. The Oramed Note also contains covenants requiring us to maintain a segregated bank account under specific terms and conditions, for purposes of receiving the Mandatory Prepayment Sweep, requiring SCLX Stock Acquisition JV LLC, our indirect wholly owned subsidiary (“SCLX JV”), to comply with the separateness representations and covenants in its organizational documents, and requiring our subsidiary, SCLX DRE Holdings LLC, to maintain its status as a passive holding company.

The Oramed Note contains certain customary events of default, including, without limitation, a cross-default to other specified indebtedness or any other indebtedness involving an obligation of greater than $1,000,000, as well as an event of default upon a Change of Control Transaction or Fundamental Transaction (in each case, as defined in the Oramed Note). See the risk factor titled “We may not have the ability to raise the funds necessary to settle the Oramed Note in cash upon a change of control or other event of default, and any future debt may contain limitations on our ability to pay cash” in the Annual Report on Form 10-K for additional information regarding such event of default provisions. The Oramed Note also contains additional events of default with respect to certain events relating to our obligations under that certain registration rights agreement, dated as of September 21, 2023, between us and Oramed and relating to (i) the warrants to purchase up to an aggregate of 13,000,000 shares of Common Stock, with an exercise price of $0.01 per share (the “Penny Warrants”), that we issued to Oramed pursuant to the Scilex-Oramed SPA, (ii) the warrants to purchase up to 4,000,000 shares of Common Stock, with an exercise price of $11.50 per share (the “Transferred Warrants”), that we transferred to Oramed pursuant to the Scilex-Oramed SPA and/or (iii) the shares of Common Stock underlying the Penny Warrants or Transferred Warrants, in each case as more fully set forth in the Oramed Note.

In addition, failure to comply with the covenants under the Oramed Note could result in an event of default. The events of default include, among others, a change of control of the Company. Upon an event of default, subject to notice requirements in the case of certain events of default, all amounts outstanding under the Oramed Note may become immediately due and payable. We may not have sufficient funds or may be unable to arrange for additional financing to repay such indebtedness or to make any accelerated payments, and Oramed could seek to enforce its security interests in the collateral securing such indebtedness or other remedies available to it under the Oramed Note or as provided by applicable law. Oramed could also seek to enforce the guaranty under the Subsidiary Guarantee entered into by us and each of our subsidiaries (collectively, the “Guarantors”), dated as of September 21, 2023, to carry out our payment obligations under the Oramed Note. Any failure by us to comply with the obligations under the Oramed Note could have a negative effect on our business, financial condition and results of operations.

Our outstanding indebtedness and any future indebtedness we may incur, combined with our other financial obligations, could increase our vulnerability to adverse changes in general economic, industry and market conditions, limit our flexibility in planning for, or reacting to, changes in our business and the industry and impose a competitive disadvantage compared to our competitors that have less debt or better debt servicing options. If we raise additional capital through debt financing, the terms of any new debt could further restrict our ability to operate our business.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.

Our operations have consumed substantial amounts of cash since inception. We expect to significantly increase our spending to continue our commercialization efforts for ZTlido, GLOPERBA and ELYXYB, advance development of our current product candidates and launch and commercialize any product candidates for which we receive regulatory approval. Furthermore, we expect to incur additional costs associated with operating as a public company. We will also require additional capital to fund our other operating expenses and capital expenditures.

As of June 30, 2024, our cash and cash equivalents were approximately $6.9 million and we had an accumulated deficit of approximately $552.2 million. The amount and timing of our future funding requirements will depend on many factors, some of which are outside of our control, including but not limited to:

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the costs and expenses associated with our ongoing commercialization efforts for ZTlido, GLOPERBA and ELYXYB;
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the degree of success we experience in commercializing ZTlido, GLOPERBA and ELYXYB;
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the revenue generated by sales of ZTlido, GLOPERBA, ELYXYB and other products that may be approved, if any;

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the scope, progress, results and costs of conducting studies and clinical trials for our product candidates, SEMDEXA, SP-103 and SP-104;
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the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates;
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the costs of manufacturing ZTlido, GLOPERBA, ELYXYB and our product candidates;
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the timing and amount of any milestone, royalty or other payments we are required to make pursuant to any current or future collaboration or license agreements;
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our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;
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the extent to which ZTlido, GLOPERBA, ELYXYB or any of our product candidates, if approved for commercialization, is adopted by the physician community;
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our need to expand our research and development activities;
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the costs of acquiring, licensing or investing in businesses, product candidates and technologies;
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the effect of competing products and product candidates and other market developments;
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the number and types of future products we develop and commercialize;
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any product liability or other lawsuits related to our products;
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the expenses needed to attract, hire and retain skilled personnel;
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the costs associated with being a public company;
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our need to implement additional internal systems and infrastructure, including financial and reporting systems;
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the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims;
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the costs related to servicing of our debt; and
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the extent and scope of our general and administrative expenses.

Until we are able to generate significant revenue, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us, or at all. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt or equity financing, if available, may subject us to restrictive covenants and significant interest costs. If we raise additional funds through collaborations or strategic alliances with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams, research programs or technologies, or grant licenses on terms that may not be favorable to us. If we are unsuccessful in our efforts to raise additional financing on acceptable terms, we may be required to significantly reduce or cease our operations.

We may not be able to generate sufficient cash to service our indebtedness and other liquidity needs.

Our ability to make payments on and to refinance our indebtedness and to fund our other obligations, planned capital expenditures and other strategic investments will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not generate sufficient cash flow from operations, and we cannot assure you that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

If we do not generate cash flow from operations sufficient to pay our debt service or other obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to refinance our debt and fund other obligations will depend on the condition of the capital markets and our financial condition at that time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. See Note 2 titled “Liquidity and Going Concern” of our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q, for a discussion regarding our ability to continue as a going concern.

Our recurring losses from operations, negative cash flows and substantial cumulative net losses raise substantial doubt about our ability to continue as a going concern.

In Note 2 titled “Liquidity and Going Concern” of our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q, we disclose that there is substantial doubt about our ability to continue as a going concern. We have negative working capital and have incurred significant operating losses and negative cash flows from operations and expect to continue incurring losses for the foreseeable future. Further, we had an accumulated deficit of approximately $552.2 million as of June 30, 2024 and approximately $490.2 million as of December 31, 2023. These conditions raise substantial doubt about our ability to continue as a going concern. Our unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our ability to become a profitable operating company is dependent upon our ability to generate revenue and obtain financing adequate to fulfill our development and commercialization activities, and achieving a level of revenue adequate to support our cost structure. We have plans to obtain additional resources to fund our currently planned operations and expenditures through additional debt and equity financing. We will need to seek additional financing to fund our current operations, including the commercialization of ZTlido, GLOPERBA and ELYXYB, as well as the development of our other material product candidates for the next 12 months. Our plans are substantially dependent upon the success of future sales of ZTlido, GLOPERBA and ELYXYB, among which GLOPERBA and ELYXYB are still in the early stages of commercialization, and are dependent upon, among other things, the success of our marketing of ZTlido, GLOPERBA and ELYXYB and our ability to secure additional payor contracts with terms that are consistent with our business plan. If we are unable to obtain sufficient funding, our financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. Future financial statements may disclose substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

Risks Related to our Commercial Operations and Product Development

We obtain our commercial supply of certain of our products, the clinical supply of our product candidates and certain of the raw materials used in our product candidates from sole or single source suppliers and manufacturers. In the event of a loss of one of these suppliers or manufacturers, or a failure by any such supplier or manufacturer to comply with FDA regulations, we may not be able to find an alternative source on commercially reasonable terms, or at all.

We rely on a number of sole or single source suppliers and manufacturers, including:

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the manufacturer and supplier for the commercial supply of ZTlido, ELYXYB and GLOPERBA;
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the manufacturer and supplier for the clinical supply of SP-103;
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the manufacturer and supplier for the clinical supply of SP-104; the supplier of sodium hyaluronate, one of the excipients for SEMDEXA; and
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the manufacturer for the clinical supply of SEMDEXA.

Under the Product Development Agreement and the Commercial Supply Agreement, we license the rights to ZTlido from, and rely exclusively on, Oishi and Itochu for the manufacturing and supply of ZTlido and SP-103. Oishi and Itochu have the right to terminate the Product Development Agreement and the Commercial Supply Agreement under certain circumstances, including, among other things: (1) if we are in material breach of the agreement and the breach is not curable or if the breach is curable and we fail to cure such material breach within 180 days after notice requesting to cure; (2) if, at any time during the term of the Product Development Agreement and the Commercial Supply Agreement, the market conditions are such that (a) our total net profits for ZTlido and SP-103 are equal to or less than five percent of our net sales of ZTlido and SP-103 for a period of four or more consecutive quarters, or (b) the economic viability of ZTlido and SP-103 is affected significantly as evidenced by documentation and substantial information by any external circumstances deemed detrimental to all parties as agreed to by us, on the one hand, and Oishi and Itochu, on the other hand, and the parties are unable to resolve the concerns under the foregoing clauses (a) and (b) after 30 days of good-faith discussion; and (3) in the event of our bankruptcy or assignment for the benefit of creditors. As of December 31, 2023, our net profits for ZTlido and SP-103 have not exceeded five percent of net sales. Accordingly, Oishi and Itochu have the right to terminate the Product Development Agreement and Commercial Supply Agreement. As of December 31, 2023, neither Oishi nor Itochu has exercised its right of termination. If the Product Development Agreement and the Commercial Supply Agreement are terminated, we would lose access to the intellectual property and proprietary manufacturing process upon which ZTlido and SP-103 depend.

We expect our third-party manufacturers and suppliers of both GLOPERBA and ELYXYB are capable of providing sufficient quantities of these products to meet anticipated commercial demands; however, if third parties with whom we currently work are unable to meet our manufacturing and supply requirements, we will need to secure alternate manufacturers and suppliers or face potential delays or shortages. While we believe that there are other contract manufacturers and suppliers with the technical capabilities to manufacture and supply these products, we cannot be certain that identifying and establishing relationships with such sources would not result in significant delay or material additional costs.

Under the Genzyme Supply Agreement, we depend on Genzyme to fulfill our clinical and commercial supply requirements for sodium hyaluronate, one of the excipients for SEMDEXA, and we are aware of only a limited number of suppliers of the excipient. Genzyme has the right to terminate the Genzyme Supply Agreement under certain circumstances, including, but not limited to, if Genzyme decides to discontinue manufacturing the product at its facility for economic or strategic reasons and provides us with 24 months’ notice. Genzyme previously notified us of its intention to terminate the Genzyme Supply Agreement and discontinued manufacturing the product at its facility. The Genzyme Supply Agreement terminated as of May 31, 2024. Although we are currently in discussions with Sanofi to extend the Genzyme Supply Agreement as well as in the process of identifying and certifying new suppliers to fulfill our future supply requirements for sodium hyaluronate, we may not be able to extend the Genzyme Supply Agreement or find an alternative supplier of sodium hyaluronate on commercially reasonable terms.

Under the Lifecore Master Services Agreement, we depend on Lifecore to manufacture clinical supplies of SEMDEXA. Lifecore has the right to terminate the Lifecore Master Services Agreement under certain circumstances, including, but not limited to: (1) if we are in material breach of the agreement and fail to cure such breach within 30 days of written notice; (2) if we (a) become insolvent, (b) cease to function as a going concern, (c) become convicted of or plead guilty to a charge of violating any law relating to either party’s business, or (d) engage in any act which materially impairs goodwill associated with SEMDEXA or materially impairs the terminating party’s trademark or trade name; (3) if we fail to pay past due invoices upon 30 days’ written notice, or (4) if we reject or fail to respond to a major change proposed by Lifecore that does not change Semnur’s written and approved acceptance criteria in its product specifications. In the event that Lifecore decides to terminate the Lifecore Master Services Agreement, finding an alternative manufacturer on commercially reasonable terms, or at all, may be difficult. On June 23, 2023, we entered into the Second Amendment to Lifecore Master Services Agreement with Lifecore, which extended the term of the agreement until December 31, 2028.

Under the Tulex Master Services Agreement and the statement of work with Tulex, we depend on Tulex to develop, test and manufacture clinical supplies of SP-104. Tulex has the right to terminate the Tulex Master Services Agreement under certain circumstances, including, but not limited to: (1) if we are in material breach of the agreement or a statement of work and fail to cure such breach within 15 days after receipt of notice of such breach (or such other time period expressly stated in the applicable statement of work) or (2) in the event of our insolvency, bankruptcy, reorganization, liquidation or receivership, or a failure to remove any insolvency, bankruptcy, reorganization, liquidation or receivership proceedings within ten days from the date of institution of such proceedings. In addition, we may terminate the agreement or any statement of work (a) without cause upon 30 days prior written notice to Tulex or (b) immediately upon written notice in the event Tulex is dissolved or undergoes a change in control. In the event that the Tulex Master Services Agreement or a statement of work is terminated, we may not be able to find an alternative manufacturer and supplier on commercially reasonable terms.

Additionally, the manufacturing facilities used by our third-party suppliers and manufacturers must continue to comply with FDA regulations and are subject to periodic announced or unannounced inspections. We have limited control over the ability of our third-party suppliers and manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If our third-party suppliers and manufacturers fail to comply with FDA regulations, the FDA may not authorize the manufacture of our products and product candidates at these facilities, and we may be unable to find alternative manufacturing facilities in a timely manner or at all. The failure by such third parties to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, import detention, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls of our product, operating restrictions and criminal prosecutions.

In addition, our product candidates may compete with other product candidates and products for access to manufacturing facilities and other supplies. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us. Also, prior to the approval of our product candidates, we would need to identify a contract manufacturer that could produce our products at a commercial scale and that could successfully complete FDA pre-approval inspection and inspections by other health authorities. Agreements with such manufacturers or suppliers may not be available to us at the time we would need to have that capability and capacity.

If the commercial supply of our commercial products, clinical supply of our product candidates and certain of the raw materials used in our product candidates are disrupted or delayed, there can be no assurance that alternative sources can serve as adequate replacements or that supplies will be available on terms that are favorable to us, if at all. Any disruption in supply could affect the profitability of ZTlido, the commercialization of GLOPERBA and ELYXYB, and the development of SEMDEXA, SP-103 and SP-104.

We rely on a single third-party logistics distribution provider for ZTlido, ELYXYB and GLOPERBA, Cardinal Health 105, which until recently had also been our only customer.

We currently rely on Cardinal Health 105, LLC (“Cardinal Health 105”) as our third-party logistics distribution provider for ZTlido, ELYXYB and GLOPERBA in the United States. Cardinal Health 105 also performs the following services on our behalf: customer service, credit checks, invoicing, chargebacks, distributor fee for service, government reporting, customer returns, accounts receivable, inventory control, product security (DSCSA serialization) inquiries and recall assistance. If we are unable to maintain a favorable relationship with Cardinal Health 105, we expect that our revenue would decline and our business would be harmed as a result. We may be unable to control the timing of the delivery of ZTlido, ELYXYB and GLOPERBA to distributors, and any financial uncertainty or loss of key logistic employees of Cardinal Health 105, as our only third-party logistics provider, may negatively impact our sales.

In the years ended December 31, 2020 and 2021 and the first quarter of 2022, Cardinal Health 105 was also our only customer for ZTlido and sales to Cardinal Health 105 represented all of our net revenue for such periods. As we continue to expand the commercialization of ZTlido, we discontinued our use of “title model” services provided by Cardinal Health 105 in the second quarter of 2022 and expanded our direct distribution network to national and regional distributors and pharmacies. Beginning on April 1, 2022, we began selling ZTlido directly to three large distributors, McKesson, Cardinal Health 110 and AmerisourceBergen, as well as to numerous pharmacies. We expect that Cardinal Health 105 will continue to perform other third-party logistics services for us.

Any disruption in the above-mentioned distribution channel would adversely affect our business, financial condition and results of operations.

Even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval for our product candidates and the approval may be for a more narrow indication than we seek.

We cannot commercialize our product candidates until the appropriate regulatory authorities have reviewed and approved the product candidates. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state and local statutes and regulations require the expenditure of substantial time and financial resources and we may not be able to obtain the required regulatory approvals. Even if our product candidates meet the safety and efficacy endpoints in clinical trials, the data may not be considered sufficient by regulatory authorities, those regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval. Additional delays may result if an FDA advisory committee is convened, including if such advisory committee recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in regulatory authority policy or data requirements during the period of product development, clinical trials and the regulatory review process.

Even if we receive regulatory approval, the FDA may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, black box warnings or a Risk

Evaluation and Mitigation Strategy (“REMS”). The FDA may require labeling that includes warnings and precautions or contra-indications with respect to conditions of use, or may grant approval subject to the performance of costly post-marketing clinical trials. In addition, the FDA may not approve the labeling claims that are considered necessary or desirable for the successful commercialization of our product candidates. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

Additionally, if the results of any clinical trials are inconclusive or if there are safety concerns or serious adverse events associated with our product candidates, we may:

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be delayed or fail in obtaining marketing approval for our product candidates;
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obtain approval for indications or patient populations that are not as broad as we intended or desired;
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obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;
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be subject to changes in the way the products are administered;
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be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;
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have regulatory authorities withdraw, or suspend, their approval of the product or impose restrictions on its distribution in the form of a modified REMS;
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be sued and held liable for harm caused to patients; or
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experience damage to our reputation.

Drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive, difficult to design and implement, and can take many years to complete, in part because it is subject to rigorous regulatory requirements. The FDA or other regulatory authorities may not agree with the proposed analysis plans or trial design for the clinical trials of our product candidates. They may also not agree with the scope of our proposed investigational plan. In addition, the outcome of our clinical trials is risky and uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. It is not uncommon for companies in the pharmaceutical industry to suffer significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Our future clinical trial results may not be successful.

This product candidate development risk is heightened by any changes in the planned clinical trials compared to the completed clinical trials. As product candidates are developed through preclinical to early and late stage clinical trials towards approval and commercialization, it is customary that various aspects of the development program, such as manufacturing and methods of administration, are altered along the way in an effort to optimize processes and results. While these types of changes are common and are intended to optimize the product candidates for late stage clinical trials, approval and commercialization, such changes carry the risk that they will not achieve their intended objectives.

A Phase 3 trial was completed for SEMDEXA for the treatment of sciatica, a Phase 2 trial completed for SP-103, and multiple Phase 1 trials were completed in the first half of 2022 for SP-104. We may not have the necessary capabilities, including adequate staffing, to successfully manage the execution and completion of such clinical trials in a way that leads to our obtaining marketing approval for our product candidates in a timely manner, or at all. Our clinical trials may produce negative or inconclusive results, and, in the future, we may decide, or regulators may require us, to conduct additional clinical trials and preclinical studies in addition to those we have planned.

In March 2022, we announced final results from our Phase 3 trial for SEMDEXA, which reflect positive results with respect to primary and secondary endpoints, and we intend to use the results to support an NDA submission seeking approval for the treatment of sciatica. However, the FDA may disagree with our assumptions or disagree that these results are sufficient for filing or approval of an NDA, and require us to conduct an additional Phase 3 trial before submitting an NDA. Our failure to adequately demonstrate the safety and effectiveness of our product candidates would prevent regulatory approval and, ultimately, the commercialization of that product for the proposed indication for use.

Risks Related to our Business and Operations

We may need to increase the size of our company and may not effectively manage our growth.

As of June 30, 2024, we had approximately 113 full-time employees. We may need to continue to expand our managerial, operational, sales and marketing, finance and other resources in order to manage our operations, clinical trials, research and development activities, regulatory filings, manufacturing and supply activities, and any marketing and commercialization activities, including co-promotion activities. Future growth would impose significant added responsibilities on members of management, including:

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identifying, recruiting, integrating, maintaining and motivating additional employees;
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managing our internal development efforts effectively, including the clinical, FDA and internal regulatory review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and
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improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth, if any, which may cause a significant strain on our management, and our operational, financial and other resources. Our ability to manage our growth effectively will require us to implement and improve our operational, financial and management systems and to expand, train, manage and motivate our employees. These demands may require the hiring of additional management personnel and the development of additional expertise by management. Any increase in resources devoted to research and product development without a corresponding increase in our operational, financial and management systems could have a material adverse effect on our business, financial condition and results of operations.

There is no assurance that we will enter into a definitive agreement with respect to the sale of our wholly owned subsidiary, Semnur, and/or our SP-102 product candidate, under the terms of the letter of intent or otherwise.

As previously announced, our Board authorized our management to explore ways in which to maximize the value of Semnur and SP-102 (SEMDEXA™), the product candidate held by Semnur, for us and our stockholders, including by way of conducting a spin-off, merger, dividend, reclassification or other similar transaction. As previously disclosed, on July 2, 2024, we announced the signing of a letter of intent for a potential business combination of Semnur with Denali Capital Acquisition Corp., a Cayman Islands corporation (Nasdaq: DECA) (“Denali”). There is no assurance that we will enter into a definitive agreement with Denali or any other party with respect to the sale of Semnur and/or the SP-102 asset, whether under the terms of the letter of intent with Denali or otherwise. Even if we do enter into such definitive agreement, there is no assurance that any such transaction would be completed or that any such transaction will actually maximize the value of Semnur and/or the SP-102 asset for us or our stockholders.

Our business and operations would suffer in the event of a system failure.

While we have implemented and maintain security measures, our computer systems and those of our CROs and other contractors and consultants are vulnerable to computer viruses, unauthorized access, cybersecurity attacks, and other security incidents, including as perpetrated by hackers, or as the result of natural disasters, terrorism, war, or telecommunications or electrical failures. For example, there was a cyberattack on Change Healthcare in March 2024. We worked diligently with our co-pay savings card adjudicators to resolve the breakdown of processing of insurance claims by Change Healthcare, and restored the co-pay savings card processing for ZTlido and ELYXYB has been restored to normal operations. A material system failure or security breach, if such an event were to occur, could result in a material disruption of our product development programs or a loss of our trade secrets or other proprietary information. For example, the loss of clinical trial data from completed, ongoing, or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce such data. To the extent that any disruption or security breach were to result in the loss of or damage to our data or applications, or the unauthorized disclosure of confidential or proprietary information, including personal data, we could incur material legal liability or be the subject of legal claims, suffer damage to our reputation, lose or harm our intellectual property rights, and delay the continued research, development and commercial efforts of ZTlido, GLOPERBA, ELYXYB and our product candidates, if approved. If we are held liable for a claim against which we are not insured or for damages exceeding the limits of our insurance coverage, whether arising out of cybersecurity matters or some other matter, that claim could have a material adverse effect on our business, financial condition, and results of operations.

Further, a security incident or privacy violation that leads to the unauthorized acquisition, interruption, modification, loss, theft, corruption, interference, or other unauthorized disclosure of, or prevents access to, personal data, including patient data or other protected health information, could harm our reputation, compel us to comply with federal or state breach notification laws and foreign equivalents, subject us to mandatory corrective action, require us to verify the correctness of database contents, and otherwise subject us to liability under laws and regulations that protect personal data, resulting in increased costs or loss of revenue. Our ability to effectively manage and maintain our internal business information, and to ship products to customers and invoice them on a timely basis, depends significantly on our enterprise resource planning system and other information systems. Portions of our information technology systems may experience interruptions, delays, or cessations of service or produce errors in connection with ongoing systems implementation work. Cybersecurity attacks in particular are continually evolving and include, but are not limited to, malicious software, ransomware, attempts to gain unauthorized access to data under our custody or control, and other electronic security breaches that could lead to disruptions in systems, misappropriation of confidential or otherwise protected information, and corruption of data. If we are unable to prevent such cybersecurity attacks or privacy violations or implement satisfactory remedial measures, our operations could be disrupted, we may suffer loss of reputation, we may be the subject of governmental investigations, legal claims, or litigation, or we may incur financial loss or other regulatory penalties, each of which may not be covered by our insurance. In addition, these breaches and other unauthorized access to our systems can be difficult to detect, and any delay in identifying any such event may lead to increased harm of the type described above.

Risks Related to our Intellectual Property

Third-party claims of intellectual property infringement may prevent or delay our drug discovery and development efforts.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including PTO administrative proceedings, such as inter partes reviews, post-grant reviews, and reexamination proceedings before the PTO or oppositions and revocations and other comparable proceedings in foreign jurisdictions. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that the development and/or commercialization of ZTlido, GLOPERBA, ELYXYB or our product candidates may give rise to claims of infringement of the patent rights of others.

Despite safe harbor provisions for products prior to commercial launch, third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents, of which we are currently unaware, with claims to materials, formulations, methods of doing research, methods of manufacture or methods for treatment related to the use or manufacture of ZTlido, GLOPERBA, ELYXYB or our product candidates. Because patent applications can take many years to issue, there may be currently pending unpublished patent applications which may later result in issued patents that ZTlido, GLOPERBA, ELYXYB or our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that the use of our technologies infringes these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of ZTlido, GLOPERBA, ELYXYB or any of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtain a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable.

Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license, limit our uses, or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms, or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further commercialize ZTlido, GLOPERBA and ELYXYB, or develop and commercialize one or more of our product candidates. For example, Takeda Pharmaceuticals U.S.A., Inc. and Takeda Pharmaceutical Company Ltd. (together, “Takeda”) filed a complaint (the “Action”) against us and Scilex Pharma on November 6, 2023 in the U.S. District Court for the District of Delaware, alleging that our filing with the FDA of an application for approval of a proposed revision to the product label for our GLOPERBA product infringed certain Orange Book listed patents covering Takeda’s colchicine product, Colcrys®. Takeda sought an order that the effective date of any FDA approval of our labeling revision be no earlier than the expiration date of the asserted patents listed in the Orange Book, and such further and other relief as the court may deem appropriate. On March 7, 2024, we entered into a Settlement Agreement (the “Settlement Agreement”) with Takeda to resolve the Action and entered into a license agreement with Takeda pursuant to which Takeda granted a non-exclusive license to us and our affiliates of certain patents owned by Takeda. The Settlement Agreement was subject to review by the Federal Trade Commission and the U.S. Department of Justice, neither of which objected during the review period. After the expiration of the review period, the U.S. District Court for the District of Delaware entered a final consent judgment on May 3, 2024. See the section of this Quarterly Report on Form 10-Q titled “Legal Proceedings” for additional information regarding such proceedings. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, cease marketing ZTlido, GLOPERBA or ELYXYB, or developing our product candidates, limit our uses, pay royalties or redesign our infringing product candidates, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of ZTlido, GLOPERBA or ELYXYB or our product candidates, if approved. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further commercialize ZTlido, GLOPERBA or ELYXYB, or develop and commercialize one or more of our product candidates, which could harm our business, financial condition and results of operations significantly.

If we do not obtain patent term extension and data exclusivity for any of our product candidates we are developing or may develop, our business may be materially harmed.

Depending upon the timing, duration and conditions of any FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, and similar legislation in the European Union. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to exercise due diligence during the testing phase or regulatory review process, fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. Only one patent per approved product can be extended; the extension cannot extend the total patent term beyond 14 years from approval; and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for the applicable product candidate will be shortened, and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case, and our competitive position, business, financial condition, results of operations, and prospects could be materially harmed.

Risks Related to our Relationship with Sorrento

Our Executive Chairman may have actual or potential conflicts of interest because of his position with Sorrento.

Dr. Henry Ji, who is the Executive Chairman of our Board of Directors (the “Board”), is also a member of the board of directors of Sorrento, and serves as the President and Chief Executive Officer of Sorrento.

Service as an overlapping director or officer of Sorrento and us could create, or appear to create, conflicts of interest with respect to matters involving or affecting more than one of the companies to which Dr. Ji owes fiduciary duties. For example, these matters could relate to potential acquisitions of businesses or products, the development and ownership of technologies and product candidates, the sale of products, markets and other matters in which our best interest and the best interests of our stockholders may conflict with the best interests of Sorrento and its stockholders. In particular, it is possible that we may be precluded from participating in certain business opportunities that we might otherwise have participated in as those opportunities may be presented to Sorrento because Dr. Ji may deem such opportunities to have a greater benefit to Sorrento than to us.

In addition, Dr. Ji may own shares of Sorrento common stock, options to purchase shares of Sorrento common stock or other Sorrento equity awards. The holdings of such common stock, options or other equity awards of Sorrento may be significant for Dr. Ji compared to his total assets. Such ownership of any Sorrento equity or equity awards creates, or may create the appearance of, conflicts of interest when Dr. Ji is faced with decisions that could have different implications for Sorrento than the decisions have for us.

Any potential conflict that qualifies as a “related party transaction” (as defined in Item 404 of Regulation S-K under the Securities Act) is subject to review by our audit committee in accordance with our related person transaction policy. There can be no assurance that the terms of any such transactions will be as favorable to us or our stockholders as would be the case where there are no overlapping officers or directors.

Risks Related to Ownership of our Common Stock

The market price of our Common Stock may fluctuate significantly, and investors in our Common Stock may lose all or a part of their investment.

The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. For example, from November 11, 2022 (the first trading day following the closing of the Business Combination) to August 9, 2024, our closing stock price ranged from $0.75 to $14.80. The market price of our Common Stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

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our ability to commercialize ZTlido, GLOPERBA, ELYXYB or our product candidates, if approved;
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legal disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for ZTlido, GLOPERBA, ELYXYB or our product candidates, government investigations and the results of any proceedings or lawsuits, including, but not limited to, patent or stockholder litigation;
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Sorrento’s voluntary proceedings under Chapter 11 of the United States Bankruptcy Code;
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extension of the lock-up restriction by court order in the Chapter 11 Cases on the 76,000,000 shares of our Common Stock that were previously distributed by Sorrento to Sorrento equityholders as a dividend;
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announcements of the introduction of new products by our company and our competitors;
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issuances of debt or equity securities;
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market conditions and trends in the pharmaceutical and biotechnology sectors;
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overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;
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trading volume of our Common Stock;
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ineffectiveness of our internal controls; and
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other events or factors, many of which are beyond our control.

See the risk factor titled “If our operations and performance do not meet the expectations of investors or securities analysts, the market price of our securities may decline” in our Annual Report on Form 10-K for more factors affecting the trading price of our securities. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our Common Stock.

The equity markets in general have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our Common Stock. Further, price volatility of our Common Stock might worsen if the trading volume of our Common Stock is low. Although we have had periods of high-volume daily trading in our Common Stock, generally our stock is thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. If an active trading market for our Common Stock does not continue, the price of our Common Stock may be more volatile and it may be more difficult and time consuming to complete a transaction in our Common Stock, which could have an adverse effect on the realized price of our Common Stock. In addition, an adverse development in the market price for our Common Stock could negatively affect our ability to issue new equity to fund our activities.

Future sales, or the perception of future sales, of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our Common Stock, the trading price of our Common Stock could decline and it could impair our ability to raise capital through the sale of additional equity securities.

On December 30, 2022, Sorrento announced that its board of directors authorized Sorrento to dividend to Sorrento equityholders of record as of January 9, 2023 an aggregate of 76,000,000 shares of our Common Stock that were held by Sorrento (the “Dividend Shares”). Such shares were initially subject to a lock-up restriction prohibiting the sale, pledge or other transfer until May 11, 2023. Such lock-up restriction was extended to March 31, 2024 by court order in the Chapter 11 Cases, and on March 26, 2024, the Bankruptcy Court approved a motion to extend the lock-up period of the Dividend Shares to the earlier of (i) September 30, 2024 or (ii) the date on which Sorrento and its Official Committee of Unsecured Creditors agree in writing or on the record in the Chapter 11 Cases that certain claims that may be asserted in potential litigation to avoid Sorrento’s distribution of Dividend Shares and to recover such Dividend Shares should not be pursued, or on such date that the Bankruptcy Court deems just and proper.

As the restrictions on resale end, the market price of shares of our Common Stock could drop significantly if the holders of these shares of Common Stock sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Common Stock or other securities.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to ZTlido or our product candidates.

We may issue additional equity securities to fund future expansion and pursuant to equity incentive or employee benefit plans. We may also issue additional equity for other purposes. These securities may have the same rights as our Common Stock or, alternatively, may have dividend, liquidation or other preferences to our Common Stock. The issuance of additional equity securities, whether upon the ATM Sales Agreement, dated as of December 22, 2023, between us and B. Riley Securities, Inc., Cantor Fitzgerald & Co. and H.C. Wainwright & Co., LLC (pursuant to which we may sell up to $170 million of shares of our Common Stock, as more fully described elsewhere in this Quarterly Report on Form 10-Q) or otherwise, will dilute the holdings of existing stockholders and may reduce the share price of our Common Stock.

Pursuant to the Scilex Holding Company 2022 Equity Incentive Plan (the “Equity Incentive Plan”), which became effective on November 9, 2022, we are authorized to grant equity awards to our employees, directors and consultants. In addition, pursuant to the Scilex Holding Company 2022 Employee Stock Purchase Plan (the “ESPP”), which became effective on November 9, 2022, we are authorized to sell shares to our employees. Further, pursuant to the Scilex Holding Company 2023 Inducement Plan (the “Inducement Plan”), which was adopted on January 17, 2023, we are authorized to grant equity awards to individuals as a material inducement to join the Company. A total of 20,129,644 (which number of shares accounts for the automatic annual increase on January 1, 2024), 4,476,601 (which number of shares accounts for the annual increase on January 1, 2024) and 1,400,000 shares of our Common Stock have been reserved for future issuance under the Equity Incentive Plan, the ESPP and the Inducement Plan,

respectively. In addition, the Equity Incentive Plan and ESPP provide for annual automatic increases in the number of shares reserved thereunder, in each case, beginning on January 1, 2023. As a result of such annual increases, our stockholders may experience additional dilution, which could cause the price of our Common Stock to fall.

Pursuant to the Amended and Restated Registration Rights Agreement, dated as of November 10, 2022, by and among us, Vickers Venture Fund VI Pte Ltd, Vickers Venture Fund VI (Plan) Pte Ltd, Sorrento Therapeutics, Inc. and certain security holders set forth on the signature pages thereto (the “Registration Rights Agreement”), which was entered into in connection with the Business Combination, certain stockholders of Vickers and Legacy Scilex can each demand that we register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities. In addition, we are required to file and maintain an effective registration statement under the Securities Act covering such securities and certain of our other securities. We have filed a registration statement on Form S-1 (File No. 333-268603) which was initially declared effective by the SEC on December 27, 2022, in order to satisfy these obligations. The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by the Registration Rights Agreement and the Merger Agreement. The presence of these additional shares of our Common Stock trading in the public market may have an adverse effect on the market price of our securities.

If we raise additional funds through collaboration, licensing or other similar arrangements, we may have to relinquish valuable rights to ZTlido, GLOPERBA, ELYXYB or our product candidates, or grant licenses on terms unfavorable to us. If adequate funds are not available, our ability to achieve profitability or to respond to competitive pressures would be significantly limited and we may be required to delay, significantly curtail or eliminate the development of our product candidates.

We are no longer a “controlled company” under the corporate governance rules of Nasdaq. However, during the applicable phase-in periods, we may rely on exemptions from certain corporate governance requirements, which may limit the presence of independent directors on our Board or committees of our Board.

Previously, Sorrento beneficially owned, in the aggregate, more than 50% of the combined voting power for the election of our Board. However, on September 21, 2023, in connection with the Scilex-Oramed SPA, we and Sorrento entered into and consummated the transactions contemplated by that certain Stock Purchase Agreement, dated as of such date, pursuant to which, among other things, we purchased from Sorrento (i) 60,068,585 shares of Common Stock, (ii) 29,057,097 shares of Series A Preferred Stock, and (iii) warrants exercisable for 4,490,617 shares of Common Stock, each with an exercise price of $11.50 (which constitutes the entirety of the holdings of our capital stock that was held by Sorrento, other than the 1,917,210 additional shares of Common Stock held by Sorrento in abeyance for the benefit of certain holders of warrants to purchase shares of common stock of Sorrento) ((i) through (iii) collectively, the “Purchased Securities”, and such transactions, the “Equity Repurchase Transaction”). As a result of the consummation of the Equity Repurchase Transaction, Sorrento no longer controls a majority of the voting power of our outstanding capital stock and at such time we ceased to be a “controlled company” within the meaning of Nasdaq’s corporate governance standards. As a result, we are subject to additional corporate governance requirements, including the requirements that (i) a majority of our Board consists of independent directors, (ii) our Board has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) director nominees must be selected or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Nasdaq Listing Rules provide for phase-in periods for these requirements (including that each such committee consist of a majority of independent directors within 90 days of no longer being a “controlled company”), but we must be fully compliant with the requirements within one year of the date on which we cease to be a “controlled company.”

As of June 30, 2024, a majority of the directors on our Board are independent, and each of the directors serving on our audit, nominating and corporate governance and compensation committees are independent. We also adopted formal written charters for each of our audit, nominating and corporate governance, and our compensation committees at the closing of the Business Combination. While as of June 30, 2024, we are in compliance with the additional Nasdaq corporate governance requirements listed above, we may be unable to retain the number of independent directors needed to comply with such rules during the transition period. Moreover, until we are fully subject to these requirements, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Our Warrants are exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of June 30, 2024, outstanding SPAC Warrants (as defined below) to purchase an aggregate of 10,958,309 shares of our Common Stock are exercisable in accordance with the terms of the Warrant Agreement (the “Warrant Agreement”), dated as of January 6, 2021, between Continental Stock Transfer & Trust Company, as warrant agent, and Vickers, governing those securities. The exercise price of these SPAC Warrants is $11.50 per share. “SPAC Warrants” means (i) the redeemable warrants that were included in the Units (each of which consisted of one Vickers ordinary share and one-half of one redeemable warrant) that entitle the holder of each whole warrant to purchase one Vickers ordinary share at a price of $11.50 per share (the “Public Warrants”), and (ii) the 6,840,000 warrants sold in a private placement to Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd consummated on January 11, 2021 (of which 2,736,000 were subsequently forfeited and 3,104,000 were transferred to Sorrento, in each case in connection with the Business Combination) (the “Private Warrants”).

As of June 30, 2024, (i) none of the outstanding Penny Warrants to purchase an aggregate of 13,000,000 shares of our Common Stock are exercisable under the terms thereof, the exercise price of which is $0.01 per share; (ii) outstanding Firm Warrants to purchase an aggregate of 5,882,352 shares of our Common Stock are exercisable under the terms thereof, the exercise price of which is $1.70 per share; (iii) outstanding Representative Warrants to purchase an aggregate of 470,588 shares of our Common Stock are exercisable under the terms thereof, the exercise price of which is $2.125 per share and (iv) outstanding Deposit Warrant to purchase an aggregate of 3,250,000 shares of our Common Stock are exercisable under the terms thereof, the exercise price of which is $1.20 per share.

As described above, on April 23, 2024, the Company issued RDO Common Warrants to purchase an aggregate of 15,000,000 shares of Common Stock, the exercise price of which is $1.10 per share, and Placement Agent Warrants to purchase an aggregate of 1,200,000 shares of Common Stock, the exercise price of which is $1.25 per shares. The RDO Common Warrants and the Placement Agent Warrants become exercisable on the six-month anniversary of the date of issuance.

To the extent the SPAC Warrants, the Penny Warrants, the Firm Warrants, the Representative Warrants, the Deposit Warrant, the RDO Common Warrants and/or the Placement Agent Warrants (collectively, the “Warrants”) are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market, or the fact that such Warrants may be exercised, could adversely affect the prevailing market prices of our Common Stock. With respect to the SPAC Warrants, there is no guarantee that the SPAC Warrants will ever be in the money prior to their expiration, and as such, the SPAC Warrants may expire worthless. See below risk factor, “The SPAC Warrants may never be in the money, they may expire worthless and the terms of the SPAC Warrants may be amended in a manner adverse to a holder if holders of a majority of the then-outstanding SPAC Warrants approve of such amendment.”

The SPAC Warrants may never be in the money, they may expire worthless and the terms of the SPAC Warrants may be amended in a manner adverse to a holder if holders of a majority of the then-outstanding SPAC Warrants approve of such amendment.

As of June 30, 2024, the exercise price for our SPAC Warrants is $11.50 per share of Common Stock. On August 9, 2024, the closing price of our Common Stock on the Nasdaq Capital Market was $1.27. If the price of our shares of Common Stock remains below $11.50 per share, which is the exercise price of our SPAC Warrants, we believe our warrant holders will be unlikely to cash exercise their SPAC Warrants, resulting in little or no cash proceeds to us. There is no guarantee that our SPAC Warrants will be in the money prior to their expiration and, as such, our SPAC Warrants may expire worthless.

In addition, the SPAC Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the SPAC Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of a majority of the then-outstanding SPAC Warrants to make any change that adversely affects the interests of the registered holders of

SPAC Warrants. Accordingly, we may amend the terms of the SPAC Warrants in a manner adverse to a holder if holders of a majority of the then-outstanding SPAC Warrants approve of such amendment. Although our ability to amend the terms of the SPAC Warrants with the consent of majority of the then-outstanding SPAC Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the SPAC Warrants, convert the SPAC Warrants into cash, shorten the exercise period, or decrease the number of shares of our Common Stock purchasable upon exercise of a SPAC Warrant.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

Recent Sales of Unregistered Securities

On June 18, 2024, we issued a warrant to purchase up to an aggregate of 3,250,000 shares of Common Stock (the “Deposit Warrant”) pursuant to the Commitment Letter that we entered into with FSF 33433 LLC, a Delaware limited liability company, on June 11, 2024. The exercise price of the Deposit Warrant is $1.20 per share. We will receive up to $3.9 million from the exercise of the Deposit Warrant, assuming the exercise in full of the Deposit Warrant for cash. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Commitment Letter”.

On July 1, 2024, we issued 10,000,000 shares of Common Stock (the “Retainer Shares”) to a law firm, pursuant to a stock issuance agreement dated as of such date, as a retainer for legal services to be provided by such law firm to us and our subsidiaries following such date, and as payment for prior services provided to us, to be held by such law firm until such time as the Retainer Shares are applied against the outstanding legal fees or returned to us, in each case in accordance with the terms of such agreement.

On July 16, 2024, we issued a warrant to purchase up to an aggregate of 250,000 shares of Common Stock (the “Fee Warrant”, together with the Deposit Warrant, the “Perigrove Warrants”) pursuant to the Letter Agreement that we entered into with IVI 66766 LLC, a Delaware limited liability company, on July 16, 2024. The exercise price of the Fee Warrant is $1.20 per share. We will receive up to $0.3 million from the exercise of the Fee Warrant, assuming the exercise in full of the Fee Warrant for cash.

Each of the issuance of the Perigrove Warrants and the Retainer Shares was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

During the fiscal quarter ended June 30, 2024, none of our directors or officers (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) adopted or terminated any contract, instruction or written plan for the purchase or sale of our securities that was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) or any “non-Rule 10b5-1 trading arrangement,” as defined in Item 408(a) of Regulation S-K.

Item 6. Exhibits.

Exhibit Number	Description

2.1#

Agreement and Plan of Merger, dated as of March 18, 2019, by and among Scilex Holding Company, Sigma Merger Sub, Inc., Semnur Pharmaceuticals, Inc., Fortis Advisors LLC, solely as the representative of the Equityholders and, solely with respect to Section 1.8(a), Section 3.11 and Article X, Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

2.2

Amendment No. 1 to Agreement and Plan of Merger, dated as of August 7, 2019, by and among Semnur Pharmaceuticals, Inc., Scilex Holding Company, Sigma Merger Sub, Inc., Fortis Advisors, LLC, solely as the representative of the Equityholders and, solely with respect to Section 1.8(a), 3.11 and Article X of the Agreement and Plan of Merger, Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.2 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on October June 27, 2022).

2.3#

Bill of Sale and Assignment and Assumption Agreement, dated May 12, 2022, by and between Scilex Holding Company and Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.3 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

2.4^#

Asset Purchase Agreement, dated April 23, 2021, between Sorrento Therapeutics, Inc. and Aardvark Therapeutics, Inc., as assumed by Scilex Holding Company on May 12, 2022, pursuant to the Bill of Sale and Assignment and Assumption Agreement, dated as of such date, by and between Scilex Holding Company and Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.4 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

2.5#

Agreement and Plan of Merger, dated as of March 17, 2022, by and among Vickers Vantage Corp. I, Vickers Merger Sub, Inc. and Scilex Holding Company (incorporated by reference to Exhibit 2.1 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on March 21, 2022).

2.6#

Amendment No. 1 to Agreement and Plan of Merger, dated as of September 12, 2022, by and among Vickers Vantage Corp. I, Vickers Merger Sub, Inc. and Scilex Holding Company (incorporated by reference to Exhibit 2.1 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on September 14, 2022).

3.1

Restated Certificate of Incorporation of Scilex Holding Company (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

3.2	Certificate of Designations of Scilex Holding Company (incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

3.3	Bylaws of Scilex Holding Company (incorporated by reference to Exhibit 3.3 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

4.1

Warrant Agreement, dated as of January 6, 2021, by and between Vickers Vantage Corp. I and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on January 11, 2021).

4.2

Specimen Warrant Certificate of Scilex Holding Company (f/k/a Vickers Vantage Corp. I) (incorporated by reference to Exhibit 4.3 of Vickers’s Form S-1 (File No. 333-251352), filed with the SEC on December 15, 2020).

4.3

Senior Secured Promissory Note issued to Oramed Pharmaceuticals Inc. on September 21, 2023 (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on September 26, 2023).

4.4

Form of Scilex Holding Company Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on September 26, 2023).

4.5	Form of Common Warrant (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on March 5, 2024).

4.6	Form of Representative Warrant (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on March 5, 2024).

Exhibit Number	Description
4.7	Form of Common Warrant (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on April 25, 2024).

4.8	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on April 25, 2024).

4.9

Warrant to Purchase Common Stock, issued to FSF 33433 LLC on June 18, 2024 (incorporated by reference to Exhibit 4.8 of our Registration Statement on Form S-3 (File No. 333-280882), filed with the SEC on July 18, 2024).

10.1

Form of Securities Purchase Agreement, dated April 23, 2024, by and between Scilex Holding Company and the purchaser party thereto. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on April 25, 2024).

10.2

Commitment Side Letter, dated June 11, 2024, by and between Scilex Holding Company and FSF 33433 LLC. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on June 12, 2024).

31.1+	Certification of Jaisim Shah, Principal Executive Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2+	Certification of Stephen Ma, Principal Financial Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1+	Certification of Jaisim Shah, Principal Executive Officer, and Stephen Ma, Principal Financial Officer, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS+	Inline XBRL Instance Document.

101.SCH+	Inline XBRL Taxonomy Extension Schema Document.

101.CAL+	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF+	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB+	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE+	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104+	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

+ Filed herewith.

^ Certain identified information has been omitted pursuant to Item 601(b)(10) of Regulation S-K because such information is both (i) not material and (ii) information that the Registrant treats as private or confidential. The Registrant hereby undertakes to furnish supplemental copies of the unredacted exhibit upon request by the SEC.

# Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

August 13, 2024	Scilex Holding Company

	By:	/s/ Jaisim Shah
Jaisim Shah Chief Executive Officer and President (Principal Executive Officer)

August 13, 2024

	By:	/s/ Stephen Ma
Stephen Ma Chief Financial Officer (Principal Financial Officer)

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

Pursuant to Rule 13a-14(a) adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Jaisim Shah, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Scilex Holding Company;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Jaisim Shah
Jaisim Shah Chief Executive Officer and President (Principal Executive Officer)

Dated: August 13, 2024

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

Pursuant to Rule 13a-14(a) adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Stephen Ma, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Scilex Holding Company;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Stephen Ma
Stephen Ma Chief Financial Officer

Dated: August 13, 2024

Exhibit 32.1

CERTIFICATIONS OF PRINCIPAL EXECUTIVE OFFICER AND

PRINCIPAL FINANCIAL OFFICER PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906 OF THE

SARBARNES-OXLEY ACT OF 2002

Each of the undersigned, in his or her capacity as the principal executive officer and principal financial officer of Scilex Holding Company (the “Company”), as the case may be, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that, to the best of his or her knowledge:

1. This Quarterly Report on Form 10-Q for the period ended June 30, 2024 (this “Quarterly Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

2. The information contained in this Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by this Quarterly Report.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission (“SEC”) or its staff upon request.

This certification accompanies the Quarterly Report on Form 10-Q to which it relates, is not deemed filed with the SEC for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act (whether made before or after the date of this Quarterly Report), irrespective of any general incorporation language contained in such filing.

Date: August 13, 2024	/s/ Jaisim Shah
Jaisim Shah Chief Executive Officer and President (Principal Executive Officer)

Date: August 13, 2024	/s/Stephen Ma
Stephen Ma Chief Financial Officer (Principal Financial Officer)